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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of New Frontier Media, Inc.:

        We hereby notify you that the annual meeting of shareholders of New Frontier Media, Inc., a Colorado corporation (the "Company"), will be held on August 23, 2010 at 9:00 a.m. (Mountain Daylight Time), at the Company's principal executive offices at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301 for the following purposes:

  •
  to elect six directors to the board of directors to hold office until our next annual meeting of shareholders and until their successors are elected;

  •
  to approve the Company's 2010 Equity Incentive Plan;

  •
  to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for our fiscal year ending March 31, 2011; and

  •
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. The board of directors has fixed the close of business on July 9, 2010 as the record date for determining those shareholders who are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. You or your agent may after proper written demand examine a list of the shareholders of record as of the close of business on July 9, 2010 for any proper purpose beginning two business days after the date hereof at the offices of the Company located at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. The list will also be made available for inspection at the meeting.

YOUR VOTE IS IMPORTANT

        Even if you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided so that your vote will be counted if you later decide not to attend the meeting. No postage is required if the proxy card is mailed in the United States.

By order of the board of directors,
Michael Weiner Chief Executive Officer and Secretary

Boulder, Colorado
July 16, 2010

7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

PROXY STATEMENT

 GENERAL INFORMATION
INFORMATION ABOUT PROXY SOLICITATION

        This proxy statement is being furnished to holders of shares of common stock, $.0001 par value per share, of New Frontier Media, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies on behalf of the board of directors of the Company for use at the annual meeting of shareholders to be held on August 23, 2010 at 9:00 a.m. (Mountain Daylight Time), at the Company's principal executive offices at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, and at any adjournment or postponement of the meeting. The purpose of the meeting and the matters to be acted on are stated in the accompanying notice of annual meeting of shareholders. The board of directors knows of no other business that will come before the meeting.

        The notice of annual meeting, proxy statement, and proxy card are being mailed and otherwise made available via the internet to shareholders on or about July 19, 2010. The Company will bear the cost of its solicitation of proxies. The original solicitation of proxies may be supplemented by personal interview, telephone, or facsimile by the directors, officers, or employees of the Company, who will receive no additional compensation for such services. Arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and the Company will reimburse those custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

        The board of directors is soliciting votes FOR each of the Company's nominees for election to the board of directors, FOR approval of the Company's 2010 Equity Incentive Plan, and FOR ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 23, 2010

The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended March 31, 2010 are available at www.proxyvote.com.

 INFORMATION ABOUT VOTING

Q:    Why am I receiving these materials?

A:
The board of directors is providing these proxy materials for you in connection with the Company's annual meeting of shareholders, which is scheduled to take place on August 23, 2010. As a shareholder of record as of July 9, 2010, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement.

Q:    What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and executive officers, and other required information, including the Company's annual report attached as Appendix A.

Q:    What items will be considered and voted on at the annual meeting?

A:
The three items scheduled to be voted on at the annual meeting are (1) election of directors; (2) approval of the Company's 2010 Equity Incentive Plan; and (3) ratification of our audit committee's selection of our independent registered public accounting firm for the fiscal year ending March 31, 2011. We will also consider any other business that properly comes before the annual meeting.

Q:    How does the board of directors recommend that I vote?

A:
The board of directors recommends that you vote your shares FOR each of the nominees to the board of directors on the proxy card included with this proxy statement, FOR the approval of the Company's 2010 Equity Incentive Plan, and FOR ratification of the independent registered public accounting firm.

Q:    What shares can I vote?

A:
You may vote or cause to be voted all shares of common stock owned by you as of the close of business on July 9, 2010, the record date. These shares include (1) shares held directly in your name as a shareholder of record; and (2) shares held for you, as the beneficial owner, through a broker or other nominee, such as a bank.

Q:    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most shareholders of the Company hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

  If your shares are registered directly in your name with the Company's transfer agent, Corporate Stock Transfer, Inc., you are considered, with respect to those shares, the shareholder of record and these proxy materials are being provided to you by the Company for your personal use. As the shareholder of record, you have the right to grant your voting proxy directly as described herein or to vote in person at the meeting. The board of directors has enclosed a proxy card for you to use to grant a voting proxy to the named proxies.

  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being provided to you by your broker or nominee together with a voting instruction card, the latter of which is for your personal use. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the meeting unless you obtain from the broker or nominee that holds directly your shares a valid proxy giving you the right to vote the shares. Your broker or nominee should have enclosed or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

Q:    May I attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you were a shareholder of the Company as of the close of business on July 9, 2010, or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a record holder but hold shares beneficially through a broker or nominee (that is, in "street name"), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to July 9, 2010, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting. The annual meeting will begin promptly at 9:00 a.m. (Mountain Daylight Time). Check-in will begin at 8:00 a.m. You should allow ample time for the check-in procedures.

Q:    How can I vote my shares in person at the annual meeting?

A:
You may vote by ballot in person at the annual meeting any shares that you hold as the shareholder of record. You may only vote in person shares held in street name if you obtain from the broker or nominee that holds your shares of record a valid proxy giving you the right to vote the shares.

Q:    How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may, without attending the meeting, direct how your shares are to be voted. If you are a shareholder of record, you may cause your shares to be voted as you instruct by granting a proxy to the proxies named herein. If you hold shares in street name, you may cause your shares to be voted as you instruct by submitting voting instructions to your broker or nominee. Each record holder of the Company's common stock may appoint a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope. Each shareholder who holds shares in street name may vote by mail by completing, signing, and dating a voting instruction card provided by the broker or nominee and following the other instructions of your broker or nominee. You may also vote by internet and telephone by following the instructions for such voting on the proxy card accompanying this proxy statement.

Q:    Can I change my vote?

A:
You may change your vote at any time prior to the closing of the voting polls at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person. You may revoke your vote by sending a written notice of revocation to New Frontier Media, Inc., attn: Corporate Secretary, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.

Q:    Can I revoke my proxy?

A:
You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate secretary in writing, or deliver to our corporate secretary a duly executed proxy bearing a later date. You may also revoke your proxy by appearing at the meeting in person and voting your shares. Attendance at the meeting will not, by itself, revoke a proxy.

Q:    Who can help answer my questions?

A:
If you have any questions about the annual meeting, including about how to obtain directions to be able to attend the meeting and vote in person, or how to vote or revoke your proxy, or if you need additional copies of this proxy statement or voting materials, you should contact Mr. Marc Callipari, General Counsel, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, (303) 444-0900; mcallipari@noof.com.

Q:    How are votes counted?

A:
In the election of directors, you may vote FOR all of the six nominees or you may direct your vote to be WITHHELD with respect to one or more of the six nominees. With respect to the proposals to approve the Company's 2010 Equity Incentive Plan and ratify the selection of the independent registered public accounting firm, you may vote FOR, AGAINST, or ABSTAIN. If you vote ABSTAIN, it has the same effect as a vote AGAINST. If you provide specific instructions, your shares will be voted as you instruct. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders.

  Proposals presented at shareholder meetings are either classified among brokers as routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the beneficial owner of the shares. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when, for example, the broker or other entity is able to vote without receiving voting instructions on at least one proposal because it is routine but unable to vote on another proposal because it is non-routine. The proposal to ratify the selection of the independent registered public accounting firm is a routine item, but the election of directors in an uncontested election is a non-routine item. This means that brokers or other entities who do not receive voting instructions from beneficial owners as to how to vote their shares with regard to the proposal to ratify the selection of the independent registered public accounting firm may exercise voting discretion, but they may not exercise voting discretion with regard to the election of directors. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on with respect to the election of directors, even if you wish to vote as recommended by the board of directors.

Q:    What is a quorum and why is it necessary?

A:
Conducting business at the meeting requires a quorum. The presence, either in person or by proxy, of the holders of one-third of the Company's shares of common stock outstanding on July 9, 2010 is necessary to constitute a quorum. Withheld votes and abstentions are treated as present for purposes of determining whether a quorum exists. Broker non-votes (which may result when your shares are held in "street name" and you do not instruct the nominee how to vote your shares on non-discretionary matters) are not relevant in determining whether a quorum is present at the meeting.

Q:    What is the voting requirement to approve each of the proposals?

A:
In the election of directors, the six nominees receiving the highest number of FOR votes at the annual meeting will be elected. Accordingly, withheld votes and broker non-votes have no effect on the election of any nominee. You do not have the right to cumulate your votes.

  Approval of the 2010 Equity Incentive Plan requires the affirmative FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions and broker non-votes on this proposal will have the same effect as a vote against the proposal.

  Ratification of the independent auditors requires the affirmative FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions and broker non-votes on this proposal will have the same effect as a vote against the proposal.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.

Q:    Where can I find the voting results of the annual meeting?

A:
We expect to announce preliminary voting results at the annual meeting and intend to publish final results in a current report on Form 8-K within four business days after the annual meeting of shareholders.

Q:    What happens if additional matters are presented at the annual meeting?

A:
Other than the items to be considered at the meeting as described in this proxy statement, we are not aware of any other item to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Weiner, Chief Executive Officer and Secretary, and Callipari, General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director at the meeting, the persons named as proxy holders will vote your proxy for any one or more other candidates nominated by the board of directors to replace such candidate or candidates, if any.

Q:    How many shares are outstanding and how many votes is each share entitled?

A:
Each share of the Company's common stock issued and outstanding as of the close of business on July 9, 2010, the record date, is entitled to one vote on all items being voted at the annual meeting. On the record date, 19,432,317 shares of common stock were issued and outstanding.

Q:    Who will count the votes?

A:
One or more inspectors of election will tabulate the votes. We expect that each inspector of election will be a representative of Broadridge Financial Solutions, Inc. or one of its affiliated entities.

Q:    Is my vote confidential?

A:
Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to anyone else, except (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; or (3) to facilitate a successful proxy solicitation.

Q:    Who will bear the cost of soliciting votes for the annual meeting?

A:
The board of directors is making this solicitation on behalf of the Company, which will pay the entire cost of preparing, assembling, posting on the internet, printing, mailing, and distributing these proxy materials. Certain of our directors, officers, and employees, without any additional compensation, may also solicit your vote in person, by telephone, or by electronic communication. On request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. We have also engaged the Altman Group, a consulting firm with a professional proxy solicitation division, to assist us in soliciting proxies from shareholders. The fees and related costs of the Altman Group will also be borne by the Company.

Q:    May I propose actions for consideration at next year's annual meeting of shareholders?

A:
You may submit proposals for consideration at future shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, however, the written proposal must be received by the Company no later than March 21, 2011. Such proposals also will need to comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Any shareholder proposals submitted to us for consideration at our 2011 annual meeting but that are not submitted for inclusion in our proxy statement and related form of proxy must be delivered to our corporate secretary at our principal executive offices on or prior to June 4, 2011. Proposals delivered to us after that date will be considered by us to be untimely and not eligible for proper consideration at the 2011 annual meeting of shareholders.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        The board of directors, based on the recommendation of its nominations committee, has nominated for election as director each of the individuals identified below, all of whom are incumbent directors. The information provided below under the caption "Consideration of Director Nominees—Director Qualifications and Diversity" beginning on page 13 of this proxy statement contains information about the leadership skills and other experiences that caused the nominations committee and the board of directors to determine that the nominees should serve as directors of the Company. The board of directors recommends that you vote your shares FOR the election of each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Michael Weiner	69	Chairman, Chief Executive Officer and Secretary	1995
Melissa Hubbard(2)	51	Director	2002
Alan Isaacman(3)	68	Director	1999
David Nicholas(2)	55	Director	2002
Hiram J. Woo(1)(2)	75	Director	2001
Walter Timoshenko(1)(3)	47	Director	2007

(1)
Member of the compensation committee

(2)
Member of the audit committee

(3)
Member of the nominations committee

        It is the intention of the persons named in the accompanying proxy card to vote all shares of common stock for which they have been granted a proxy FOR the election of each of the nominees, each to serve as a director until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified. All the nominees have consented to being named in this proxy statement and to serve as a director if elected. At the time of the annual meeting, if any of the nominees named above is not available to serve as director (an event that the board of directors does not currently have any reason to anticipate), all proxies will be voted for any one or more other persons that the board of directors nominates in lieu of the unavailable nominee. The board of directors believes that it is in the best interests of the Company to elect all of the above nominees.

INFORMATION ABOUT THE NOMINEES

        MICHAEL WEINER.    Mr. Weiner was appointed President of New Frontier Media, Inc. in February 2003 and was then appointed to the position of Chief Executive Officer in January 2004. Prior to being appointed President, he held the title of Executive Vice President and co-founded the Company. As Executive Vice President, Mr. Weiner oversaw content acquisitions, network programming, and all contract negotiations related to the business affairs of the Company. In addition, he was instrumental in securing over $20 million to finance the infrastructure build-out and key library acquisitions necessary to launch the Company's seven television networks. Mr. Weiner's experience in entertainment and educational software began with the formation of Inroads Interactive, Inc. in May 1995. Inroads Interactive, based in Boulder, Colorado, was a reference software publishing company dedicated to aggregating still picture, video, and text to create interactive, educational-based software. Among Inroad Interactive's award winning releases were titles such as Multimedia Dogs, Multimedia

Photography, and Exotic Pets. These titles sold over 1 million copies throughout the world through its affiliate label status with Broderbund Software and have been translated into ten different languages. Mr. Weiner was instrumental in negotiating the sale of Inroads Interactive to Quarto Holdings PLC, a UK-based book publishing concern. Prior to this, Mr. Weiner was in the real estate business for 20 years, specializing in shopping center development and redevelopment in the southeast and northwest United States. He was involved as an owner, developer, manager, and syndicator of real estate in excess of $250 million.

        MELISSA HUBBARD.    Since 2004, Ms. Hubbard has served as outside general counsel to several investment banking and technology-related companies based in Colorado, California, Texas and New York, advising them on corporate, securities, licensing, compliance, employment, real estate, and franchise issues. In addition, since the early 1990s she has served as either an arbitrator or mediator in over 250 cases administered by the American Arbitration Association (AAA) and the Financial Industry Regulatory Authority (FINRA). Ms. Hubbard has also been appointed to numerous special arbitration panels set up by the AAA, the Federal Trade Commission, the Federal Communications Commission, and the Securities and Exchange Commission. From 2001 until 2004, Ms. Hubbard served as a partner in the business law group of Berenbaum & Weinshienk, LLC, in Denver, Colorado and as Senior Vice President and General Counsel of Keating Investments, LLC, a broker-dealer and investment banking firm in Denver, Colorado. From 1992 through June 2001, Ms. Hubbard served as Senior Vice President and General Counsel of Daniels & Associates, L.P. (now known as RBC Daniels L.P.), and an advisor to its executive committee. Located in Denver, Colorado, RBC Daniels is a leader in mergers and acquisitions and financial services to the cable, telecommunications, media, technology and internet industries worldwide. Prior to that, she was a partner in the corporate/securities group of Holland & Hart LLP, one of the largest Denver, Colorado based law firms in the Rocky Mountain region. She is the past co-chair of the Colorado Bar Association Communications Law Section. She received her A.B. with high honors from Stanford University in 1980 and attended Georgetown Law School and the University of Colorado Law School, from which she received her J.D. in 1983. In 2010, Ms. Hubbard received the Distinguished Alumni in Private Practice Award from the University of Colorado Law School.

        ALAN ISAACMAN.    Since 1993, Mr. Isaacman has been a senior member of Isaacman, Kaufman & Painter, P.C., a Los Angeles, California law firm. Mr. Isaacman is a renowned litigation attorney representing general corporate clients as well as clients from the media and entertainment industries. He is considered an expert on First Amendment rights and has experience in areas of copyright, antitrust, securities, right to privacy, and general entertainment law. Mr. Isaacman has successfully defended clients on First Amendment cases throughout the judicial system up to and including the Supreme Court of the United States. Mr. Isaacman received his undergraduate degree at Penn State University and received his law degree from Harvard University Law School. He is a Fellow of the American College of Trial Lawyers and is included in the Best Lawyers in America.

        DAVID NICHOLAS.    Since March 2010, Mr. Nicholas has served as Vice President/General Manager of the CATV Division of Cheetah Technologies, a privately held company specializing in HFC network performance and monitoring. From April 2008 to March 2010, Mr. Nicholas served as Vice President of Sales for the CATV Division of Symmetricom, Inc. (NASDAQ: SYMM), a supplier of timing and synchronization hardware, software and services for the telecommunications, government and enterprise markets. From November 2006 to April 2008, Mr. Nicholas served as Vice President/General Manager of BigBand Networks, a privately held company specializing in developing innovative solutions that allow cable television operators to deliver enhanced video. From March 2005 to November 2006, Mr. Nicholas was the Senior Vice President of Strategic Sales for Xtend Networks, a division of Vyyo, Inc., an Atlanta, Georgia based provider of solutions that expands bandwidth of hybrid fiber coax networks. From February 2004 until March 2005, Mr. Nicholas was Vice President of Sales for N2 Broadband, Inc., a provider of open-platform solutions that allow cable network operators and content providers to offer on-demand services like video-on-demand ("VOD"). From January 2000 until February 2004, Mr. Nicholas was Vice President of Worldwide Sales for Concurrent Computer Corporation ("Concurrent"). In that position, he was responsible for creating and implementing VOD business strategies, overseeing sales and support services, and negotiating contracts with Concurrent's major customers, such as Comcast Corporation, Time Warner, Inc., and Charter Communications, Inc. Prior to joining Concurrent, Mr. Nicholas was Executive Vice President of the Industrial Systems Division of Pioneer Electronics Corporation from 1995 to 1999, where he played a lead role in securing a major contract with Time Warner, Inc. to supply its digital set top boxes.

        HIRAM J. WOO.    Since February 2004, Mr. Woo's major emphasis has been the resumption of his position as President of Regal Financial & Development Corporation, a real estate development and planning firm. During the period of February 2004 through April 2005, Mr. Woo also served part-time as the Chief Executive Officer, President, and director of Consolidated Food Service Corporation, an owner and operator of a small chain of steakhouse restaurants in northern California. From 1997 through 2002, Mr. Woo was President and director of Steakhouse Partners, Inc., an operator of 65 full-service steakhouse restaurants located in 11 states. From 1985 through 1996, Mr. Woo was President of Regal Financial & Development Corporation. While at Regal Financial & Development Corporation, Mr. Woo was responsible for acquisitions, feasibility analyses, financing, and the overall coordination of all development and construction projects with an emphasis on residential single-family homes and multiple residential units. Mr. Woo managed over $300 million of real estate development projects in the western United States under this entity. Mr. Woo has wide experience in accounting, taxes, and management advisory services, actively practicing in his mid-size CPA firm for a period of ten years. Mr. Woo graduated from the University of California, Berkeley, with a Bachelor of Science Degree in Accounting and Finance and is a licensed Certified Public Accountant in California.

        WALTER TIMOSHENKO.    Since late 2009, Mr. Timoshenko has provided independent marketing and related consulting services to public and private companies. From 2002 until late 2009, Mr. Timoshenko served as the Chief Marketing Officer (CMO) at Weiser LLP, a top 25 U.S. accounting and consulting firm headquartered in New York City, New York. At Weiser LLP, he served on the firm's Group Executive Board, and directed marketing, communications, and research efforts and served as an advisor on strategic marketing issues. As an associate member of the American Bar Association, Mr. Timoshenko has taught courses and held seminars and training sessions on management, operations, leadership, strategic marketing, negotiating, and networking. In 2002, Mr. Timoshenko developed the Annual Firm Marketing Forum for the American Institute of Certified Public Accountants and served as its first chairman. Named one of the "Top 100 Most Influential People" by Accounting Today, Mr. Timoshenko served as Director of Marketing at a leading media and entertainment law firm on the east coast and as a Director of Marketing & Practice Development at a leading regional accounting and consulting firm, and has held management positions with Grey Advertising's LHVB Advertising Agency. Mr. Timoshenko graduated summa cum laude from St. John's University.

DIRECTOR INDEPENDENCE

        No director or executive officer of the Company is related to any other director or executive officer, and none of the Company's officers or directors hold any directorships in any other public company. The Company's board of directors has made the affirmative determination that a majority of the Company's board members are independent directors in compliance with the applicable listing standards of The NASDAQ Stock Market ("NASDAQ"). The nominees who are independent directors as determined by the board of directors are Ms. Hubbard and Messrs. Isaacman, Nicholas, Woo, and Timoshenko.

        In reaching its determination that Mr. Isaacman is an independent director under applicable NASDAQ rules, the board of directors considered fees paid of approximately $0.1 million to Isaacman,

Kaufman & Painter, P.C. for legal services rendered by it to the Company during the fiscal year ended March 31, 2010, as well as fees paid of approximately $10,000 to the firm by Mr. Weiner's spouse for legal services rendered by it to Mr. Weiner's spouse that are wholly unrelated to the Company or its business. Mr. Isaacman is a senior member of Isaacman, Kaufman & Painter, P.C. and may be deemed to benefit directly or indirectly from the payment of such fees to the law firm to the extent of his membership interest in the law firm.

        There were no other transactions between the Company and any of its executive officers or directors, or among any of them, whether direct or indirect, that were known to the board of directors and considered by it in connection with its determination of director independence under applicable Securities and Exchange Commission and NASDAQ rules.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

        The members of the audit committee are Melissa Hubbard (Chair), David Nicholas, and Hiram Woo. The Company's board of directors has determined that each of the members of its audit committee are independent and that Mr. Woo is an "audit committee financial expert" within the meaning of the regulations of the Securities and Exchange Commission and the applicable rules of NASDAQ.

        The purpose of the audit committee is to assist the board of directors in its oversight of the integrity of the financial statements of the Company, the Company's compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company's internal audit function and the independent auditors. The audit committee, in performing its functions, among other things (i) oversees the work and compensation of the independent auditor, (ii) reviews the scope of the independent auditor's audit examination, including its engagement letter, prior to the annual audit, and reviews and approves the audit fees agreed upon and any permitted non-audit services to be provided by the independent auditors, (iii) recommends to the board of directors the retention or replacement of the independent auditors, which reports solely and directly to the audit committee, and (iv) reviews and approves the internal corporate audit staff functions. The formal report of the audit committee for fiscal year 2010 is set forth below under the caption "Report of the Audit Committee."

        The audit committee has adopted a formal written charter, a current copy of which is available on the Company's web site at www.noof.com, in the Investor Relations portion of the site.

Compensation Committee

        The members of the compensation committee are Walter Timoshenko (Chair) and Hiram Woo, each of whom is independent under the applicable rules of NASDAQ. Prior to May 2010, this committee had the sole authority to determine, approve, and report to the board of directors on all elements of compensation of our executive officers. Beginning in May 2010, however, because the board of directors believed that the decisions of the Company with respect to executive compensation to be paramount, and that such decisions in recent years are becoming subject to increased scrutiny, the board broadened to a wider group of directors the ultimate authority to approve all material executive compensation decisions. As a result, the committee's charter was amended to provide for its authority to make findings and recommendations for final approval to the largest group of directors, or Eligible Directors, who satisfy the necessary criteria to be considered at the time of any executive compensation determination (i) an "Independent Director" as defined in NASDAQ Rule 5605(a)(2), (ii) a "non-employee director" as that term is defined under Securities and Exchange Commission Rule 16b-3, and (iii) an "outside director" as that term is defined for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

        To assist the compensation committee with its responsibilities for the fiscal year ended March 31, 2010 and the fiscal year ending March 31, 2011, it retained in early 2010 the services of Compensation Resources, Inc., which was tasked with providing the compensation committee with a competitive market analysis of base salary, total cash compensation and total direct compensation for the Company's executive officers, which included an historical analysis of the Company's executive officer compensation. Compensation Resources was also engaged to conduct a study to determine, among other things, the competitive compensation arrangements for comparable boards of directors within the media industry and for similarly-sized companies in Colorado. Finally, the Company's compensation committee also engaged the services of The Altman Group, a consulting firm providing corporate governance consulting services, to assist the compensation committee with the terms proposed to be included in the Company's 2010 Equity Incentive Plan. A discussion of the role of the compensation consultants and the executive officers in determining executive and director compensation is included below under the caption "Compensation Discussion and Analysis".

        The compensation committee has the power, subject to the prior approval of the Eligible Directors, to prescribe, amend, and rescind rules, to the extent allowable under the NASDAQ and other regulatory guidance, relating to the Company's equity incentive plans, to grant stock options and other awards under the 2010 Equity Incentive Plan, and to interpret and otherwise administer the Company's equity incentive plans. The compensation committee also is responsible for providing its report regarding the Company's Compensation Discussion and Analysis that is to be included in the Company's annual report on Form 10-K and proxy statement, which report is included herein under the caption "Compensation Committee Report", for reviewing and monitoring succession plans for the chief executive officer and the Company's other executive officers, and for reviewing appropriate insurance coverage for directors and officers.

        The compensation committee may delegate its authority to one or more subcommittees of the compensation committee, but does not have the authority to delegate any of its authority regarding the consideration and determination of executive officer and director compensation unless the subcommittee is comprised solely of two or more outside directors. There is currently no subcommittee of the compensation committee.

        A current copy of the compensation committee's charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

Nominations Committee

        The nominations committee members are Alan Isaacman (Chair) and Walter Timoshenko, each of whom is independent under applicable NASDAQ rules. The nominations committee (i) considers, and recommends to the board of directors, individuals for election as directors, (ii) recommends to the board of directors individuals for appointment on committees of the board of directors, (iii) makes recommendations to the board of directors regarding any changes to the size of the board of directors or any committee, and (iv) performs such other duties or responsibilities expressly delegated to the nominations committee by the board of directors relating to the nomination of board of directors or committee members.

        The nominations committee uses a variety of methods for identifying and evaluating nominees for director. Our nominations committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominations committee through shareholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates. Additional information concerning the Nominations Committee's processes and procedures, and positions regarding diversity on the board of directors, follows under the caption "Consideration of Director Nominees".

        The nominations committee operates under a formal written charter that governs its duties and standards of performance. A copy of the charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Recommendations and Nominees, and Evaluation of Incumbent Directors

        Shareholders wishing to recommend candidates for election to the board of directors by the nominations committee at an annual meeting must do so by giving written notice to: Chair of the Nominations Committee, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. Any such notice must, for any given annual meeting, be delivered to the chair not less than 120 days prior to the date of the preceding year's proxy statement used for the annual meeting. The notice must state: (1) the name and address of the shareholder making the recommendation; (2) the name, age, business address, and residence address of each person recommended; (3) the principal occupation or employment of each person recommended; (4) the class and number of shares of the Company's common stock that are beneficially owned by each person recommended and by the recommending shareholder; (5) any other information concerning the persons recommended that must be disclosed in proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended; and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of the Company if elected.

        In considering any person recommended by one of the Company's shareholders, the nominations committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the board of directors. Any shareholder nominee recommended by the nominations committee and proposed by the board of directors for election at an annual meeting of shareholders will be included in the Company's proxy statement for that annual meeting. Candidates for director should have certain minimum qualifications, including understanding basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The committee retains the right to modify these minimum qualifications from time to time.

        In evaluating an incumbent director whose term of office is set to expire, the nominations committee reviews such director's overall service to the Company during such director's term, including the number of meetings attended, level of participation, quality of performance, and any transactions with the Company engaged in by such director during his or her term. In instances where it may be necessary to select a new director nominee, the nominations committee would use its network of contacts to compile a list of potential candidates, engage the assistance of a professional search firm to assist it in the identification of qualified candidates if appropriate under the circumstances, and consider nominees recommended by our shareholders or management. The nominations committee does not distinguish between nominees recommended by our shareholders and those recommended by other parties. The nominations committee would thereafter determine whether a nominee would qualify as an Eligible Director, as described above, and would satisfy the applicable criteria for an audit committee financial expert. The nominations committee would then meet to consider the candidates and their respective qualifications, ultimately choosing an appropriate candidate by majority vote.

Director Qualifications and Diversity

        Our nominations committee evaluates and recommends candidates for membership on the board of directors consistent with criteria established by the committee and the board of directors. The nominations committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess, other than as described above under the caption "Shareholder Recommendations and Nominees, and Evaluation of Incumbent Directors". When considering a potential non-incumbent candidate, however, the nominations committee will factor into its determination the following qualities of a candidate: educational background, diversity of professional experience and personal background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders. Our nominations committee also applies principles of diversity in its consideration of candidates for board of directors positions. In addition to considering characteristics such as race, gender and national origin, the committee also considers a variety of other characteristics, such as business and professional experience, education and skill, all leading to differences of viewpoint and other individual qualities that contribute to board of director heterogeneity. This has resulted in a diverse group of talented and capable members on our board of directors, as described in more detail below. The nominations committee retains the right to modify these minimum qualifications from time to time.

        The board of directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have senior leadership experience at major domestic companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Our directors also have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, the Company's directors also have other experience that makes them valuable members, such as experience in marketing, media, law and accounting, which provides insight into strategic and operational issues faced from time to time by the Company.

        The nominations committee and the board of directors believe that the above-mentioned attributes, along with the leadership skills and other experiences of its board of directors members described below, provide the Company with a diverse range of perspectives and judgment necessary to guide the Company's strategies and monitor their execution. Informing the nominations committee's decisions in recommending the nominees for re-election to the board of directors were the following pertinent items relative to each director's background.

        Michael Weiner brings to the board of directors years of industry experience, building the Company from its inception to its public company status today. Mr. Weiner's leadership, drive, motivational skills, negotiation abilities, and focus on the Company's success and direction also provides the board of directors valuable insight when seeking to guide the Company into the future for the benefit of all of its shareholders.

        Ms. Hubbard is a practicing attorney who has a background in mergers and acquisitions and securities laws which provides the Company and its management with legal insight into the Securities and Exchange Commission rules and regulations, as well as on-going transactional related matters. Her experience in a law firm environment, as well as her network of industry professionals, also enables her to assist the Company's management with its outside legal fees, while at the same time ensuring that the Company is retaining top quality external legal counsel for its transactional and other matters requiring legal resources. As a woman on the Company's board of directors, Ms. Hubbard also brings a diverse perspective to discussions about the Company's business and business strategies.

        Alan Isaacman is a practicing commercial litigation attorney specializing in, among other areas, first amendment rights, including as they relate to the Company's industry. This legal expertise provides the board of directors with additional insight and perspective about the legal issues facing the Company and its industry from time to time, enabling the board of directors to navigate more nimbly than might otherwise be the case issues affecting the Company's business and prospects.

        David Nicholas is a long-time cable industry market participant with significant insight into that industry and its direction as a whole as well as valuable business relationships and contacts within the Company's several major customers. Coupled with his understanding of the technical side of the Company's business, Mr. Nicholas brings to the board of directors an objective business perspective that is invaluable to the Company as it manages its relationships with its customers and endeavors to expand those and other relationships in the industry.

        Hiram J. Woo brings to bear his experience as a certified public accountant and prior experience as a manager or officer in other public corporations to inform his decisions in the performance of his duties on the board of directors of the Company. His accounting and other experience enables him to provide additional guidance and insight to potential business transactions, budgeting analyses, financial projections, and the preparation and review of the Company's financial statements and relationships with outside and, when applicable, governmental auditors.

        Walter Timoshenko has many years of marketing experience through both electronic and traditional media, including in the areas of advertising, public and press relations, and internal and external communications. Together with his experience in organizational behavior, particularly with respect to motivating employees, negotiating compensation, managing departments, training personnel, and attracting, retaining and developing top performers, Mr. Timoshenko provides additional leadership and insight to the Company with respect to its compensation decisions, both performance based and discretionary. His background and firsthand knowledge of professional services firms, especially regarding engagement pricing and related practices, also provides management with an additional resource for negotiations and relations with its own professional services firms. His understanding of the service side of accounting and law provides additional insight into project bids and completion timeframes, engagement management, billable hours, blended rates, and final reports and deliverables.

BOARD AND COMMITTEE MEETINGS

        During the Company's fiscal year ended March 31, 2010, the board of directors held four meetings, the compensation committee held 4 meetings, the audit committee held 4 meetings and the nominations committee held no meetings (all actions having been taken by written consent following informal meetings of the members of the committee). In addition, the independent members of the board of the directors held one meeting in executive session. None of the Company's incumbent directors attended less than 75% of the board meetings or meetings of the board committees on which he or she served during the last completed fiscal year.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

        The Company's directors are encouraged, but not required, to attend the annual meeting of shareholders. All of our directors attended the 2009 annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Shareholders may direct any communications intended for the board of directors to the Company's general counsel, Marc Callipari, Esq., at mcallipari@noof.com, by facsimile to (303) 444-0848, or by mail to New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.

        This centralized process assists the board of directors in reviewing and responding to shareholder communications in an appropriate manner. If a shareholder wishes to direct any communication to a specific board member, the name of that board member should be noted in the communication. The board of directors has instructed the Company's general counsel to forward shareholder correspondence only to the intended recipients, and has also instructed the general counsel to review all shareholder correspondence and, in the general counsel's discretion, refrain from forwarding any items deemed to be of a commercial or frivolous nature or otherwise inappropriate for the board of directors' consideration. Any such items may be forwarded elsewhere in the Company for review and possible response. This process has been approved by a majority of our independent directors.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

Name	Fees Earned or Paid in Cash($)(1)	Total ($)
Alan Isaacman	$90,000	$90,000
Melissa Hubbard	$90,000	$90,000
Walter Timoshenko	$97,500	$97,500
David Nicholas	$87,500	$87,500
Hiram Woo	$95,000	$95,000

(1)
Company directors who are employees are not compensated for their service as director. Each director who is not a Company employee receives for general board services, including attendance at regular and special board meetings of the board, an annual fee of $80,000, payable in equal quarterly installments. Each such director receives an additional annual fee of $7,500 for each board committee on which the director serves, and the chair of each committee receives an additional annual fee of $2,500 for such service. Each director is also reimbursed for reasonable expenses incurred in connection with the services provided as a member of the board and its committees. Directors are not permitted to sell or otherwise transfer shares of our common stock while serving as a director if the result would be to reduce the beneficial ownership to below 20,000 shares, and directors are not permitted to sell any shares unless they were acquired two years prior to any such sale.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules of the Securities and Exchange Commission require our directors and executive officers and beneficial owners of more than 10% of our common stock to file reports, within specified time periods, indicating their holdings of and transactions in our common stock and derivative securities. Based solely on a review of such reports provided to us and written representations from such persons regarding the necessity to file such reports, we are not aware of any failures to file reports or report transactions in a timely manner during our fiscal year ended March 31, 2010.

CORPORATE GOVERNANCE

        The Company operates according to a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with those responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and will continue to monitor developments and make adjustments from time to time to ensure compliance in this area. Information regarding our corporate governance that is not provided below is described elsewhere in this proxy statement.

Corporate Governance Guidelines

        The Company has adopted Corporate Governance Guidelines that are intended to promote the functioning of the board of directors and its committees and to set forth, among other things, the duties, responsibilities and qualifications of the members of the board of directors. A copy of the Corporate Governance Guidelines is available on our website at www.noof.com, in the Investor Relations portion of the site.

Code of Ethics

        All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of the Company's website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules of NASDAQ. Violations of either code of ethics may be reported anonymously to the Company's audit committee through a link in the Investor Relations section of our website at www.noof.com.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE AND RISK OVERSIGHT

        Our Company is led by Mr. Michael Weiner, who co-founded our Company and has served as our President, Chairman and Chief Executive Officer since January 2004. Since becoming a public company, all of our Chief Executive Officers have served simultaneously as chairman of our board of directors. Our board of directors comprises Mr. Weiner and five other directors, all of whom are independent directors under the applicable rules of the NASDAQ. The board also has three standing committees: an audit committee; a nominations committee; and a compensation committee. Each of the committees is composed solely of independent directors with each committee having an independent director serving as chair.

        Our Company's bylaws do not require that the roles of Chairman and Chief Executive Officer be combined, but we believe our Company and its shareholders have been well-served by this traditional board leadership model. Having a single person lead the Company and the board of directors provides clear leadership, helps to maintain uniform management vision for the Company and the board of directors and provides efficiency. Pursuant to Securities and Exchange Commission and NASDAQ rules, regularly scheduled executive sessions of independent directors are also held at least annually. Such meetings promote open discussion by the independent directors, enabling them to serve as a check on management, if necessary. The meetings of the independent directors are chaired by a presiding director, who is an independent director appointed among the independent directors then participating in the meeting.

        Our independent audit committee is responsible for overseeing the risk assessment and risk management functions of the Company, including discussing and overseeing with management the Company's major risk exposures and the steps management has taken to monitor and control such exposures. While the audit committee has primary responsibility for overseeing risk management and assessment, the entire board of directors is involved in overseeing risk management and assessment for the Company. Additionally, each board of directors committee considers the specific risks within its area of responsibility.

        One of the responsibilities of our board of directors and its independent nominations committee is to evaluate the effectiveness of the board of directors and make recommendations involving its organization and operation. While we recognize that different board leadership structures may be appropriate for different companies, we believe our current leadership structure, with Mr. Weiner serving as Chief Executive Officer and Chairman of the Board, a board of directors with a majority of independent directors, an independent chair for each of our standing committees and separate meetings of independent directors, provides the most effective form of leadership for our Company at this time. We believe that our directors provide effective oversight of risk management through the board of directors' regular dialogue with Company management and assessment of specific risks within each committee's areas of responsibility.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        Our executive compensation program is designed to attract, retain, and motivate superior executive talent and to align their interests with those of our shareholders and support our growth and profitability. Consistent with those purposes, our compensation philosophy embodies the following principles:

  •
  the compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals, and provide for consequences for underperformance;

  •
  compensation should reflect differences in position and responsibility;

  •
  compensation should be comprised of a mix of cash and equity-based compensation that aligns the short- and long-term interests of our executives with those of our shareholders; and

  •
  the compensation program should be understandable and transparent.

        In structuring a compensation program that implements these principles, we developed the following objectives for our executive compensation program:

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  overall compensation levels should be competitive and should be set at levels necessary to attract and retain talented leaders and motivate them to achieve superior results;

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  a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, in particular with respect to our two most senior executive officers;

  •
  total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating and financial goals and strategic initiatives;

  •
  the number of different elements in our compensation program should be limited, and those elements should be understandable and effectively communicated to executive officers and shareholders; and

  •
  compensation should be set at levels that promote a sense of equity among all employees and appropriate stewardship of corporate resources, while giving due regard to our industry and any premiums that may be necessary in order to attract top talent at the executive level.

        In 2010, our compensation committee engaged Compensation Resources, Inc. to assist it in confirming that the pay-for-performance objectives of our executive compensation program were effective and modifying our compensation program to the extent necessary to promote enhanced implementation of our compensation philosophy and principles. In its report to the compensation committee, which was provided also to the board of directors, Compensation Resources compared the compensation paid to our executive officers and the co-presidents of our wholly-owned subsidiary MRG

Entertainment, Inc. to three peer groups composed of publicly traded companies, with a fourth peer group composed of publicly traded companies developed for use specifically for comparative purposes only for the MRG Entertainment officers. The peer groups were determined by Compensation Resources after detailed research efforts following its in-depth interviews with the executive officers and board of directors of the Company regarding, among other things, the scope of the Company's business and operations. The peer groups were also required to be composed of companies satisfying, as applicable for a particular peer group, industry group, geographic location or revenue specific criteria. Private companies were excluded because the relevant data with respect to such companies is difficult to obtain and confirm for accuracy. The goal of the peer group analysis was to provide an indication of central tendency in executive compensation in the marketplace in which the Company competes.

        The first peer group was composed of the following relatively similar-situated media industry focused public companies with annual revenues ranging from $25 million to $140 million: (1) 4kids Entertainment Inc.; (2) Beasley Broadcast Group Inc.; (3) Image Entertainment Inc.; (4) Outdoor Channel Holdings Inc.; (5) Players Network; (6) Private Media Group Inc.; (7) Ricks Cabaret International Inc.; and (8) VCG Holding Corp. The second peer group was composed of the following Colorado public companies with revenues ranging from $20 million to $170 million: (1) Aerogrow International Inc.; (2) Allied Motion Technologies; (3) Birner Dental Management Services Inc.; (4) Capsource Financial Inc.; (5) Century Casinos Inc.; (6) Evergreen Energy Inc.; (7) Global Employment Holdings Inc.; (8) Global Med Technologies Inc.; (9) Hallador Energy Co.; (10) Incentra Solutions Inc.; (11) Isonics Corp.; (12) Parent Co.; (13) Ramtron International Corp.; (14) Real Goods Solar, Inc.; (15) Rocky Mountain Chocolate Factory Inc.; (16) Royal Gold Inc.; (17) Silicon Mountain Holdings; (18) Simtek Corp.; and (19) United Western Bancorp Inc. The third peer group was composed of the following public companies engaged in the Company's industry irrespective of size: (1) Atlantic Broadband Finance, LLC; (2) CKX Inc.; (3) Crown Media Holdings Inc.; (4) Discovery Communications Inc.; (5) Dreamworks Animation Inc.; (6) Gemstar-TV Guide International Inc.; (7) Playboy Enterprises Inc.; (8) RCN Corp.; (9) RHI Entertainment Inc.; (10) Tivo Inc.; and (11) World Wrestling Entertainment Inc. The fourth peer group was composed of the following public companies engaged in the motion picture production industry: (1) Ante4, Inc.; (2) China Cablecom Holdings Ltd.; (3) Image Entertainment Inc.; (4) Multiband Corp.; (5) Point.360; (6) Rentrak Corp.; and (7) Secured Digital Applications. Each of these peer groups was selected to ascertain where our historical compensation practices were relative to market levels.

        Compensation Resources' quantitative analyses for these purposes included comparisons of executive base salary compensation, total cash compensation (base salary plus bonus), and total direct compensation (total cash compensation plus long-term incentive awards), as well as short- and long-term incentive targets and relative dilution levels for such awards, during 2009. The Compensation Resources report confirmed in its analysis that the executive officers of the Company were within or below the market consensus range (which takes into account among other things the mean, median and regression calculations for determining consensus) in all areas of compensation analyzed except that the Chief Executive and Chief Technology Officers were above the base salary market consensus by approximately $47 thousand and $23 thousand, respectively. With the other compensation components included in the analysis, however, our Chief Executive Officer's total direct compensation was more than $200 thousand below the market consensus and more than $20 thousand below the low end of the market consensus range, and our Chief Technology Officer's total direct compensation was within the range of market consensus and more than $25 thousand below the high end of the market consensus range.

        The Compensation Resources report also highlighted elements of our historical pay-for-performance objectives that could be improved, which included recommendations that the Company increase the percentage of compensation for the executive officers represented by pre-established, objective, performance-based criteria. The report also acknowledged that the economic downturn impacting the market since late 2008 has significantly reduced or eliminated the motivational element of many of the Company's outstanding stock options. With regard specifically to executive officer ownership of Company equity, in particular in light of the outstanding stock option values, the Compensation Resources report recommended that the Company consider developing and adopting stock ownership guidelines for the executive officers in an effort to better align their interests with the interests of the shareholders generally (noting that Mr. Weiner held already a reasonable amount of stock for that purpose). The compensation committee continues to work to develop proposals for consideration by the Eligible Directors and the full board of directors with respect to those areas of executive compensation where Compensation Resources made recommendations for improvement or change, and the discussion informed the compensation committee's determination of executive officer bonuses for fiscal 2010 and base salary changes for fiscal 2011.

        All decisions regarding compensation of our executive officers have been made by our compensation committee and ratified by the Eligible Directors on our board of directors.

Elements of Executive Compensation and Attendant Risks

Elements

        Our executive compensation program is comprised of:

  •
  base salary;

  •
  performance-based cash bonus incentives;

  •
  long-term equity incentive awards;

  •
  perquisites; and

  •
  post-employment compensation arrangements.

These elements of compensation are supplemented by the opportunity to participate in benefit plans that include employer matching contributions and are generally available to all of our employees, such as our 401(k) plan.

Risks

        With respect to the performance-based cash bonus incentives and long-term equity incentive awards in particular, the compensation committee is cognizant of the possibility that if they are not effectively structured, executive officers could be motivated unintentionally to take unnecessary or excessive risks, even if well intentioned, to achieve the objectives established by the committee for payouts of their respective cash bonuses and increase share value in order to capitalize on the potential underlying value of their respective equity awards. For example, if performance-based cash bonus targets are set at levels believed by the executive officers unlikely to be reasonably achieved, either in whole or in part, they may be more inclined to find novel, but possibly less sound, avenues to improve company performance that may ultimately prove detrimental to the Company. Such may be the case in instances where performance targets are not achieved or are achieved only at modest levels over a period of years. In addition, if equity incentive awards such as stock options are significantly underwater and therefore perceived to be of little or no value, as a result of general market conditions or otherwise, greater risks may be taken in order to improve stock prices to increase the value of the equity awards rather than the long-term health of the enterprise. The compensation committee therefore monitors the components of each executive officer's incentive compensation package and makes adjustments annually with the goal that management is not inadvertently motivated to take unnecessary risks but rather motivated to promote the best interests of the Company and its shareholders as a whole.

Base Salary

        We provide our executive officers with a base salary under negotiated employment agreements to provide them with a fixed amount of compensation for services rendered during a fiscal year. We believe this is consistent with competitive practices and will help assure our retention of, and attract from time to time as needed and in light of our industry, new, qualified leadership in those positions. We intend to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience, taking into consideration changes from time to time in the consumer price index and whether competitive adjustments are necessary to assure retention. Consideration is also given, in each case, to (1) the historical results achieved by each executive officer and the Company during each executive officer's tenure as well as historical compensation received by each executive officer during such tenure, (2) whether each such officer is enhancing the team oriented nature of the executive officer group, (3) the potential of each executive officer to achieve future success, (4) the perceived contributions and value added by each executive officer to the success of the enterprise as a whole, and (5) the scope of responsibilities and experience of each executive officer. In addition, evaluations are made regarding the competencies of each executive officer that are considered essential to our success.

        With respect to the executive officer compensation decisions for the fiscal year ended March 31, 2010, the compensation committee evaluated the historical performance of each of our executive officers for all periods prior to the fiscal year ended March 31, 2010 before making any determination whether to increase their base salaries under their respective amended and restated employment agreements. It was concluded as a result of the evaluation that, during the two most recently completed fiscal years in particular, that the executive officer team had been working particularly hard and devoting extraordinary effort during this unusually difficult economic downturn to maintain our Company's position as a market leader in its industry. Notwithstanding the financial performance of the Company as a whole during this period of global recession, the executive team has improved performance and expanded its presence internationally and solidified its position in the market domestically. The executive officers who do not have the same opportunities to increase revenues (the general counsel and chief financial officer) performed exceedingly well in reducing overhead and expenses and finding ways to better the bottom line. Finally, the entire team has been tireless in its efforts to create new models for growth and profitability for its existing content, and has been particularly active in its focus on new areas of expansion in the Company's and other related industries that would generate additional revenues and open up new opportunities for improving shareholder value.

        The committee also took into consideration the market data provided by Compensation Resources, the information obtained from the evaluations of historical performance, and the compensation committee's beliefs regarding, among other things, the importance of the executive officers' roles to our success as an enterprise, the difficulty we would experience in finding comparable replacements given our industry, perceived continuing competitive pressures in the marketplace for high-caliber executive talent and, with respect to our chief executive officer and president specifically, the significant role played by them in maintaining and expanding our relationships with our major customers and managing our relationships with investors and the market.

        In furtherance of the foregoing objectives and based in substantial part upon the foregoing considerations, as well as the decisions made with respect to year-end bonuses discussed below that were paid as a result of the foregoing efforts and successes, it was determined that the base salaries of each of our chief executive officer and president be maintained again at 2008 levels for the fiscal year ending March 31, 2011, and, effective April 1, 2010, that the base salary of our chief financial officer be increased by $35 thousand and the base salaries of each of our chief technology officer and general counsel be increased by $25 thousand, subject in each instance to the compensation committee's discretion to recommend increases in future periods such base salaries.

Performance-Based Cash Bonus Incentives

        Our rationale behind performance-based cash incentive compensation is rooted in our desire to encourage achievement of goals established for our short- and long-term financial and operating results, and to reward our executive officers for consistent or exceptional performance in achieving or assisting us in achieving or exceeding such goals. Bonus opportunities for our chief executive officer and our president are based one-third and one-quarter, respectively, on the achievement of performance based criteria established within 90 days after the beginning of each fiscal year by our compensation committee and Eligible Directors, with the remaining percentages of available bonus opportunities being determined in the discretion of the compensation committee and Eligible Directors based on each executive officer's individual performance as measured against objective and subjective criteria established by the compensation committee and Eligible Directors at the time of the bonus award. Our other named executive officers are eligible only for discretionary bonuses as may be determined by the compensation committee and approved by our Eligible Directors.

        We generally offer performance based bonuses to the eligible named executive officers, who are believed to have the most direct impact on the Company's performance each year, in percentages indicating the impact each such executive officer is expected to make relative to the other executive officer in that respect. In the case of our chief executive officer, however, the compensation committee and Eligible Directors currently believe it is important to maintain discretion over the largest portion of the bonus opportunity to ensure that that portion of the bonus is paid only if the contributions are perceived by the compensation committee and Eligible Directors to have directly impacted the Company's performance in a particular year. Our named executive officer bonus opportunities are capped as provided below under the caption "Executive Compensation—Employment Contracts of Named Executive Officers".

        No discretion is exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria. Significantly, no performance based bonuses have been awarded since they have been implemented in 2007, as none of the performance criteria have been satisfied during the applicable performance periods. As evidenced by the lack of payouts and in part as a result of the economic downturn, the committee believed that the goals the eligible executive officers were being motivated to reach in order to achieve the performance based criteria had been set too high and could have the unintended consequence of motivating them to consider shorter term paths to achieve the goals that could be counterproductive to the Company's long-term success. Accordingly, the committee reevaluated its criteria and the thresholds of success required to receive a payout under the plan.

        Taking into consideration the continuing recession as well as other factors, including the report of Compensation Resources and executive officer and Company performance during the past two completed fiscal years relative to the targeted financial categories, the compensation committee and Eligible Directors determined that the performance-based objective bonus criteria for the fiscal year ending March 31, 2011 be based upon increases in the following financial categories: (1) net revenue increases of 10% over the prior year's net revenue; (2) pretax operating earnings after interest expense and before bonuses and extraordinary or special items of 7% over the prior year's results; and (3) share price increases at fiscal year end 2011 of 10% over the prior year end share price. Each category will be given equal weight in the determination of whether the full bonus opportunity is achieved, with each comprising approximately 33.3% of the performance-based bonus target. As mentioned above with respect to prior year periods, no discretion will be exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria for the fiscal year ended March 31, 2011.

        The compensation committee and Eligible Directors believes it is important that the targets should be perceived by the eligible executive officers to be, upon the exertion of extra effort and hard work, reasonably attainable during the current fiscal year. Absent such perception, the committee believes that the eligible executive officers might not be motivated by the bonus opportunity, which, given the current state of the economy generally, could be viewed by them to be unattainable and therefore illusory.

        With respect to the discretionary portion of the annual incentive bonuses, the compensation committee does not use a fixed formula in determining annual payouts, but it does link them to financial objectives of importance to the Company, including revenue and earnings growth, return on invested capital, and creation of shareholder value. The compensation committee focuses on individual performance, which enables it to differentiate among executives and emphasize the link between personal performance and compensation. Based upon the state of global economic uncertainty, and driven by an aim to be financially prudent, the compensation committee determined not to award discretionary bonuses for the fiscal year ended March 31, 2009. In light of that fact, and given the relative success during the last two years, in comparison to the Company's peers, of the executive officers' performance, our committee awarded for the fiscal year ended March 31, 2010, discretionary cash bonuses to each of our chief executive officer and president in order to reward prior efforts and motivate them to continue to work exceedingly hard to achieve the goals and objectives of the Company. Because salary increases were awarded to the other named executive officers, no cash bonuses were awarded to them.

Long-Term Equity Incentives

        The compensation committee believes that basing a portion of executive compensation on equity incentives aligns the executive officers' goals with those of our shareholders and encourages long-term retention and operational and financial success. Accordingly, the Company places emphasis on compensation tied to the market price of our common stock. To that end, the compensation committee approved stock option awards to our executive officers as well as to our other employees during the fiscal years ended March 31, 2008 and 2009 under our 2007 Stock Incentive Plan, which were designed to allow our executive officers to earn over time additional compensation based on the appreciation of our common stock value. Many of those awards and others, however, were granted prior to the economic downturn, which is perceived to have contributed in substantial part to a significant decline in our common stock share price on the NASDAQ, rendering many of the stock option grants well underwater relative to the exercise price for each such award and therefore of little or no motivating effect or value.

        In light of the foregoing and consistent with the foregoing policies and beliefs, the committee recently granted additional stock options under the Company's 2007 Stock Incentive Plan with exercise prices above fair market value relative to the current, economic recession adjusted, market price for our common stock. It was believed that such grants were necessary not only to align the executive officers' interests with shareholders, but to do so in a manner that would eliminate or limit the motivation for the executive officers to take unnecessary risks in order to make the historical equity awards again valuable. The committee, subject to the approval of the Eligible Directors, may also make in the future, if the new 2010 Equity Incentive Plan described below is approved, other forms of equity incentive awards, for example, restricted stock awards, to our executive officers in an effort to motivate them further as intended—to raise our common stock share value over time, and without taking unnecessary or excessive risk in order to achieve the desired goal in too short a period of time. As discussed below, the terms of the proposed 2010 Equity Incentive Plan were reviewed by and drafted with input from the Altman Group, a compensation consulting firm.

Perquisites

        We provide our executive officers perquisites to enhance in a cost efficient manner our executives' compensation packages and to make them more attractive to our executive officers relative to our competition. Perquisites are also provided to enable and motivate our executive officers to perform more easily and routinely services on behalf of the Company when they are out of the office. The perquisites provided to our executive officers are automobile allowances, payment of long-term disability insurance premiums, reimbursement for cable or direct broadcast services at home, reimbursement for high-speed internet service at home, airport terminal airline club membership fees, utilization of administrative employees for non-work related matters (e.g., personal household errands) of the chief executive officer and president and, in the case only of our chief executive officer, payment of long-term care insurance premiums.

Post-Employment Compensation

        All of our executive officers are employed on an "at will" basis, meaning we or any executive officer may terminate employment at any time. As such, there is no contractual notice period required prior to termination of employment and there is no requirement to pay severance outside the contractual requirements of each executive officer's employment agreement. The employment agreements, as amended to date, with our executive officers provide for the payment of additional compensation, accelerated vesting of outstanding stock options, and benefit continuation in the event of a termination of employment without cause by the Company or by the executive officer because of a material diminution in the executive officer's title, position or responsibilities, a reduction in the executive officer's then current base salary, or, after a change in control of the Company, the relocation of our executive offices outside of the Boulder, Colorado area. The severance and change in control payment arrangements were agreed upon in order to maintain management stability, especially during times of organizational stress due to possible business transactions facing the Company that could have resulted in a change of ownership, and to ensure that our executive officers are either acknowledged by a future owner as valuable executives going forward or rewarded for their efforts in creating value in connection with any such change in control transaction.

Other Compensation

        Our executive officers are also eligible to participate in our 401(k) plan on the same terms as the rest of our employees are eligible to participate in our 401(k) plan. We provide matching contributions to the same extent for our executive officers as we do for our other employees.

Management's Role in Establishing Executive Compensation

        Management plays an important role in assisting our compensation committee in determining the compensation arrangements for our executive officers to be recommended for approval by our Eligible Directors. Important aspects of the role include:

  •
  evaluating employee performance;

  •
  suggesting to the compensation committee business performance targets and objectives;

  •
  providing invaluable insight to the committee regarding management's perceptions of whether the Company's performance-based incentives and long-term equity incentive awards are having the intended motivating effect on management; and

  •
  recommending salary and bonus levels and equity awards.

        During this process, our executive officers may be asked to provide guidance to the compensation committee regarding background information for our strategic objectives, an evaluation of the performance of our executive officers, and compensation recommendations as to the executive officers. Members of the compensation committee met informally with our executive officers throughout the year to discuss compensation matters and compensation policies, and more frequently with our chief executive officer to obtain insight regarding the day to day performance of each of the other executive officers. Each executive officer also has the opportunity to negotiate the terms of their respective employment agreements as they come up for renewal from time to time.

Limits on the Deductibility of Compensation and Other Regulatory Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1.0 million paid to named executive officers other than our chief financial officer is not deductible unless it is performance-based and satisfies the conditions of the exemption. While our compensation committee and board of directors considers all compensation paid to our named executive officers to be performance-based, not all of the compensation paid to them historically meets the definition of "performance-based" compensation in Section 162(m). Equity compensation awarded to our named executive officers is designed to qualify as performance-based compensation under Section 162(m), but discretionary cash bonuses recommended by the compensation committee and approved by the Eligible Directors will not qualify. Our compensation committee and board of directors believe, however, that retaining discretion in determining some bonus awards within the parameters of the performance goals is essential to their overall responsibilities. While the compensation committee and Eligible Directors will continue to consider the impact of Section 162(m) on our compensation program, they reserve the right to pay nondeductible compensation in the future if they determine that it is appropriate to do so. It is our policy to review all compensation plans and policies against accounting, securities and tax regulations, including Internal Revenue Code Section 162(m), Internal Revenue Code Section 409A, and FASB ASC 718.

COMPENSATION COMMITTEE REPORT

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for its last completed fiscal year.

  Walter Timoshenko (Chair)
  Hiram J. Woo

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(4)	All Other Compensation ($)		Total ($)
Michael Weiner	2010	$600,000	$200,000	$140,715	$34,522	(1)	$975,237
Chairman of the Board and	2009	$600,000	$—	$593,595	$41,298	(1)	$1,234,893
Chief Executive Officer	2008	$600,000	$300,000	$—	$48,907	(1)	$948,907
Grant Williams	2010	$250,000	$—	$18,762	$21,758	(3)	$290,520
Chief Financial Officer	2009	$208,154	$—	$—	$8,596		$216,750
Ken Boenish	2010	$500,000	$275,000	$140,715	$32,985	(2)	$948,700
President	2009	$500,000	$—	$395,730	$31,794	(2)	$927,524
	2008	$500,000	$75,000	$—	$29,525	(2)	$604,525
Scott Piper	2010	$275,000	$—	$18,762	$23,136	(3)	$316,898
Chief Technology and	2009	$237,981	$—	$65,955	$6,308		$310,244
Information Officer	2008	$200,000	$—	$—	$6,656		$206,656
Marc Callipari	2010	$250,000	$—	$18,762	$20,616	(3)	$289,378
General Counsel	2009	$210,154	$—	$65,955	$7,222		$283,331

(1)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term care and long-term disability insurance, cable/direct broadcast and home broadband services, Company contributions to 401(k) plan, and airport terminal airline club membership fees.

(2)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, Company contributions to 401(k) plan, and airport terminal airline club membership fees.

(3)
Amount includes car allowance, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan.

(4)
Reflects the aggregate grant date fair value of grants of stock options to each of the listed officers in the years shown. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2010 that are included in our annual report attached hereto as Appendix A.

FISCAL YEAR 2010 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)
						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael Weiner		$—	$200,000	$200,000		$—	$—
Chief Executive Officer	12/15/2009				150,000	$2.15	$140,715
Grant Williams		$—	$—	$—
Chief Financial Officer	12/15/2009				20,000	$2.15	$18,762
Ken Boenish		$—	$125,000	$125,000		$—	$—
President	12/15/2009				150,000	$2.15	$140,715
Scott Piper		$—	$—	$—
Chief Technology and	12/15/2009				20,000	$2.15	$18,762
Information Officer
Marc Callipari		$—	$—	$—
General Counsel	12/15/2009				20,000	$2.15	$18,762

(1)
Under the Company's non-equity incentive plan, the applicable continuing executive officers could earn awards ranging from $0 if no performance criteria were achieved to the applicable target award set forth above for each officer if all performance criteria were achieved. No amounts can be earned in excess of the target amount, and none of the executive officers received a payout in respect of the plan during the fiscal year ended March 31, 2010 because the applicable performance criteria standards established by our compensation committee and board for the fiscal year were not achieved.

(2)
The grant date fair value of option awards was determined using the Black-Scholes option pricing model. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2010 that are included in our annual report attached hereto as Appendix A.

Employment Contracts of Named Executive Officers

        The Company has entered into employment agreements with each of our named executive officers. The agreements with each of Messrs. Weiner and Boenish expire on August 31, 2013, and the agreements with the other named executive officers expire on August 31, 2012. The agreements provide for base salaries and discretionary bonuses and, with respect to the chief executive officer and president, performance-based (based on pre-established objective criteria) bonuses. Base salaries for Messrs. Weiner, Boenish, Williams, Callipari and Piper have been established at $600,000, $500,000, $285,000, $275,000 and $300,000, respectively. The base salaries are subject to increases during the employment terms at the discretion of our compensation committee, subject to approval by the Eligible Directors. Aggregate bonus targets have been capped through fiscal 2013 for Messrs. Weiner and Boenish at their applicable base salaries. The performance based portion comprises one-third of Mr. Weiner's aggregate bonus target, and one-quarter of the aggregate bonus target for Mr. Boenish. The compensation committee recommends, subject to approval by the Eligible Directors, whether to award discretionary bonuses. Except with respect to Mr. Williams, the employment agreements of our executive officers contain covenants not to compete and not to solicit employees of the Company for a period of one year following the date upon which the executive officer ceases to be paid any compensation by the Company (during the employment term in the cases of Messrs. Boenish and Callipari). Additional information regarding the employment arrangements with our named executive officers is provided above under the caption "Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation".

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)
					Option Exercise Price ($)
						Option Expiration Date
Name	Exercisable		Unexercisable
Michael Weiner	56,250	(1)	168,750	(1)	$4.67	04/02/18
Chief Executive Officer	—		150,000	(2)	$2.15	12/15/19
Grant Williams	10,000	(3)	—		$8.71	10/16/16
Chief Financial Officer	10,000	(4)	10,000	(4)	$5.25	12/17/17
	—		20,000	(2)	$2.15	12/15/19
Ken Boenish	75,000	(5)	—		$7.84	06/14/14
President	75,000	(5)	—		$8.62	06/14/14
	225,000	(6)	—		$6.42	07/12/15
	37,500	(1)	112,500	(1)	$4.67	04/02/18
	—		150,000	(2)	$2.15	12/15/19
Scott Piper	15,000	(7)	—		$9.42	02/05/17
Chief Technology and Information Officer	6,250	(1)	18,750	(1)	$4.67	04/02/18
	—		20,000	(2)	$2.15	12/15/19
Marc Callipari	10,000	(8)	—		$8.40	09/26/16
General Counsel	6,250	(1)	18,750	(1)	$4.67	04/02/18
	—		20,000	(2)	$2.15	12/15/19

(1)
Granted on April 2, 2008 and exercisable in 25% annual increments beginning on April 2, 2009.

(2)
Granted on December 15, 2019 and exercisable in 50% annual increments beginning on December 15, 2010.

(3)
Granted on October 16, 2006.

(4)
Granted on December 17, 2007 and exercisable in 25% annual increments beginning December 17, 2008.

(5)
Granted on June 14, 2004.

(6)
Granted on July 12, 2005.

(7)
Granted on February 5, 2007.

(8)
Granted on September 26, 2006.

POTENTIAL PAYMENTS UPON TERMINATION

        The following table shows potential payouts upon various termination scenarios for our named executive officers, assuming termination as of March 31, 2010.

Name	Benefit	Termination by the Company w/o Cause or by the executive for Good Reason(1)(3)		Termination After Change in Control(2)(3)
Michael Weiner	Severance pay	$2,050,000		$2,050,000
Chief Executive Officer	Bonus payment	$—		$100,000
	Health and welfare	$13,496		$13,496
	Vesting of outstanding options	$—	(4)	$—	(4)
Grant Williams	Severance pay	$604,167		$604,167
Chief Financial Officer	Bonus payment	$—		$—
	Health and welfare	$13,496		$13,496
	Vesting of outstanding options	$—	(4)	$—	(4)
Ken Boenish	Severance pay	$1,708,333		$1,708,333
President	Bonus payment	$—		$137,500
	Health and welfare	$11,427		$11,427
	Vesting of outstanding options	$—	(4)	$—	(4)
Scott Piper	Severance pay	$664,583		$664,583
Chief Technology and Information	Health and welfare	$19,778		$19,778
Officer	Vesting of outstanding options	$—	(4)	$—	(4)
Marc Callipari	Severance pay	$604,167		$604,167
General Counsel	Bonus payment	$—		$—
	Health and welfare	$19,778		$19,778
	Vesting of outstanding options	$—	(4)	$—	(4)

(1)
The amounts represent severance benefits under the employment agreements of our named executive officers in the event an executive's employment is terminated (a) by the employer without cause (subject to the applicable officer's execution of a written release in favor of employer), (b) by the executive for a material breach by the employer of executive's employment agreement, or (c) by the executive for good reason (material diminution in position or responsibility). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary) and immediate vesting of all outstanding options, the executive officer would be entitled to continue to receive the executive officer's base salary for the duration of the employment period (or, if longer, 24 months in the case of the chief executive officer and 18 months in the case of the other executive officers). Additionally, the executive officers would continue to be entitled to receive substantially equivalent benefits for the duration of the employment period. In addition, if any such termination occurs during our fourth fiscal quarter, any bonus for eligible executives based on pre-established objective criteria would be prorated based upon the number of months worked in the fiscal year if the executive officer achieved, or is on track to achieve, the applicable criteria.

(2)
The amounts represent payments if termination occurs by the executive officers after a change in control for any of the following reasons: (i) assignment of duties not reasonably consistent with the named executive officer's position, duties, responsibilities, titles or offices prior to the change in control; (ii) relocation of the Company's executive offices outside of the Boulder, Colorado area; (iii) material change in the then effective title of the named executive officer; or (iv) any reduction in the executive's then current base salary. Except as described below, our named executive officers are entitled under their employment agreements to receive the benefits described in note (1) above following a voluntary termination of employment by them for the reasons described above after a change in control. In the event of any such voluntary termination, eligible named executive officers would also be entitled to a lump-sum payment (rather than salary continuation) equal in amount to the executive officer's base salary for the remaining term of the employment agreement or 18 months (24 months in the case of the chief executive officer), whichever is greater, and an amount equal to one year's bonus as measured by the average annual bonus awarded to the executive officer during the two preceding full bonus years.

(3)
Notwithstanding the above described severance and change in control arrangements, in the event that any of the named executive officers is at the time of their employment termination a "specified employee" within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period we will make all payments provided for under the agreements to the extent that they do not exceed two times the lesser of the named executive officer's prior year annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as provided herein shall be paid in a lump-sum amount at the expiration of such six-month period.

(4)
The estimated benefit from the vesting of outstanding options was calculated by multiplying the number of unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on March 31, 2010, which was $2.00, and the exercise price of the option.

LIMITS ON LIABILITY AND INDEMNIFICATION

        The Company's amended and restated articles of incorporation, as amended, eliminate, in the absence of fraud, the liability of our executive officers and directors to the Company and its shareholders for any profit realized by them from or through any contract, lease or other dealing with the Company. The Company's amended and restated bylaws provide that, to the fullest extent permitted by the Colorado Business Corporation Act, as amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, unless the breach or failure involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act, as amended, or the articles of incorporation of the Company (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the Company concerning any acts or omissions concerning any proceeding other than in the right of the Company or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the Company or of a shareholder. Our amended and restated articles of incorporation, as amended, and amended and restated bylaws further provide for indemnification by the Company of its officers and directors to the fullest extent permitted by Colorado law.

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company under the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Messrs. Woo and Timoshenko served on the compensation committee of the board of directors during the Company's fiscal year ended March 31, 2010. Neither of such directors has been an employee or officer of the Company. During the Company's last completed fiscal year, none of the Company's executive officers served on the compensation committee or board of directors of another entity whose executive officers served on the Company's compensation committee or board of directors.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth, as of March 31, 2010, the number of shares of our common stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under our only effective equity compensation plan—our 2007 Stock Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,228,902	$5.11	—
Equity compensation plans not approved by security holders	—	$—	—

Total	2,228,902	$5.11	—

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTION POLICY

        The audit committee of our board of directors has adopted by resolution policies and procedures for the review, approval or ratification of all transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission. The policy covers any related person transaction that meets or is expected to meet the minimum dollar threshold for disclosure in the proxy statement under such applicable rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Under the policy:

  •
  Any proposed related person transaction must be reported to one of the Company's authorized officers: the chief executive officer, the chief financial officer or the general counsel, and reviewed and approved by the audit committee, after full disclosure of the related person's interest in the transaction, whenever practicable prior to effectiveness or consummation of the transaction.

  •
  If any of the authorized officers determines that advance approval of a transaction is not practicable under the circumstances, the audit committee shall review the transaction, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next audit committee meeting or at its next meeting following the date that such transaction comes to the attention of an authorized officer.

  •
  An authorized officer may present any transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the audit committee at the next audit committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee, pursuant to the compensation committee charter.

  •
  In review of a related person transaction, the audit committee will review all relevant information available to it, and the audit committee may approve or ratify such transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

RELATED PERSON TRANSACTIONS

        There were no transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission during the fiscal year ended March 31, 2010, that were required to be disclosed herein pursuant to applicable rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known as of June 30, 2010 regarding beneficial ownership of our common stock by our directors and executive officers listed in the summary compensation table under the heading "Executive Compensation", who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of the outstanding shares of the Company's common stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed a beneficial owner of a security if that person, directly or indirectly, has or shares voting or investment power over the security. In addition, a person is deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security, as described above, within 60 days, including through the exercise of stock options or warrants or through conversion of a security. Shares of common stock issuable within 60 days of June 30, 2010 upon exercise or conversion of outstanding stock options, warrants, or convertible instruments are deemed outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person, but are not deemed outstanding for purposes of computing the percentage of the class owned by any other person. None of the shares shown as beneficially owned by the executive officers or directors have been pledged as security. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws. We have calculated the percentages based on 19,432,317 shares of common stock outstanding as of the close of business on June 30, 2010.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
Michael Weiner	349,662	(1)	1.8%
Ken Boenish	451,000	(2)	2.3%
Scott Piper	27,500	(3)	*
Grant Williams	21,000	(4)	*
Marc Callipari	22,500	(3)	*
Alan Isaacman	325,000	(5)	1.7%
Melissa Hubbard	132,500	(6)	*
David Nicholas	98,860	(7)	*
Walter Timoshenko	16,904		*
Hiram Woo	57,790	(8)	*
All executive officers and directors as a group (12 Persons)	2,094,796	(9)	10.3%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,949,400	(10)	10.0%
Intana Management, LLC 505 Park Avenue, 3rd Floor New York, NY 10022	2,136,458	(11)	11.0%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10119	1,909,300	(12)	9.8%
Robeco Investment Management, Inc. 909 Third Avenue New York, NY 10022	1,479,760	(13)	7.6%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	1,435,900	(14)	7.4%

*
Represents less than 1%.

(1)
Includes the right to acquire within 60 days 112,500 shares of common stock upon the exercise of currently outstanding stock options.

(2)
Includes the right to acquire within 60 days 450,000 shares of common stock upon the exercise of currently outstanding stock options.

(3)
Represents shares of common stock that may be acquired within 60 days upon exercise of currently outstanding stock options.

(4)
Includes the right to acquire within 60 days 20,000 shares of common stock upon the exercise of currently outstanding stock options.

(5)
Includes the right to acquire within 60 days 75,000 shares of common stock upon the exercise of currently outstanding stock options.

(6)
Includes the right to acquire within 60 days 85,000 shares of common stock upon the exercise of currently outstanding stock options.

(7)
Includes the right to acquire within 60 days 80,000 shares of common stock upon the exercise of currently outstanding stock options.

(8)
Includes the right to acquire within 60 days 50,000 shares of common stock upon the exercise of currently outstanding stock options.

(9)
Includes the right to acquire within 60 days 922,500 shares of common stock upon the exercise of currently outstanding stock options.

(10)
Based solely on a Schedule 13G/A filed by FMR LLC on February 16, 2010, each of FMR LLC and Edward C. Johnson 3d has sole dispositive power and no voting power over these shares. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is also the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 1,949,400 shares of the common stock outstanding. Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(11)
Based solely on a Schedule 13G/A filed by Intana Management, LLC and Intana Capital Master Fund Ltd. on February 16, 2010, Intana Management, LLC reports shared voting and dispositive power over all of these shares and Intana Capital Master Fund Ltd. reports shared voting and dispositive power over 1,402,659 of such shares.

(12)
Based solely on a Schedule 13G/A filed by Royce & Associates on January 26, 2010.

(13)
Based solely on a Schedule 13G filed by Robeco Investment Management, Inc. on February 12, 2010.

(14)
Based solely on a Schedule 13G/A filed on February 12, 2010, James H. Simons has reported sole voting and dispositive power over the shares of our common stock over which Renaissance Technologies LLC has reported that it has sole voting and dispositive power. Dr. Simons is reported as being a control person of Renaissance Technologies LLC and having the same address as Renaissance Technologies LLC.

 PROPOSAL TWO
APPROVAL OF THE COMPANY'S 2010 EQUITY INCENTIVE PLAN

        Our board of directors adopted, subject to shareholder approval, the New Frontier Media, Inc. 2010 Equity Incentive Plan, or the Plan. The Plan was recommended to our board of directors by its compensation committee after the compensation committee received input on the terms of the Plan from the Altman Group, a compensation consulting firm hired for the purpose of ensuring to the extent possible that the Plan meets the applicable standards currently published as being supported by the several institutional investor service firms. In accordance with applicable national securities exchange listing standards, our board of directors is asking shareholders to approve the Plan so that the Company may use the shares to assist the Company in achieving its goals of increasing profitability and shareholder value, while also receiving a federal income tax deduction for certain compensation paid under the Plan under Section 162(m) of the Internal Revenue Code of 1986, as amended, and for qualifying such shares for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. A summary of the principal provisions of the Plan is set forth below. The summary is qualified by reference to the full text of the Plan, which is incorporated by this reference to Appendix B of this proxy statement.

Purpose of the Plan

        The purpose of the Plan is to continue to further the growth and development of the Company by affording an opportunity for equity ownership or other bonus awards to selected employees and directors of the Company and its affiliates who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success. The Plan is also intended to assist the Company in attracting and retaining new employees and directors; to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals; to provide incentives for excellence in individual performance; and to promote teamwork. All future awards will be granted under the Plan, which we believe is best designed to provide the proper incentives for our employees and non-employee directors, ensures our ability to make performance-based awards, and meets the requirements of applicable law. All outstanding awards under our prior equity incentive plans will continue to be governed by those plans. As of the close of business on July 9, 2010, the record date, no shares were available for grants under the New Frontier Media, Inc. 2007 Stock Incentive Plan.

Administration

        The Plan generally will be administered by our board of directors, which may delegate Plan administration to a committee of our board of directors. The powers, duties and procedures of any appointed committee will be governed by its adopted charter, or in the absence of such charter, by the Plan. The administrator will have full authority to establish rules and regulations for the proper administration of the Plan, to select the employees and directors to whom awards are granted, and to set the date of grant, the type of award, the price to be paid, if any, and the other terms and conditions of the awards, consistent with the terms of the Plan. The administrator may modify outstanding awards as provided in the Plan.

Limitation on Awards and Shares Available

        As of the effective date of the Plan and based on the then-available shares under the Company's prior equity incentive plans, there are 1,250,000 shares of common stock of the Company, par value $.0001, available for issuance under the Plan. The aggregate number of shares of common stock of the Company that may be issued under awards granted pursuant to the Plan will not exceed 1,250,000 shares, inclusive of any shares available for grant under any of the Company's prior equity incentive plans. During any single calendar year, no participant will be eligible to be granted awards exceeding twenty percent (20%) of the current share pool. The determination of shares of common stock available under the Plan shall be determined assuming that one share of common stock is reserved for each share of common stock subject to an outstanding award.

        In the event of any cancellation, termination, expiration, or forfeiture of any award under any of the Company's prior equity incentive plans during the term of the Plan (including any shares of common stock that are surrendered by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of common stock that may be issued or transferred pursuant to awards under the Plan will not be increased for any share subject to such award at the time of its cancellation, termination, expiration, forfeiture, or repurchase.

        In addition, to the extent that an award granted under the Plan terminates, expires, or lapses for any reason, the number of shares of common stock that may be issued or transferred pursuant to awards under the Plan will automatically be increased by one share for each one stock option, stock appreciation right, and other award for which the holder pays the intrinsic value that is subsequently terminated, expired, cancelled, forfeited, or repurchased. Shares withheld for taxes or tendered for the payment of any exercise or purchase price will not be available for future awards under the Plan.

Eligibility

        Persons eligible to participate in the Plan include all employees and directors of the Company. The selection of participants from eligible employees and directors is within the discretion of our board of directors unless delegated to a committee of our board of directors in accordance with the Plan. Except with respect to persons who, as determined by the Company, may be subject to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended, the chief executive officer shall have the right to make a cumulative grant of up to ten percent (10%) of the current share pool to an eligible person and determine the terms and conditions of such awards granted under the Plan.

Awards

        The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, and other stock awards, or any combination thereof, to eligible individuals. The terms of the awards are subject to the provisions in an award agreement, consistent with the terms of the Plan. The Plan administrator is authorized to grant awards intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan enumerates certain performance criteria that may be used in granting such awards.

        Stock Options.    The Plan administrator may grant incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options; however, no employee may be granted incentive stock options unless the Plan is approved by the shareholders of the Company within twelve (12) months before or after the effective date of the Plan. Options shall be exercisable for such prices, shall expire at such times, and shall have such other terms and conditions as the Plan administrator may determine at the time of grant and as set forth in the award agreement; however, the option price for incentive stock options must be at least equal to 100% of the fair market value at the date of grant and no stock option shall be exercisable later than ten years after the date it is granted. The option price and withholding taxes are payable in either cash; a certified or bank cashier's check; shares of common stock; authorization for the Company to retain from the total number of shares as to which the option is exercised that number of shares of common stock having a fair market value on the date of exercise equal to the exercise price for the total number of shares as to which the option is exercise; any other form of legal consideration acceptable to the Company; or

any combination thereof. Certain cashless exercises and deferred payment options are also available under the Plan. No option may be repriced, replaced, or regranted through cancellation without shareholder approval (except in connection with a corporate event or transaction that changes the Company's capitalization, such as a stock dividend or a stock split).

        Stock Appreciation Rights.    The Plan administrator may grant stock appreciation rights with such terms and conditions as the administrator may determine at the time of grant and as set forth in the award agreement; provided, however, that the term of any stock appreciate right shall be no more than ten years from the date on which the stock appreciation right is granted and shall be subject to early termination as provided for in the Plan. The stock appreciation right price per share of common stock will be determined by the administrator, will be specified in the award agreement, and will not be less than 100% of the fair market value of the common stock subject to the stock appreciation right. The base price of the common stock under a stock appreciation right may not be repriced. A participant will have no rights as a shareholder of the Company with respect to any shares of common stock covered by a stock appreciation right award until the date of the issuance, if any, of the stock certificate for such shares.

        Restricted Stock.    Restricted stock may be granted in such amounts and subject to the terms and conditions as determined by the Plan administrator at the time of grant and as set forth in the award agreement. The administrator may impose performance goals for restricted stock. The administrator may authorize the payment of dividends on the restricted stock during the restricted period.

        Other Awards.    The Plan administrator may grant other types of equity-based or equity-related awards not otherwise described by the terms of the Plan, in such amounts and subject to such terms and conditions, as the administrator shall determine. Such awards may be based upon attainment of performance goals established by the administrator and may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares.

Amendment and Termination

        Our board of directors may amend the Plan at any time, subject to shareholder approval to the extent required by applicable law or regulation or the listing standards of the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board, or any other market or stock exchange on which the common stock is at the time primarily traded. Additionally, shareholder approval will be specifically required to (i) increase the maximum aggregate number of shares that may be issued under the Plan; (ii) increase the maximum number of shares that may be issued under the Plan through incentive stock options; (iii) change the class of individuals eligible to receive Awards under the Plan; or (iv) delete the provision of the Plan requiring shareholder approval prior to amending any outstanding option agreements to lower the option price.

        Our board of directors may suspend or terminate the Plan at any time. No such suspension or termination will diminish or impair the rights under an award previously granted without the consent of the participant. In no event may an award be granted pursuant to the Plan on or after June 29, 2020.

Miscellaneous

        The Plan also contains provisions with respect to the qualification of certain awards as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, payment of purchase prices, vesting and expiration of awards, treatment of awards upon the sale of the Company, transferability of awards, and tax withholding requirements. Various other terms, conditions, and limitations apply, as further described in the Plan.

Federal Income Tax Consequences

        The following is a brief description of the principal federal income tax consequences, as of the date of this proxy statement, associated with the grant of awards under the Plan. This summary is based on our understanding of present United States federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. Furthermore, the following discussion does not address state or local tax consequences.

Options

        Grant.    There is no federal income tax consequence to the participant solely by reason of the grant of incentive stock options or nonqualified stock options under the Plan.

        Exercise.    The exercise of an incentive stock option is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the participant generally must exercise the incentive stock option no later than ninety days following the termination of the participant's employment with us. However, such exercise may give rise to alternative minimum tax liability (see "Alternative Minimum Tax" below).

        Upon the exercise of a nonqualified stock option, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the amount paid by the participant as the exercise price. The ordinary income recognized in connection with the exercise by a participant of a nonqualified stock option will be subject to both wage and employment tax withholding.

        The participant's tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a nonqualified stock option, the amount of ordinary income, if any, recognized by the participant upon exercise thereof.

        Qualifying Disposition.    If a participant disposes of shares of our common stock acquired upon exercise of an incentive stock option in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the participant pursuant to the exercise of the incentive stock option, the participant will realize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the participant's adjusted basis in such shares (generally the option exercise price).

        Disqualifying Disposition.    If the participant disposes of shares of our common stock acquired upon the exercise of an incentive stock option (other than in certain tax free transactions) within two years from the date on which the incentive stock option was granted or within one year after the transfer of shares to the participant pursuant to the exercise of the incentive stock option, at the time of disposition the participant will generally recognize ordinary income equal to the lesser of (i) the excess of each such share's fair market value on the date of exercise over the exercise price paid by the participant, or (ii) the participant's actual gain. If the total amount realized on a taxable disposition (including return on capital and capital gain) exceeds the fair market value on the date of exercise of the shares of our common stock purchased by the participant under the option, the participant will recognize a capital gain in the amount of the excess. If the participant incurs a loss on the disposition (the total amount realized is less than the exercise price paid by the participant), the loss will be a capital loss.

        Other Disposition.    If a participant disposes of shares of our common stock acquired upon exercise of a nonqualified stock option in a taxable transaction, the participant will recognize capital gain or loss in an amount equal to the difference between the participant's basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of our common stock acquired upon exercise of incentive stock options as discussed above) will be short-term or long-term depending on whether the shares of our common stock were held for more than one year from the date such shares were transferred to the participant.

        Alternative Minimum Tax.    Alternative minimum tax is payable if and to the extent the amount thereof exceeds the amount of the taxpayer's regular tax liability, and any alternative minimum tax paid generally may be credited against future regular tax liability (but not future alternative minimum tax liability). Alternative minimum tax applies to alternative minimum taxable income. Generally, regular taxable income as adjusted for tax preferences and other items is treated differently under the alternative minimum tax.

        For alternative minimum tax purposes, the spread upon exercise of an incentive stock option (but not a nonqualified stock option) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of our common stock at such time for subsequent alternative minimum tax purposes. However, if the participant disposes of the incentive stock option shares in the year of exercise, the alternative minimum tax income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

        There are no federal income tax consequences to the Company by reason of the grant of incentive stock options or nonqualified stock options or the exercise of an incentive stock option (other than disqualifying dispositions). At the time the participant recognizes ordinary income from the exercise of a nonqualified stock option, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our reporting obligations described below. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an incentive stock option, and subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a corresponding deduction in the year in which the disposition occurs. We are required to report to the Internal Revenue Service any ordinary income recognized by any participant by reason of the exercise of a nonqualified stock option. We are required to withhold income and employment taxes (and pay the employer's share of the employment taxes) with respect to ordinary income recognized by the participant upon exercise of nonqualified stock options.

Stock Appreciation Rights

        There are no tax consequences to the participant or the Company by reason of the grant of stock appreciation rights. In general, upon exercise of a stock appreciation rights award, the participant will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the stock appreciation rights' base price, or the amount payable. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Restricted Stock and Bonus Stock

        Unless a participant makes the election described below with respect to restricted stock granted under the Plan, a participant receiving such an award will not recognize income and we will not be allowed a deduction at the time such award is granted. While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received and we will be allowed a deduction in a like amount. When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by us. Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture. However, by filing a Section 83(b) election with the Internal Revenue Service within thirty days after the date of grant, a participant's ordinary income and commencement of holding period and the deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by us will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If such election is made and a participant thereafter forfeits his or her award, no refund or deduction will be allowed for the amount previously included in such participant's income.

        A participant receiving a stock bonus under the Plan will recognize income equal to the excess of the stock's fair market value over the purchase price, if any.

        Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the satisfaction of a tax reporting obligation and any tax withholding condition, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long- or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured.

Requirements Regarding "Deferred Compensation"

        Certain of the benefits under the Plan may constitute "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, a provision governing "nonqualified deferred compensation plans." Failure to comply with the requirements of the provisions of Section 409A regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and to be subject to substantial penalties. The Plan is drafted in a form that is intended to be exempt from, and as applicable, to comply with, Section 409A.

        The Company's board of directors unanimously recommends that you vote FOR the adoption of the Company's 2010 Equity Incentive Plan and to authorize the reservation of 1,250,000 shares of our common stock for issuance thereunder.

 PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT AUDITORS

        Grant Thornton LLP has been the principal accounting firm for the Company since November 2001. The board of directors recommends that you vote your shares FOR ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the 2011 fiscal year.

        Ratification of the selection of Grant Thornton LLP by our shareholders is not required by law. As a matter of policy, however, such selection is being submitted to the shareholders for ratification at the annual meeting (and it is the present intention of our audit committee and board of directors to continue this policy). If the shareholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

        The Company anticipates that representatives of Grant Thornton LLP will attend the annual meeting for the purpose of responding to appropriate questions. At the annual meeting, the representatives of Grant Thornton LLP will be afforded an opportunity to make a statement if they so desire.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Company's audit committee reviews the Company's financial reporting process on behalf of our board of directors. The board of directors has adopted a written charter for the audit committee, and it and its audit committee has re-evaluated it in connection with the filing of the Company's annual report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the annual report on Form 10-K with the Company's management and independent registered public accounting firm, Grant Thornton LLP. The Company's management is responsible for the financial statements and the reporting process, including our system of internal control over financial reporting. Grant Thornton LLP is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. Grant Thornton LLP is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. The audit committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining its independence.

        Based on the review and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended March 31, 2010, for filing with the Securities and Exchange Commission.

  Melissa Hubbard (Chair)
  David Nicholas
  Hiram J. Woo

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q were approximately $370,000 in fiscal year 2010 and approximately $596,000 in fiscal year 2009. For the fiscal years 2010 and 2009, such fees included the audit of the Company's annual financial statements and review of the financial statements included in the Company's quarterly reports on Form 10-Q filed for such fiscal years. In fiscal year 2009, the fees also included attestation services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

        The aggregate fees billed for assurance and related services rendered by Grant Thornton LLP that are reasonably related to the performance of the audit or review of the Company's financial statements not reported above were approximately $19,000 in fiscal year 2010 and approximately $18,000 in fiscal year 2009. These fees were principally related to the audit of the Company's 401(k) plan.

Tax Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning were approximately $168,000 in fiscal year 2010 and approximately $170,000 in fiscal year 2009.

All Other Fees

        There were no other fees billed for products offered or professional services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2010 and 2009.

Audit Committee Pre-Approval Policy

        The audit committee reviews and pre-approves all audit and permitted non-audit services provided by our independent registered public accounting firm on a case-by-case basis. Our chief financial officer is responsible for presenting the audit committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The chair of the audit committee has the authority to pre-approve any additional audit or permitted non-audit services provided to the Company. Any such additional audit or permitted non-audit services pre-approved by the chair are presented to, and ratified by, the entire audit committee at the next regularly scheduled meeting of the audit committee.

AVAILABILITY OF REPORT ON FORM 10-K

        Our audited consolidated financial statements are reproduced in Appendix A to this proxy statement and are included in our annual report on Form 10-K for the fiscal year ended March 31, 2010 filed with the Securities and Exchange Commission, 450 F Street, N.W., Washington, D.C. 20549. Upon your written request, we will provide to you a complimentary copy of our 2010 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Your request should be mailed to New Frontier Media, Inc., Attention: General Counsel, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. A complimentary copy may also be obtained at the internet website maintained by the Securities and Exchange Commission at www.sec.gov, or by visiting our internet website at www.noof.com and clicking on "Investor Relations," then on "SEC Filings."

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies and intermediaries. The Company does not engage in householding. A number of brokers and other intermediaries with account holders who are our shareholders, however, may be householding our shareholder materials, including this proxy statement and the accompanying annual report. In that event, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by the intermediaries from the affected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to the broker or other intermediary and to us at: New Frontier Media, Inc., Attention: Secretary, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, or by calling us at (303) 444-0900. Shareholders who hold their shares through brokers or other intermediaries and who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

By order of the board of directors,
Michael Weiner Chief Executive Officer and Secretary

Dated: July 16, 2010

 APPENDIX A

        This Appendix A was reproduced primarily from Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on June 11, 2010. You can obtain a free copy of the complete text of our Form 10-K by following the directions in our proxy statement under the caption "Availability of Report on Form 10-K."

        We are a leader in transactional television and the distribution of general motion picture entertainment. Our key customers include large cable and satellite operators, premium movie channel providers and major Hollywood studios. We distribute content world-wide. Our three principal businesses are reflected in the Transactional TV, Film Production and Direct-to-Consumer operating segments. Our Transactional TV segment distributes adult content to cable and satellite operators who then distribute the content to retail customers via pay-per-view and video-on-demand technology. We earn revenue through contractual percentage splits of the retail price. The Film Production segment generates revenue through the distribution of mainstream content to large cable and satellite operators, premium movie channel providers and other international content distributors. This segment also periodically provides contract film production services to major Hollywood studios. Our Direct-to-Consumer segment primarily generates revenue from membership fees earned through the distribution of adult content to consumer websites. Our Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc.

        Biographical information concerning our executive officers other than Mr. Weiner, our chief executive officer and secretary, is provided below. Biographical information regarding Mr. Weiner and our other directors is incorporated by reference to their biographies included under the caption "Proposal One—Election of Directors—Information About the Nominees" in our definitive proxy statement to which this appendix is attached. All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of our website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules of NASDAQ.

EXECUTIVE OFFICERS OF THE REGISTRANT.

Name	Age	Position
Ken Boenish	43	President
Marc Callipari	42	General Counsel
Rich Goldberg	48	Co-President, MRG Entertainment, Inc.
Marc Greenberg	63	Co-President, MRG Entertainment, Inc.
Scott Piper	47	Chief Technology and Information Officer
Grant Williams	34	Chief Financial Officer

        Ken Boenish.    Mr. Boenish is a 22-year veteran of the cable television industry. In October 2000, he was named President of the Transactional TV segment and in June 2005 he was named President of New Frontier Media. Mr. Boenish joined New Frontier Media as the Senior Vice President of Affiliate Sales in February 1999. Prior to joining the Company, Mr. Boenish was employed by Jones Intercable ("Jones") from 1994 to 1999. While at Jones he held the positions of National Sales Manager for Superaudio, a cable radio service serving more than 9 million cable customers. He was promoted to Director of Sales for Great American Country, a then new country music video service, in 1997. While at Great American Country, Mr. Boenish was responsible for adding more than 5 million new customers to the service while competing directly with Country Music Television, a CBS cable network.

From 1988 to 1994 he sold cable television advertising on systems owned by Time Warner, TCI, COX, Jones, Comcast and other cable systems. Mr. Boenish holds a bachelors degree from St. Cloud State University.

        Marc Callipari.    Mr. Callipari joined New Frontier Media in August 2006 as the Vice President of Legal Affairs and shortly thereafter was promoted to General Counsel. He is responsible for New Frontier Media's legal and human resources functions. Mr. Callipari started his legal career over 16 years ago in Washington, D.C. where he practiced commercial litigation from 1994 to 1999 with a large, international law firm and a boutique litigation firm. More recently, he served as captive outside and then in-house counsel to Level 3 Communications, an unaffiliated international communications company, from 1999 to 2006, where he was responsible for a wide range of world-wide litigation and transactional matters, including the negotiation of several multi-million dollar telecommunication infrastructure asset purchases and sales. He graduated from the University of San Diego School of Law in 1994, is a member of the Colorado, Virginia and District of Columbia Bars and has been admitted to practice before numerous federal courts throughout the United States.

        Rich Goldberg.    Mr. Goldberg has over 25 years of experience in the entertainment industry including roles in a variety of sales and sales management positions for a number of independent video labels such as AIP and Today Home Entertainment. Mr. Goldberg has served as Co-President of the Company's wholly owned subsidiary, MRG Entertainment, Inc., since February 2006. Mr. Goldberg co-founded MRG Entertainment, Inc. in 1996. Prior to co-founding MRG Entertainment, Inc., Mr. Goldberg co-founded Cinema Production Video, Inc. ("CPV") in 1996 to produce and distribute films to pay-television. CPV was sold to the Spice Networks in 1994, and Mr. Goldberg continued to operate CPV as a wholly-owned subsidiary of the Spice Networks until 1996. Mr. Goldberg holds a Bachelor of Arts Degree in Business Administration from the University of South Florida.

        Marc Greenberg.    Since February 2006, Mr. Greenberg has been Co-President of the Company's wholly-owned subsidiary, MRG Entertainment, Inc. In 1996 Mr. Greenberg co-founded MRG Entertainment, Inc. Prior thereto, beginning in 1987, Mr. Greenberg co-founded CPV and began producing and distributing soft erotic programming. He sold CPV to the Spice Networks in 1994 and continued to operate CPV as a wholly-owned subsidiary of the Spice Networks until 1996. Mr. Greenberg graduated from the University of Florida in 1970 with a Bachelor of Arts degree in Advertising.

        Scott Piper.    Mr. Piper joined New Frontier Media in February 2007 as Chief Technology and Information Officer. Mr. Piper has been an information technology professional for approximately 20 years and has held senior leadership roles for the past 12 years. He has extensive experience in infrastructure design and delivery for large scale enterprises, including the implementation of over fifteen customer contact centers, some with as many as 1,500 seats. He was responsible for one of the first successful large voice over internet protocol ("VoIP") contact centers in the U.S. Prior to joining New Frontier Media, Mr. Piper was employed from 1994 to 2006 by EchoStar Satellite L.L.C. While employed in a variety of roles during his tenure at EchoStar, he most recently held the title of Vice President of IPTV. Mr. Piper was responsible for the launch of DISH Network's web based entertainment portal prior to his departure. Mr. Piper holds a Bachelor of Science in Marketing and Finance from the University of Colorado and a Masters in Science in Telecommunications from the University of Denver.

        Grant Williams.    Mr. Williams has served as Chief Financial Officer since April 2008. Mr. Williams served as the Corporate Controller of New Frontier Media from October 2006 until April 2008. From February 2004 until October 2006, Mr. Williams was employed by eFunds Corporation and served in various senior manager roles, including management of Securities and Exchange Commission filings and correspondence; financial contract management for significant transactions including business acquisitions, business dispositions, and debt financing; and financial management and analysis of the company's corporate costs. Prior to February 2004, Mr. Williams was employed by Ernst and Young, LLP as a manager within the assurance and advisory services group. Mr. Williams holds a Bachelor of Accountancy from the University of Oklahoma and is a Certified Public Accountant in Colorado and Arizona.

 PART II.

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "NOOF".

        The following table sets forth the range of high and low sales prices for our common stock for each quarterly period indicated, as reported on the NASDAQ Global Select Market:

Quarter Ended	High	Low	Quarter Ended	High	Low
June 30, 2009	$2.95	$1.52	June 30, 2008	$5.29	$3.31
September 30, 2009	2.50	1.87	September 30, 2008	4.28	2.05
December 31, 2009	2.18	1.75	December 31, 2008	2.56	1.27
March 31, 2010	2.40	1.76	March 31, 2009	2.20	1.05

        The high and low sales prices per share as reported on the NASDAQ Global Select Market on June 4, 2010, were $1.85 and $1.81, respectively. As of June 4, 2010, there were approximately 3,443 beneficial owners and 176 holders of record of New Frontier Media's Common Stock.

        During each of the quarters in fiscal year 2008, the Company's Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock. The Company paid approximately $9.0 million in cash dividends through March 31, 2008. Additionally, as of March 31, 2008, the Company had a dividend payable of $3.0 million that was subsequently paid in April 2008. The Board of Directors did not declare a quarterly dividend during fiscal year 2009 or 2010, and the payment of future quarterly dividends is at the discretion of the Board of Directors.

ISSUER PURCHASES OF EQUITY SECURITIES

        From time to time, the Company has executed stock repurchase programs and stock purchase agreements based on current market conditions and the capital and financial position of the Company. This activity is conducted in a manner intended to comply with the safe harbor provisions of Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, and to minimize the impact of any purchases upon the market for its securities. Repurchased shares are returned to authorized but unissued shares of common stock in accordance with Colorado law.

        In June 2008, the Company's Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. During the six month period ended September 30, 2008, the Company substantially completed the share repurchase plan and repurchased approximately 1.1 million shares for a total purchase price of approximately $4.3 million.

        On November 14, 2008, the Company entered into a Stock Purchase Agreement pursuant to which a shareholder agreed to sell and the Company agreed to purchase approximately 2.6 million shares of the Company's common stock for a cash purchase price of $1.55 per share or an aggregate purchase price for all of the shares of approximately $4.1 million. The Company funded the acquisition of the shares with available cash.

        On March 11, 2009, the Company purchased through one broker in an unsolicited single block trade approximately 0.5 million shares of its common stock for a cash purchase price of $1.30 per share, or an aggregate purchase price for all of the shares of approximately $0.7 million. The acquisition was funded with available cash.

        On August 28, 2009, the Company announced that its Board of Directors adopted a new stock repurchase program. Under the program, the Company may purchase with available cash and cash from operations up to 1.0 million shares of the Company's outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permit. The program will expire in March 2012. Common stock purchases by the Company during the fourth quarter of fiscal year 2010 under this program were as follows (in thousands, except per share amounts):

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
January 1 - 31, 2010	—	$—	—	971
February 1 - 28, 2010	20	1.94	20	951
March 1 - 31, 2010	13	2.22	13	938

Total	33	$2.05	33

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative 5-year total return provided to shareholders of New Frontier Media, Inc.'s common stock relative to the cumulative total returns of the S&P SmallCap 600 index, and a customized peer group of two companies that includes: Playboy Enterprises Inc. and Private Media Group Inc. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in the Company's common stock, in the peer group, and the index on 3/31/2005 and its relative performance is tracked through 3/31/2010.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among New Frontier Media, Inc., The S&P SmallCap 600 Index
And a Peer Group

*
$100 invested on 3/31/05 in stock or index, including reinvestment of dividends.

Copyright© 2010 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

        The stock price performance included in this graph is not necessarily indicative of future stock price performance.

        In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed to be "soliciting material" or deemed to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this report into any other filed document.

ITEM 6.    SELECTED FINANCIAL DATA.

FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended March 31,
	2010(4)	2009(3)	2008	2007(2)	2006(1)
Net revenue	$50,428	$52,595	$55,911	$63,271	$46,851
Income (loss) from continuing operations	$(1,113)	$(2,970)	$8,836	$12,309	$11,283
Income (loss) from continuing operations per basic common share	$(0.06)	$(0.13)	$0.37	$0.51	$0.49
Income (loss) from continuing operations per diluted share	$(0.06)	$(0.13)	$0.37	$0.51	$0.48
Weighted average diluted shares outstanding	19,481	22,039	24,148	24,355	23,338
Total assets	$61,813	$68,539	$83,661	$88,216	$86,765
Long-term liabilities	$837	$1,863	$2,013	$3,684	$7,035
Cash dividends declared per share of common stock	$—	$—	$0.50	$0.60	$—

(1)
In February 2006, the Company acquired MRG Entertainment, Inc., its subsidiaries and a related company, Lifestyles Entertainment, Inc. ("MRG").

(2)
Beginning in the first quarter of fiscal year 2007, the Company adopted new standards that changed the accounting for employee equity incentive plans requiring the recognition of share-based compensation. See Note 3—Employee Equity Incentive Plans within the Notes to Consolidated Financial Statements for additional information.

(3)
During the third quarter of fiscal year 2009, the Company incurred goodwill impairment charges of $10.0 million and film cost impairment charges of $1.1 million associated with the Film Production segment. See Note 6—Goodwill and Other Intangible Assets and Note 9—Film Costs within the Notes to Consolidated Financial Statements for additional information.

(4)
During the fourth quarter of fiscal year 2010, the Company incurred goodwill impairment charges of $4.9 million, film cost impairment charges of $1.2 million, and recoupable costs and producer advances impairment charges of $0.8 million associated with the Film Production segment. See the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 6—Goodwill and Other Intangible Assets and Note 9—Film Costs within the Notes to Consolidated Financial Statements for additional information.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INTRODUCTION

        Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to provide the readers of our accompanying consolidated financial statements with a narrative discussion about our business. The MD&A is provided as a supplement to the consolidated financial statements and accompanying notes and should be read in conjunction with those financial statements and accompanying notes. Our MD&A is organized as follows:

  •
  Forward-Looking Statements.  Cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause actual results to differ materially from our historical results or our current expectations or projections.

  •
  Executive Overview.  General description of our business and operating segments as well as trends, challenges and growth objectives.

  •
  Critical Accounting Policies and Estimates.  Discussion of accounting policies that require critical judgments and estimates.

  •
  Results of Operations.  Analysis of our consolidated results of operations for the three years presented in our financial statements for each of our operating segments: Transactional TV, Film Production, Direct-to-Consumer, and Corporate Administration.

  •
  Liquidity and Capital Resources.  Analysis of cash flows, sources and uses of cash, contractual obligations, and financial position.

FORWARD-LOOKING STATEMENTS

        This annual report on Form 10-K includes forward-looking statements. These are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from such statements. The words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "could," "will," "would," "will be," "will continue," "will likely result," "are optimistic that," and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to: 1) retain our four major customers that accounted for approximately 52% of our total revenue during the fiscal year ended March 31, 2010; 2) maintain the license fee structures currently in place with our customers; 3) maintain our pay-per-view ("PPV") channel and video-on-demand ("VOD") shelf space with existing customers; 4) compete effectively with our current competitors and potential future competitors that distribute adult content to U.S. and international cable multiple system operators ("MSOs") and direct broadcast satellite ("DBS") providers; 5) retain our key executives; 6) produce film content that is well received by our Film Production segment's customers; 7) comply with current and future regulatory developments both domestically and internationally; and 8) successfully compete against other forms of adult and non-adult entertainment such as pay and free adult oriented internet sites and adult oriented premium channel content. The foregoing list of factors is not exhaustive. For a more complete list of factors that may cause results to differ materially from projections, please refer to the Risk Factors section of this Form 10-K.

EXECUTIVE OVERVIEW

Overview

        We are a leader in transactional television and the distribution of general motion picture entertainment. Our key customers include large cable and satellite operators, premium movie channel providers and major Hollywood studios. We distribute content world-wide. Our three principal businesses are reflected in the Transactional TV, Film Production and Direct-to-Consumer operating segments. Our Transactional TV segment distributes adult content to cable and satellite operators who then distribute the content to retail customers via PPV and VOD technology. We earn revenue through contractual percentage splits of the retail price. The Transactional TV segment has historically been our most profitable segment. The Film Production segment primarily generates revenue through the distribution of mainstream content to large cable and satellite operators, premium movie channel providers and other international content distributors. This segment also periodically provides contract film production services to major Hollywood studios ("producer-for-hire" arrangements). The Film Production segment incurred operating losses in fiscal years 2010 and 2009 primarily due to large non-cash impairment charges. Our Direct-to-Consumer segment primarily generates revenue from membership fees earned through the distribution of adult content to consumer websites. The Direct-to-Consumer segment has historically incurred operating losses and is expected to continue to incur operating losses for the foreseeable future; however, we have focused our efforts on returning the segment to profitability through efforts described below. Our Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc.

        The business models of each of our segments are summarized below.

Transactional TV Segment

        Our Transactional TV segment is focused on the distribution of its PPV and VOD service to MSOs and DBS providers worldwide. We earn a percentage of revenue, or "split", from our content for each VOD, PPV or subscription that is purchased on our customers' platform. Revenue growth can occur when we launch our services to new cable MSOs or DBS providers, experience growth in the number of digital subscribers for systems where our services are currently distributed, when we launch additional services or replace our competitors' services on existing customer cable and DBS platforms, and when our proportional buy rates improve relative to our competitors. Alternatively, our revenue could decline if we were to experience lower consumer buy rates as has been the case with the recent general economic downturn, if customers migrate to other forms of entertainment such as pay and free adult oriented internet sites, if the revenue splits we receive from our customers decline, if additional competitive channels are added to our customers' platforms or if our existing customers remove or replace our services on their platform.

        Prior to fiscal year 2009, the Transactional TV segment focused on growing its distribution of content in the U.S. market. During fiscal year 2009, we began expanding our services into new international markets in North America, Europe and Latin America, and we generated approximately $1.0 million of revenue from this international distribution in fiscal year 2009. We continued to focus on growing our international distribution in fiscal year 2010 and improved international revenue to $3.6 million. Approximately 83% of our fiscal year 2010 international revenue was from VOD services, and the remaining proportion was from PPV services. We leverage our existing technology infrastructure to distribute content internationally. Our international VOD distribution resulted in minimal transport and sales staff costs, and our PPV channel distribution also resulted in minimal incremental costs because our existing transponder footprint reaches from north-central Canada to southern Mexico. As we continue to expand our international VOD services distribution footprint, we expect to incur minimal costs for this distribution including transport and sales staff costs. We expect the expansion of our international PPV channel services will require us to lease additional transponder space in order to obtain a broader international footprint for our channels. We believe the cost of leasing additional transponder space will increase our cost of sales; however, the cost will be relatively fixed in nature and will not vary relative to increases or decreases in the related revenue.

        Transactional TV segment revenue during fiscal year 2010 as compared to the prior fiscal year experienced the following trends:

  •
  Our domestic VOD and PPV revenue declined, and we believe this is due to a reduction in consumer discretionary spending in response to the economic downturn. We believe consumers that have historically purchased our content with discretionary income have reduced or eliminated their acquisition of our content or are viewing adult content through less expensive alternatives such as pay and free internet websites in response to the economic downturn.

  •
  In November 2009, the largest DBS provider in the U.S. decreased their distribution of our channels from three channels to two channels. The customer has the right to discontinue carriage of any of the remaining two channels without penalty and with little advance notice. The removal of the channel in November 2009 resulted in an estimated decline in our PPV revenue of between approximately $0.4 million and $0.5 million during the fourth quarter of fiscal year 2010 as compared to the same prior year quarter. We expect that there will be a comparable decline in our PPV quarterly revenue in each of the first three quarters of fiscal year 2011 as compared to the same quarters in the prior fiscal year as a result of the removal of the third channel.

  •
  Partially offsetting the decline in domestic revenue is incremental revenue from the expansion of our distribution into international markets. As of March 31, 2010, we were distributing content to Canada, Latin America and Europe. We plan to continue to pursue opportunities to distribute our content to new customers internationally and increase the quantity of content we distribute to existing international customers. We also expect to pursue distribution in new international regions in fiscal year 2011 such as Asia.

  •
  Our Transactional TV segment domestic revenue during the third and fourth quarters of fiscal year 2010 were relatively consistent with the results reported in the second quarter of fiscal year 2010 (excluding the impact from the loss of a PPV channel on the largest DBS platform in the U.S.). These results may be a leading indicator of the stabilization of the domestic revenue; however, we believe additional performance data is necessary to confirm this stabilization.

        It is reasonably possible that difficult economic conditions will persist or worsen, which could cause our Transactional TV segment results to be materially adversely impacted. Our Transactional TV segment is reliant on discretionary consumer purchases of our content. When consumers spend less of their discretionary income on non-essential expenses such as our content, it adversely impacts our business. Additionally, the price point of our content is significantly higher than both mainstream content and adult content that is distributed through other less expensive and free media such as the internet. As a result, consumers that would otherwise purchase our content may opt to purchase less expensive mainstream content or obtain their adult entertainment through less expensive media such as pay and free internet. Although we believe that the deterioration in the economy has negatively impacted the Transactional TV segment's results, it is not possible for us to quantify or reasonably estimate the financial impact. We have remained focused on maintaining our competitive market position by offering a wide range of high-quality content that we believe is superior to other product offerings in the industry. We are currently in discussions with many of our largest customers to seek ways to encourage increased viewing of our content and to implement value-added offers in order for our content to be more competitive with alternative media.

        When considering the future operating results of the Transactional TV segment, we believe the following challenges and risks could adversely impact the segment's future operating results:

  •
  declines in new and existing customer buys of adult TV services due to a migration to other lower cost or free adult media services such as the internet;

  •
  adverse impacts to our business from a continued decline in discretionary consumer spending as a result of less favorable economic conditions;

  •
  increased pressure from customers to reduce the revenue splits we receive or execute minimum guarantees or risk having those customers remove one or more of our channels from their platform;

  •
  increased VOD competition from established adult entertainment companies or new entrants such as production studios and internet-based distributors because the barriers of entry for this product line are low;

  •
  challenges associated with our continued expansion into international markets and our inexperience with international customers, buy rates, and consumer habits;

  •
  slowing growth of the overall adult entertainment category and limited incremental distribution opportunities within the U.S.; and

  •
  continued product commoditization.

        In addition to the above noted risks, our agreements typically allow our customers to make significant changes to our distribution (such as reduce the number of hours on the platform or remove one or more channels from the platform) and may be terminated on relatively short notice without penalty. If one or more of our cable MSO or DBS operators changes our distribution terms, terminates or does not renew our agreements, or does not renew the agreements on terms as favorable as those of our current agreements, our financial position and results of operations could be materially adversely affected.

        All the above mentioned challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. Nevertheless, we believe that we are well positioned to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be decided by other parties such as our customers.

        During fiscal year 2011 and future periods, we believe that the Transactional TV segment will experience revenue growth if we can successfully manage and are not materially adversely impacted by the challenges and risks previously mentioned. We currently expect future growth in the segment to occur if we are successful with the following objectives:

  •
  continuing our international distribution expansion into new and existing geographic locations;

  •
  increasing the proportional VOD hours we receive on existing customer platforms;

  •
  replacing our competitors' PPV channels with our channels on both existing and new customer platforms;

  •
  transitioning cable MSO and DBS providers to less edited content standards;

  •
  improving the value proposition for customers such as including limited term internet access to our content for each PPV or VOD purchase;

  •
  improving the VOD user interfaces; and

  •
  increasing the advertising revenue we receive from our PPV channels.

Film Production Segment

        The Film Production segment has historically derived the majority of its revenue from two principal businesses: (1) the production and distribution of original motion pictures such as erotic thrillers, horror movies, and erotic, event styled content ("owned content"); and (2) the licensing of third party films in international and domestic markets where we act as a sales agent for the product ("repped content"). This segment also periodically provides contract film production services to certain major Hollywood studios ("producer-for-hire" arrangements).

        We generate revenue by licensing our owned content for a one-time fee to free TV, premium TV and other domestic and international distributors. Additionally, we leveraged our existing customer relationships with our Transactional TV segment customers and license the Film Production segment's owned content to domestic and international cable MSO and DBS providers through revenue split arrangements that are structured in a similar manner to our Transactional TV segment agreements. The revenue splits we receive from cable MSO and DBS providers for the Film Production segment content are higher than the revenue splits we receive for our Transactional TV segment content primarily due to the mainstream nature of the content. However, the retail price for our mainstream content is lower than our Transactional TV segment content, and our per-buy revenue per transaction is often the same as the Transactional TV segment.

        We also generate repped revenue through sales agency arrangements whereby we earn a sales commission and marketing fees by selling mainstream titles on behalf of film producers. The Film Production segment has established relationships with independent mainstream filmmakers and represents these filmmakers' movies through its Lightning Entertainment Group. Beginning in late fiscal year 2009, we leveraged our existing Transactional TV segment customer relationships and began distributing repped content on VOD platforms through several domestic cable MSOs. We are also distributing repped content titles to domestic retail DVD markets through a distribution partner. Our distribution of repped content to VOD and retail DVD markets generated incremental sales agency commission revenue of approximately $0.4 million in fiscal year 2010, and we expect this revenue will improve in fiscal year 2011.

        Our Film Production segment periodically acts as a contract film producer for major Hollywood studios. Through these producer-for-hire arrangements, we provide services and incur costs associated with the film production. Once the film has been delivered to the customer, we earn a fee for our services. Although we maintain no ownership rights for the produced content, we are responsible for the management and oversight of the production. We do not produce these movies unless we have an executed agreement with a customer. These services have historically generated between $2.0 million and $3.0 million of revenue with a gross margin of between 10% and 20%. However, our historical performance may not be representative of producer-for-hire performance in the future.

        Film Production segment revenue during fiscal year 2010 as compared to the prior fiscal year experienced the following trends:

  •
  Owned content revenue declined primarily due to a $0.9 million decrease in revenue from premium cable channel customers related to the delivery of episodic series. We recognized revenue in fiscal year 2010 from a premium cable channel customer for the remaining partial delivery of the third installment of an episodic series, whereas in fiscal year 2009, we recognized the full revenue from the delivery of the second installment of an episodic series as well as revenue from the initial partial delivery of the third installment of an episodic series. We completed the production of a fourth installment of an episodic series in fiscal year 2010 and expect to deliver and recognize revenue for this series during the first half of fiscal year 2011. We expect the revenue from the fourth series will be between $1.7 million and $1.8 million, and we expect our total production costs for the series will be $1.1 million. We also plan to continue to pursue these episodic productions in the future.

  •
  Repped content revenue improved due to our distribution of mainstream content to domestic VOD and retail DVD markets. Also contributing to the increase was incremental revenue from the distribution of content to home video and VOD platforms through our arrangement with a mainstream film distributor. We expect the mainstream repped content revenue will continue to improve as we expand our distribution of content to new customer VOD platforms and increase the amount of content we distribute on existing customer VOD platforms.

  •
  Producer-for-hire and other revenue improved due to the completion of a producer-for-hire arrangement in the fourth quarter of fiscal year 2010, which generated $2.6 million in revenue and a profit margin percentage of approximately 19%. Revenue also improved due to the partial delivery of film titles associated with a second producer-for-hire arrangement in the fourth quarter of fiscal year 2010. The second producer for hire deal generated revenue of $1.3 million and a profit margin percentage of 14%, and we expect to recognize the remaining revenue of between approximately $0.7 million and $0.8 million in the first quarter of fiscal year 2011. We are also in the process of securing a new producer-for-hire arrangement scheduled for production in fiscal year 2011, and we currently estimate this production will generate approximately $3.3 million in additional producer-for-hire revenue in fiscal year 2011 and generate a profit margin of between 10% and 15%.

        When considering the future operating results of the Film Production segment, we believe the following challenges and risks could adversely impact this segment's operating results:

  •
  the identification and execution of owned content deals with premium movie channels could become less frequent;

  •
  declines in new and existing customer VOD buys of our erotic owned content due to a migration to other lower cost or free adult services such as the internet;

  •
  increased competition to our owned content from more explicit adult film offerings;

  •
  adverse impacts to our business from a continued depression or additional decline in discretionary consumer spending as a result of less favorable economic conditions; and

  •
  we are making larger producer advances and incurring more significant costs for repped content films with larger production budgets and we may be unable to recover these advances and costs through the future sale of the films.

        The impact of these challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. Nevertheless, we believe that we are well positioned to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be decided by other parties such as our customers.

        During fiscal year 2011 and in future periods, we will focus on improving the revenue we generate from this segment through the following strategic initiatives:

  •
  generating incremental mainstream repped content revenue by distributing higher quality titles with recognized actors and actresses through domestic cable MSOs;

  •
  generating incremental mainstream repped content revenue by distributing higher quality titles through the DVD retail market;

  •
  identifying other mainstream niche content, such as horror titles, for distribution through domestic cable MSOs and other platforms;

  •
  expanding the quantity of owned episodic series content deals we execute with premium movie channels;

  •
  identifying new opportunities to provide producer-for-hire services to major Hollywood studios; and

  •
  improving the buy rates of VOD owned content on cable MSO and DBS platforms through the same methods utilized by our Transactional TV segment.

        During fiscal year 2009, the film markets were significantly impacted by the economic downturn. As a result, the Film Production segment's customers reduced their content acquisition budgets. We believe this occurred because our customers were relying upon their existing libraries to reduce spending and costs. These changes significantly impacted the Film Production segment operating results during the third quarter of fiscal year 2009 and as a result, we made material revisions to the segment's internal forecasts resulting in a $10.0 million goodwill impairment charge. We also recorded a film cost impairment charge of approximately $1.1 million during the third quarter of fiscal year 2009 as a result of the economic downturn. During fiscal year 2010, the Film Production segment results were consistent with our internal budgets excluding the impact of the goodwill and other impairment charges. However, industry conditions continue to be unfavorable in the film markets where we distribute content, and we believe these challenging conditions will continue for the foreseeable future. As a result, the five year internal forecast for the Film Production segment was revised downward in connection with our year end goodwill impairment testing resulting in a goodwill impairment charge of $4.9 million. We also recorded a film cost impairment charge of approximately $1.2 million and a recoupable costs and producer advances impairment charge of approximately $0.8 million during fiscal year 2010 associated with the unfavorable film market conditions. It is reasonably possible that future unfavorable economic conditions could cause the operating results of this segment to remain depressed or decline.

Direct-to-Consumer Segment

        Our Direct-to-Consumer segment generates revenue primarily by selling memberships to our adult consumer websites. During fiscal year 2010 and 2009, we experienced a decline in the Direct-to-Consumer segment revenue which we believe is due to a decline in consumer spending as a result of the unfavorable economic conditions as well as the availability of free and low-cost internet content. We expect this segment will continue to incur operating losses for the foreseeable future; however, we recently launched additional niche consumer websites during fiscal year 2010 as well as a dating website and are optimistic that these efforts will result in improved performance during fiscal year 2011.

        The Direct-to-Consumer segment also operated an internet protocol television ("IPTV") set-top box business beginning in late fiscal year 2008. Customers of the IPTV set-top box product could obtain content directly through the internet and view the content on television. In the fourth quarter of fiscal year 2010, we discontinued the operations of the IPTV business model as a result of underperformance in fiscal year 2010. See Note 19—Discontinued Operations for further discussion on our discontinuation of the IPTV set-top box business.

Corporate Administration Segment

        The Corporate Administration segment reflects all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer operating segments. These costs include, but are not limited to, legal expenses, accounting expenses, human resource department costs, insurance expenses, registration and filing fees with NASDAQ, executive employee costs, and costs associated with our public company filings and shareholder communications. Our focus for this operating segment is balancing cost containment with the need for administrative support for the growth of the Company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The methods, estimates, and judgments that the Company uses in applying the accounting policies have a significant impact on the results that the Company reports in its financial statements. Some of the accounting policies require the Company to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. The Company bases its estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company continuously evaluates its methods, estimates and judgments. The Company believes the following critical accounting policies reflect the more significant judgments, estimates and considerations used in the preparation of its consolidated financial statements:

  •
  the recognition of revenue;

  •
  the recognition and measurement of income tax expenses, assets and liabilities (including the measurement of uncertain tax positions and valuation of deferred tax assets);

  •
  the valuation of recoupable costs and producer advances;

  •
  the assessment of film costs and the forecast of anticipated revenue ("ultimate" revenue), which is used to amortize film costs;

  •
  the amortization methodology and valuation of content and distribution rights;

  •
  the valuation of goodwill, intangible and other long-lived assets; and

  •
  the valuation and recognition of share-based compensation.

        Each of these critical accounting policies is described in detail below.

Revenue Recognition

        The Company's revenue consists primarily of fees earned through the distribution of its licensed and owned content through various media outlets including MSOs, DBS providers, the internet, premium movie channels, and other available media channels. Revenue also consists of fees earned through the licensing of third-party content whereby the Company acts as a sales agent for the film producer. Revenue is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the services have been rendered or delivery conditions as described in the related contract for the completed film have been satisfied, the license period related to Film Production segment arrangements has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and its collection is reasonably assured. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment VOD and PPV Services

        The Transactional TV segment's VOD and PPV revenue are recognized based on buys and monthly subscriber counts reported each month by cable MSOs and DBS providers. The Company earns revenue through a contractual percentage split of the retail price of the content. The actual monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service. This practice requires management to make monthly revenue estimates based on the Transactional TV segment's historical experience with each customer. The revenue may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of owned content is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the delivery conditions of the completed film have been satisfied as required in the contract, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is reasonably assured. For agreements that involve the distribution of content to the home video market, PPV market and VOD market, the Company is unable to determine or reasonably estimate the revenue split earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, the Company's share of licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

Film Production Segment Repped Content Licensing

        The Company recognizes revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned by the Company on the total content licensing fee. The producers' share of the licensing fee is recorded as a liability by the Company until the balance is remitted to the producer. For agreements that involve the distribution of repped content to the home video market, PPV market and VOD market, the Company is unable to determine or reasonably estimate the revenue split due from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, the Company's share of licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

        The agreements entered into with the producers may also provide for a marketing fee that can be earned by the Company. The marketing fee is stated as a fixed amount and is contractually earned by the Company upon collection of sufficient film licensing fees as defined by the contract, the terms of which vary depending on film quality, distribution markets and other factors. The Company recognizes marketing fees as revenue when the amounts become determinable and the collection of the fee is reasonably assured, which typically occurs in the period of sufficient collection of licensing fees as defined by the respective contract.

Direct-to-Consumer Segment Membership Fees

        Revenue from membership fees is recognized over the life of the membership. The Company records an allowance for refunds based on expected membership cancellations, credits and chargebacks.

Income Taxes

        The Company makes certain estimates and judgments in determining its income tax provision expense. These estimates and judgments are used in the determination of tax credits, benefits and deductions, uncertain tax positions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. The Company also uses estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the Company's tax provision in subsequent periods.

        The Company is required to evaluate the likelihood that it will be able to recover its deferred tax assets. If the Company's evaluation determines that the recovery is unlikely, it would increase the provision for taxes by recording a valuation allowance against the deferred tax assets equal to the amount that is not expected to be recoverable. The Company currently has a deferred tax asset valuation allowance of approximately $0.2 million to fully reserve for a deferred tax asset associated with the Company's discontinued set-top box operations in Europe. The Company has no other deferred tax asset valuation allowances and estimates that, with the exception of the set-top box European deferred tax assets, its deferred tax assets will be recoverable. If these estimates were to change and the Company's assessment indicated it would be unable to recover the deferred tax assets, the Company would be required to increase its income tax provision expense in the period of the change in estimate.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of tax regulations. The Company accounts for uncertain tax positions using a two-step approach to recognizing and measuring uncertain tax position liabilities. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and the Company's estimates regarding these factors could result in the recognition of a tax benefit or an additional charge to the tax provision expense.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by the Company that are expected to be subsequently recovered through the collection of fees associated with the Company's licensing of repped content. In connection with the Film Production segment's repped content operations, the Company enters into sales agency agreements whereby the Company acts as a sales agent for a producer's film ("Sales Agency Agreements"). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for promotion related activities will be paid by the Company on behalf of the producer (such as movie trailer and ad material costs). The Company may also pay the producer an advance for the related film prior to the distribution of such film. As the Company subsequently licenses the producer's film and license fees are collected, the recoupable costs and producer advances are recovered by the Company through these license fee collections. License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered by the Company.

        The Company evaluates recoupable costs and producer advances for impairment on a quarterly basis based on estimates of future license fee collections. An impairment of these assets could occur if the Company's estimates indicated that it would be unable to collect fees from the licensing of a film sufficient to recover the related outstanding recoupable costs and producer advances. During each fiscal year ended March 31, 2010, 2009 and 2008, the Company incurred impairment charges related to recoupable costs and producer advances of approximately $0.8 million, $0.2 million, and $0.2 million, respectively. The impairment charges are recorded in the charge for restructuring and asset impairments other than goodwill line item within the consolidated statements of operations.

Film Costs

        The Company capitalizes costs incurred for film production including costs to develop, acquire and produce films, which primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to films. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. Film costs are reviewed for impairment on a title-by-title basis each quarterly reporting period. The Company records an impairment charge when the fair value of the title is less than the unamortized cost. Examples of events or circumstances that could result in an impairment charge for film costs include (a) an unexpected less favorable performance of a film title or event on a MSO platform or (b) a downward adjustment in the estimated future performance of a film title or event due to an adverse change to the general business climate as was experienced during the third quarter of fiscal year 2009. Future adjustments associated with film cost valuations could have a material impact on the Company's financial position and results of operations in future periods.

        Capitalized film costs are recognized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Ultimate revenue for new film titles and events is typically estimated using actual historical performance of comparable films that are similar in nature (such as production cost and genre). Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method. Estimates of ultimate revenue are reviewed quarterly and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

Content and Distribution Rights

        The Transactional TV segments' content library primarily consists of licensed films. The Company capitalizes the costs associated with the licenses as well as certain editing and production costs and amortizes these capitalized costs on a straight-line basis over the term of the licensing agreement (generally 5 years). These costs should be amortized using a basis that is consistent with the manner in which the related film revenue is expected to be recognized. The Company amortizes the cost of content and distribution rights on a straight-line basis because each usage of the film is expected to generate similar revenue and the revenue for the films is expected to be recognized ratably over the related license term. The Company regularly reviews and evaluates the appropriateness of amortizing film costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, the Company has determined that the amortization of the film library costs using a straight-line basis most accurately reflects the manner in which the revenue for the related films will be recognized.

        The Company periodically reviews the content library and assesses whether the unamortized cost approximates the fair market value of the library based on expected forecast results. In the event that the unamortized costs exceed the fair market value of the film library, the Company will expense the excess of the unamortized costs to reduce the carrying value to the fair market value.

Goodwill, Intangible and Long-lived Assets

        The Company records goodwill when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the operating segment level on an annual basis (March 31 for the Company) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include, but are not limited to, a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment in the determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using considerations of various valuation methodologies which could include income and market valuation approaches. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital, and the market approach considers comparable publicly traded company valuations and recent merger and acquisition valuations. The analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts; estimation of the long-term rate of growth; determination of the weighted average cost of capital; and other similar estimates. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. The Company allocates goodwill to each operating segment based on the operating segment expected to benefit from the related acquisition and/or combination.

        As an overall test of the reasonableness of the estimated fair value of the reporting segments and consolidated Company, a reconciliation of the fair value estimates for the reporting segments to the Company's market capitalization was performed as of March 31, 2010. The reconciliation considered a reasonable control premium based on merger and acquisition transactions within the media and entertainment industry and other available information. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e. market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements.

        Other identifiable intangible assets subject to amortization primarily include amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and websites. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives which is typically five years. Intangible asset balances are removed from the gross asset and accumulated amortization amounts in the period in which they become fully amortized or impaired and are no longer in use.

        The Company continually reviews long-lived assets that are held and used and identifiable intangible assets that are subject to amortization for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, the Company considers whether the estimated undiscounted future net cash flows of the individual assets is less than the related assets' carrying value and if so, the Company records an impairment loss for the excess recorded carrying value of the asset as compared to its fair value.

Employee Equity Incentive Plans

        The Company has an employee equity incentive plan, which is described more fully in Note 3—Employee Equity Incentive Plans. Employee equity awards are accounted for under the fair value method. Accordingly, the Company measures share-based compensation at the grant date based on the fair value of the award. The Company uses the straight-line attribution method to recognize the fair value of the award over the related service period.

        The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. Volatility assumptions are derived using historical volatility data. The expected term data was stratified between officers and non-officers and determined using the weighted average exercise behavior for these two groups of employees. The dividend yield assumption is based on dividends declared by the Company's Board of Directors and estimates of dividends to be declared in the future. Share-based compensation expense is based on awards ultimately expected to vest, reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience and are stratified between officers and non-officers.

RESULTS OF OPERATIONS

Transactional TV Segment

        The following table sets forth certain financial information for the Transactional TV segment for each of the three fiscal years presented (amounts may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2010	2009	2008	'10 vs '09	'09 vs '08
Net revenue
VOD	$20.4	$22.2	$18.9	(8)%	17%
PPV	16.1	19.5	20.8	(17)%	(6)%
Other revenue	0.8	0.8	1.3	0%	(38)%

Total	37.4	42.6	41.0	(12)%	4%

Cost of sales	11.9	11.5	11.0	3%	5%

Gross profit	25.5	31.1	30.0	(18)%	4%

Gross profit %	68%	73%	73%

Operating expenses	10.3	9.5	8.6	8%	10%

Operating income	$15.1	$21.6	$21.4	(30)%	1%

Net Revenue

VOD

        The decline in VOD revenue during fiscal year 2010 as compared to fiscal year 2009 was due to a reduction in revenue from several of the largest cable MSOs in the U.S. We believe the decline is due to a reduction in discretionary consumer spending in response to the economic downturn. We believe consumers that have historically purchased our content with discretionary income have reduced or eliminated their acquisition of our content or are viewing adult content through less expensive or free alternatives such as pay and free internet websites in response to the economic downturn. The decline in revenue was also due to a settlement of paid and unpaid historical amounts with a domestic MSO customer in fiscal year 2009 that resulted in $0.9 million of additional revenue as further discussed below, and no similar settlement occurred in fiscal year 2010. Partially offsetting the decline in revenue was (a) a $2.1 million increase in revenue primarily associated with new international VOD distribution, (b) a $0.6 million increase in domestic VOD revenue associated with distribution to a new cable MSO customer in the eastern U.S., and (c) a $0.4 million increase in revenue from domestic telecommunication companies associated with their growth in subscribers.

        Revenue increased in fiscal year 2009 as compared to fiscal year 2008 due to (a) a $1.2 million increase in revenue from the largest MSO in the U.S. due to our improved content performance and from a related increase in the quantity of content available on the platform, (b) an increase in revenue from performance improvement on several of the other top ten largest cable MSOs in the U.S. related to new content packages and recommended changes to our customers' menu positioning, and (c) $0.9 million of incremental international revenue. The fiscal year 2009 results also included approximately $0.9 million in additional revenue associated with settling paid and unpaid historical amounts with a domestic MSO customer. Based on a joint research analysis with the MSO customer, we entered into an arrangement and agreed that any historical billings and payments were resolved resulting in the completion of the earning process and settlement of the $0.9 million in revenue. We also made recommendations to the related MSO regarding process changes to prevent similar future issues, and we believe the issues that gave rise to the adjustment are isolated to the related MSO. The increases in revenue were partially offset by a $0.7 million decline in revenue from the second largest cable MSO in the U.S. because the operator increased the retail price of content during fiscal year 2009 and since the economic downturn, we believe consumers are less willing to purchase content at the higher retail price.

PPV

        Revenue from our PPV distribution declined during fiscal year 2010 as compared to fiscal year 2009 primarily due to a decrease in revenue from the two largest DBS providers and other top ten cable MSOs in the U.S., which we believe to be primarily associated with the general economic downturn and related reduction in discretionary consumer spending. Revenue also declined by approximately $0.6 million due to our loss of a third channel on the largest DBS provider in the U.S., which is discussed in more detail below. The decline in revenue was partially offset by a $0.6 million increase in revenue associated with our international expansion into markets primarily in Latin America.

        In November 2009, the largest DBS provider in the U.S. decreased their distribution of our channels from three channels to two channels. The customer has the right to discontinue carriage of any of the remaining two channels without penalty and with little advance notice. The removal of the channel in November 2009 resulted in an estimated decline in our PPV revenue of between $0.4 million and $0.5 million during the fourth quarter of fiscal year 2010, which was the first full quarter impact of the removal of the third channel. We expect that there will be a materially comparable decline in our PPV quarterly revenue in each of the first three quarters of fiscal year 2011 as compared to the same quarters in the prior fiscal year as a result of the removal of the third channel.

        The decline in PPV revenue during fiscal year 2009 as compared to fiscal year 2008 was primarily due to a $1.7 million reduction in revenue from the second largest DBS provider in the U.S. due to an increase in the number of competitors on the platform and a reduction in consumer spending related to the economic downturn. Also contributing to the decline was lower revenue from several of the other top ten largest cable MSOs in the U.S. due to the economic downturn. We believe consumers that historically purchased our content with discretionary income reduced or eliminated their acquisition of our content or are viewing adult content through less expensive or free alternatives such as the internet in response to the economic downturn. Partially offsetting the revenue decline was an increase in revenue of approximately $0.9 million from the addition of a new channel on the largest DBS platform in the U.S.

Other Revenue

        Other revenue primarily includes revenue from advertising on our PPV channels and from content distribution services. Other revenue in fiscal year 2010 was consistent with fiscal year 2009. The decline in other revenue in fiscal year 2009 as compared to fiscal year 2008 was from lower C-Band revenue because we ceased offering these services during the third quarter of fiscal year 2008. We did not incur any material costs associated with removing this service offering.

Cost of Sales

        Our cost of sales primarily consists of expenses associated with our Digital Broadcast Center, satellite uplinking, satellite transponder leases, programming acquisitions, VOD transport, amortization of content, depreciation of equipment, and related employee costs.

        Cost of sales increased during fiscal year 2010 as compared to fiscal year 2009 primarily due to (a) a $0.1 million increase in transport costs to support the increase in VOD distribution, (b) a $0.2 million increase in transponder and uplink costs to support additional PPV channel offerings, and (c) a $0.2 million increase in content and distribution amortization expense associated with licensing higher quality content to attract additional consumer purchases.

        Cost of sales increased during fiscal year 2009 as compared to fiscal year 2008 due to (a) a $0.5 million increase in transport costs to support the increase in U.S. VOD distribution, (b) a $0.4 million increase in transponder costs to support additional PPV channel offerings, and (c) a $0.3 million increase in content and distribution amortization expense associated with licensing higher quality content to attract additional customer purchases. The increase in cost of sales was partially offset by a $0.5 million decline in costs related to the termination of the C-Band services and a reduction in employee expenses from cost reduction efforts.

Operating Expenses and Operating Income

        Operating expenses increased during fiscal year 2010 as compared to fiscal year 2009 primarily due to (a) a $0.4 million increase in consulting fees primarily associated with new business development, and (b) a $0.4 million increase in advertising and promotion costs incurred in an effort to improve domestic revenue. Operating income for fiscal year 2010 was $15.1 million as compared to $21.6 million for fiscal year 2009.

        The increase in operating expenses during fiscal year 2009 as compared to fiscal year 2008 was due to higher advertising and promotion costs of approximately $1.1 million which were incurred in connection with efforts to increase domestic revenue. This increase in costs was partially offset by a $0.3 million reduction in expenses associated with equipment and tenant improvement disposition and impairment charges that were incurred in the prior fiscal year but did not recur in fiscal year 2009. Operating income for the fiscal years 2009 and 2008 was $21.6 million and $21.4 million, respectively.

Film Production Segment

        The following table sets forth certain financial information for the Film Production segment for each of the three fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2010(1)	2009(2)	2008(3)	'10 vs '09	'09 vs '08
Net revenue
Owned content	$5.5	$6.7	$8.1	(18)%	(17)%
Repped content	2.2	1.3	2.0	69%	(35)%
Producer-for-hire and other revenue	4.3	0.5	2.9	#	(83)%

Total	12.0	8.6	13.1	40%	(34)%

Cost of sales	6.6	3.6	5.9	83%	(39)%

Gross profit	5.4	5.0	7.2	8%	(31)%

Gross profit %	45%	58%	55%

Operating expenses	10.9	15.9	5.0	(31)%	#

Operating income (loss)	$(5.4)	$(10.9)	$2.2	50%	#

(1)
The fiscal year 2010 operating expenses include a $4.9 million goodwill impairment charge, a $1.2 million film cost impairment charge, and a $0.8 million recoupable costs and producer advances impairment charge. These items are discussed in more detail below.

(2)
The fiscal year 2009 operating expenses include a $10.0 million goodwill impairment charge and a $1.1 million film cost impairment charge. These items are discussed in more detail below.

(3)
The fiscal year 2008 operating expenses include a $0.7 million film cost impairment charge and a net $0.2 million reversal of earn-out accrual expenses. These items are discussed in more detail below.

#
Represents an increase or decrease in excess of 100%.

Net Revenue

Owned Content

        Owned content revenue declined during fiscal year 2010 as compared to fiscal year 2009 primarily due to a $0.9 million decline in revenue from premium cable channel customers related to the delivery of episodic series. We recognized revenue in fiscal year 2010 from a premium cable channel customer for the remaining partial delivery of the third installment of an episodic series, whereas in fiscal year 2009, we recognized the full revenue from the delivery of the second installment of an episodic series as well as revenue from the initial partial delivery of the third installment of an episodic series. We also completed the production of a fourth installment of an episodic series in fiscal year 2010 and expect to deliver and recognize revenue of between $1.7 million and $1.8 million for this series during the first half of fiscal year 2011, and we expect our total production costs for this series will be approximately $1.1 million. Also contributing to the decline in revenue in fiscal year 2010 was lower revenue from the second largest DBS provider in the U.S. because fewer owned content titles were distributed on that platform in fiscal year 2010 as compared to the prior fiscal year.

        The revenue decline in fiscal year 2009 as compared to fiscal year 2008 is due to (a) a $0.7 million decline in revenue from a large PPV aggregator that no longer distributes our content, (b) a $0.4 million decline in revenue from the largest DBS provider in the U.S. because our content was moved to a more competitive location within that provider's electronic programming guide, (c) a $0.4 million decline in certain horror film revenue generated through an arrangement with a mainstream film distributor due to less favorable film performance, and (d) a general decline in revenue believed to be due to unfavorable economic conditions in the film markets during the second half of fiscal year 2009. We believe the unfavorable economic conditions caused potential customers to reduce or eliminate acquisitions of our content in an effort to reduce spending which resulted in the execution of fewer owned content deals. The decline in owned content revenue was partially offset by a $0.5 million increase in revenue from new VOD distribution on U.S. cable platforms.

Repped Content

        Repped content revenue includes revenue from the licensing of film titles that we represent (but do not own) under domestic and international sales agency relationships with various film producers.

        The increase in revenue in fiscal year 2010 as compared to fiscal year 2009 was primarily due to (a) a $0.4 million increase in revenue from the new distribution of repped content on domestic VOD platforms and through retail DVD markets, and (b) a $0.2 million increase in revenue from the distribution of content to home video and VOD platforms through our arrangements with mainstream film distributors. We also believe that our ability to represent and distribute mainstream film titles with widely recognized actors and actresses has contributed to the improvement in repped content revenue as compared to the prior fiscal year.

        The decline in repped content revenue during fiscal year 2009 as compared to fiscal year 2008 was believed to be due to the impact of unfavorable economic conditions on the independent film market consistent with the conditions described above within the owned content revenue discussion.

Producer-for-hire and Other Revenue

        Producer-for-hire and other revenue relates to amounts earned through producer-for-hire arrangements, music royalty fees and the delivery of other miscellaneous film materials to distributors. Approximately $2.6 million of the increase in revenue during fiscal year 2010 as compared to fiscal year 2009 is due to our completion of a producer-for-hire arrangement with a major Hollywood studio in fiscal year 2010. We also recognized approximately $1.3 million of revenue associated with the initial delivery of films from a second producer-for-hire arrangement. We expect to recognize between approximately $0.7 million and $0.8 million of revenue in the first quarter of fiscal year 2011 associated with the remaining delivery of films from the second producer-for-hire arrangement.

        Producer-for-hire and other revenue declined in fiscal year 2009 as compared to fiscal year 2008 because we did not generate revenue from a producer-for-hire arrangement during fiscal year 2009 whereas in fiscal year 2008, we recognized approximately $2.5 million of revenue from a producer-for-hire arrangement.

Cost of Sales

        Our cost of sales is primarily comprised of the amortization of our owned content film costs as well as delivery and distribution costs related to that content. These expenses also include the costs we incur to provide producer-for-hire services. There is no significant cost of sales related to the repped content services.

        Cost of sales increased during fiscal year 2010 as compared to fiscal year 2009 due to $3.2 million of producer-for-hire costs associated with the completion of a producer-for-hire arrangement and the partial delivery of films related to a second producer-for-hire arrangement. The increase in costs was partially offset by a decline in film cost amortization consistent with the decline in owned content revenue. Film cost amortization as a percentage of the related owned content revenue during fiscal year 2010 was 47% as compared to 39% during fiscal year 2009. Film cost amortization as a percentage of owned content revenue has increased because the prior year periods included a larger proportion of revenue from older titles whose film costs had been fully amortized.

        The decline in cost of sales during fiscal year 2009 as compared to the prior fiscal year was primarily due to (a) a $2.1 million decline in costs related to a producer-for-hire deal that occurred during the prior fiscal year but no similar producer-for-hire deals recurred during fiscal year 2009, and (b) a decline in film cost amortization related to the decline in owned content revenue. Film cost amortization as a percentage of the related owned content revenue during fiscal years 2009 and 2008 was 39% and 34%, respectively.

Operating Expenses and Operating Income (Loss)

        Operating expenses declined during fiscal year 2010 as compared to fiscal year 2009 primarily because the fiscal year 2009 results included a $10.0 million non-cash goodwill impairment charge and a $1.1 million non-cash film cost impairment charge whereas the fiscal year 2010 results included a $4.9 million non-cash goodwill impairment charge and a $1.2 million non-cash film cost impairment charge. These impairment charges are discussed in additional detail below. Operating expenses in fiscal year 2010 also included approximately $0.8 million of recoupable costs and producer advances impairment charges because we do not believe the amounts can be recovered through future sales of the related repped content. Operating expenses declined in fiscal year 2010 by approximately $0.4 million due to a reduction in tradeshow and travel costs associated with efforts to further reduce expenses in response to the economic downturn. Operating loss for fiscal year 2010 was $5.4 million as compared to $10.9 million in fiscal year 2009.

        Operating expenses increased during fiscal year 2009 as compared to fiscal year 2008 due to (a) a $10.0 million non-cash goodwill impairment charge, and (b) a $1.1 million non-cash impairment charge for certain owned content film costs. The prior fiscal year 2008 operating expense results included a $0.7 million non-cash film cost impairment charge which was partially offset by the reversal of $0.2 million in net earn-out accrual expenses that had been previously accrued but were reversed because the former principals of MRG did not achieve the required performance targets. The Film Production segment's operating loss was $10.9 million for fiscal year 2009 as compared to operating income of $2.2 million for fiscal year 2008.

Goodwill Impairment Charge

        Throughout fiscal year 2010, the Company did not identify any indications of goodwill impairment within the Film Production segment, and the results of the segment in fiscal year 2010 were consistent with the Company's internal forecast excluding the goodwill and other impairment charges. As part of our year end procedures, we performed a goodwill impairment analysis as of March 31, 2010. We engaged an independent firm to assist us in performing the impairment test. The income and market valuation approaches were considered in determining the estimated fair value of the Film Production segment. Using these methods, we determined that the estimated fair value of the Film Production segment was less than its carrying value as of March 31, 2010. We then performed additional analysis to estimate the implied fair value of goodwill. We determined the implied fair value of the goodwill by first allocating the estimated fair value of the Film Production segment to the tangible and identifiable intangible assets and liabilities of the operating segment. The excess of the estimated fair value over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Based on this analysis, we recorded a goodwill impairment charge in the fourth quarter of fiscal year 2010 of $4.9 million to reduce the Film Production segment's goodwill from $4.9 million to the implied fair value of goodwill of zero. Although the fiscal year 2010 performance of the Film Production segment was consistent with our internal forecasts (excluding the impact of impairment charges), conditions within the film markets continue to be challenging. Based on our historical and current experience within the film production markets and in connection with our year end annual goodwill impairment test, we modified our five year forecast for the Film Production segment downward to reflect our estimate that film market conditions will remain depressed and decline further. As a result of our downward adjustment to the five year forecast, we incurred a goodwill impairment charge in fiscal year 2010. See additional discussion at the Fiscal Year 2010 Goodwill Impairment Testing section below.

        During the third quarter of fiscal year 2009, we determined that continued adverse changes in the business climate and material revisions to the Film Production segment's internal three year forecasts based on lower than expected revenue for the third quarter of fiscal year 2009 were events that could indicate that the fair value of the reporting unit was less than its carrying amount. We therefore engaged an independent firm to assist us in performing an impairment test. The income and market valuation approaches were considered in determining the estimated fair value of the Film Production segment. Using these methods, we determined that the estimated fair value of the Film Production segment was less than its carrying value at December 31, 2008. We then performed additional analysis to estimate the implied fair value of goodwill. Based on this analysis, we recorded a goodwill impairment charge during the third quarter of fiscal year 2009 of $10.0 million to reduce the Film Production segment's goodwill from $14.9 million to the implied fair value of goodwill of $4.9 million.

Film Cost Impairment Charge

        During the fourth quarter of fiscal year 2010, we recorded a non-cash impairment expense of approximately $1.2 million associated with several Film Production segment owned content films and events. As part of our quarterly film performance analysis and in connection with our annual goodwill impairment analysis, we estimated that conditions within the film markets would continue to be challenging and adjusted downward the Film Production segment's forecasts as well as certain estimated future film and event performance. As a result of the downward adjustment to certain estimated future film and event performance, we recorded an impairment charge of approximately $1.2 million representing the difference in the unamortized film costs and the estimated fair value of the related films and events. This difference was recorded as an asset impairment charge within the Film Production segment's operating expenses. The fair value of the films and events was estimated by discounting the film or event's projected cash flow by the weighted average cost of capital.

        During the third quarter of fiscal year 2009, we recorded a non-cash impairment expense of approximately $1.1 million associated with several Film Production segment owned content films and events. During that quarter and as part of our process to continually assess the expected performance of owned content, we determined that downward adjustments to the estimated performance of the films and events should be recorded as a result of adverse changes to the business climate as discussed above. As a result, we recorded an impairment charge of approximately $1.1 million representing the difference in the unamortized film costs and the estimated fair value of the films and events. This difference was recorded as an asset impairment charge within the Film Production segment's operating expenses. The fair value of the films and events was estimated by discounting the film or event's projected cash flow by the weighted average cost of capital.

        During the third quarter of fiscal year 2008, we recorded a non-cash impairment expense of approximately $0.7 million associated with several Film Production segment owned content films and events. The films and events were originally valued when we acquired the Film Production segment in 2006. During the quarter ended December 31, 2007, we obtained initial revenue data that indicated the actual performance of the films and events would not meet the original estimates that were established when we acquired the Film Production segment. As a result, we lowered our estimate of the expected future benefits to be derived from these films and events and recorded an impairment charge of approximately $0.7 million representing the difference in the unamortized film costs and the estimated fair value of the films and events. The fair value of the films and events was estimated by discounting the film or event's projected cash flow by the weighted average cost of capital.

Direct-to-Consumer Segment

        The following table sets forth certain financial information for the Direct-to-Consumer segment for each of the three fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,			Percent Change
	2010	2009	2008	'10 vs '09	'09 vs '08
Net revenue
Net membership	$0.9	$1.2	$1.4	(25)%	(14)%
Other revenue	0.1	0.2	0.4	(50)%	(50)%

Total	1.0	1.5	1.8	(33)%	(17)%

Cost of sales	1.4	0.9	0.8	56%	13%

Gross profit (loss)	(0.3)	0.5	1.0	#	(50)%

Gross profit %	^	33%	56%

Operating expenses	0.6	0.9	1.0	(33)%	(10)%

Operating income (loss)	$(0.9)	$(0.3)	$0.1	#	#

#
Represents an increase or decrease in excess of 100%.

^
Information is not meaningful.

Net Revenue

Net Membership

        We believe the decline in net membership revenue during fiscal year 2010 as compared to fiscal year 2009 was primarily due to the economic downturn and a related reduction in consumer spending. Net membership revenue during fiscal year 2009 was consistent with fiscal year 2008.

Other Revenue

        Other revenue primarily relates to the sale of content to other webmasters and wireless platforms. Other revenue in fiscal year 2010 was generally consistent with fiscal year 2009. We believe other revenue declined during fiscal year 2009 as compared to fiscal year 2008 as a result of the general economic downturn and a related reduction in spending by our customers.

Cost of Sales

        Cost of sales consists of expenses associated with credit card processing, bandwidth, traffic acquisition, content amortization, depreciation of equipment, and related employee costs.

        The increase in cost of sales during fiscal year 2010 as compared to fiscal year 2009 was primarily due to additional employee costs incurred in an effort to improve our website membership revenue. Cost of sales in fiscal year 2009 as compared to fiscal year 2008 was relatively flat.

Operating Expenses and Operating Income (Loss)

        Operating expenses declined during fiscal year 2010 as compared to fiscal year 2009 primarily as a result of a $0.3 million reduction in website maintenance fees. Operating expenses were also lower because the fiscal year 2009 results included a $0.2 million settlement expense associated with a vendor and no similar expenses were incurred in fiscal year 2010. The decline in operating expenses was partially offset by a $0.3 million intangible asset impairment charge discussed in further detail below. The Direct-to-Consumer segment incurred an operating loss of $0.9 million in fiscal year 2010 as compared to an operating loss of $0.3 million in fiscal year 2009.

        Operating expenses in fiscal year 2009 were relatively flat as compared to fiscal year 2008, and the Direct-to-Consumer segment incurred an operating loss of $0.3 million in fiscal year 2009 as compared to operating income of $0.1 million in fiscal year 2008.

Intangible Assets Impairment Charge

        During the fourth quarter of fiscal year 2010, we determined that certain internally developed websites and related software used to manage our consumer websites no longer met our quality standards. Additionally, the software did not provide sufficient support or functionality for content management, database interface, consumer facing websites, or accumulation or reporting of website traffic. As a result, we ceased using the websites and software, and we determined the websites and software would not provide us with service potential in the future. As a result, we recorded an impairment charge of $0.3 million to reduce the fair value of the websites and related software to zero.

Corporate Administration

        The following table sets forth certain financial information for the Corporate Administration segment for each of the three fiscal years presented:

	(In millions) Year Ended March 31,			Percent Change
	2010	2009	2008	'10 vs '09	'09 vs '08
Operating expenses	$8.8	$9.9	$10.4	(11)%	(5)%

        Expenses related to the Corporate Administration segment include all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer operating segments. These costs include, but are not limited to, legal expenses, accounting expenses, human resource department costs, insurance expenses, registration and filing fees with NASDAQ, executive employee costs, and costs associated with our public company filings and shareholder communications. Our focus for this operating segment is balancing cost containment with the need for administrative support for the growth of the Company.

        Corporate administration expenses declined in fiscal year 2010 as compared to fiscal year 2009 primarily due to (a) a $0.7 million decline in audit, accounting and related third-party advisor fees from ongoing cost reduction efforts, (b) a $0.1 million decline in external legal fees, and (c) a $0.1 million decline in tradeshow and travel costs. Operating expenses also declined as a result of our efforts to renegotiate our contracts with vendors in order to obtain more favorable fee structures.

        Corporate administration expenses were lower in fiscal year 2009 as compared to fiscal year 2008 primarily due to a $0.5 million decline in employee costs primarily related to a reduction in executive bonus accruals and from lower legal and human resource costs of $0.2 million related to organizational improvements. The reduction in costs was partially offset by an increase in third party advisor fees of approximately $0.1 million and higher stock option expenses from grants that occurred during the first quarter of fiscal year 2009.

Fiscal Year 2010 Goodwill Impairment Testing

        Goodwill impairment testing requires us to use judgment in determining assumptions for the analysis. We performed annual goodwill impairment tests for the Transactional TV and Film Production segments at March 31, 2010. The market and income valuation approaches were considered in determining the estimated fair value of the segments. The market valuation approach requires us to estimate and consider market multiples for companies considered to be comparable to ours. There is a lack of comparable public companies to consider for the market valuation approach; however, we believe the comparable companies considered are reasonably similar to our operations. The income valuation approach requires us to consider the projected operating results and cash flows of the segments discounted by a risk adjusted discount rate. The projected results include estimates of revenue, cost of sales, operating expenses, content acquisitions, capital expenditures and other related cash flows and activities over a five year future period. For the Transactional TV segment, the market valuation approach was more heavily weighted than the income approach because (a) the overall Company valuation is believed to be primarily based on the performance and results of the Transactional TV segment, and (b) the results of the Transactional TV segment represent the large majority of the Company's overall activity. For the Film Production segment, the valuation methodologies were weighted equally.

        The Company assumed an average annual growth (decline) rate of 10.6% and (1.7)% for the Transactional TV and Film Production segments, respectively, based on both company-specific and general economic risk. The Company used a weighted average cost of capital of 28% and 25% for the risk adjusted discount rates for the Transactional TV and Film Production segments, respectively. The weighted average cost of capital was determined by considering comparable companies and their cost of equity, cost of debt, capital structure and other specific risk factors. The fair value of the Transactional TV segment exceeded the carrying value by approximately 46%, and the fair value of the Film Production segment was less than the carrying value by approximately 30%. A 1% change in the growth rate would cause the percentage by which the Transactional TV segment's fair value exceeded the carrying value to change by approximately 300 basis points, and the percentage by which the Film Production segment's fair value was less than the carrying value to change by approximately 200 basis points. A 1% change in the weighted average cost of capital would cause the percentage by which the Transactional TV segment's fair value exceeded the carrying value to change by approximately 200 basis points, and the percentage by which the Film Production segment's fair value was less than the carrying value to change by approximately 100 basis points.

        Due to the continued pressure on the Company's stock price during fiscal year 2010, the Company's market capitalization was less than its shareholders' equity balance at March 31, 2010. As an overall test of the reasonableness of the estimated fair value of the reporting segments and consolidated Company, a reconciliation of the fair value estimates for the reporting segments to the Company's market capitalization was also performed as of March 31, 2010. The reconciliation reflected an implied control premium of 55%, which is reflective of historical merger and acquisition transactions involving comparable companies as well as other relevant information. Based on the reconciliation, the Company's fair value was in excess of its shareholders' equity balance by approximately 18% and there was no indicator of additional goodwill impairment. A 1% change in the control premium would cause the percentage by which the fair value exceeded the shareholders' equity balance to change by approximately 100 basis points.

Other Income (Expense) and Provision for Income Taxes

Other Income (Expense)

        The following table sets forth certain financial information for other income (expense) for each of the three fiscal years presented:

	(In millions) Year Ended March 31,			Percent Change
	2010	2009	2008	'10 vs '09	'09 vs '08
Other income (expense)	$(0.2)	$0.4	$0.7	#	(43)%

#
Represents an increase or decrease in excess of 100%.

        Amounts included in other income (expense) primarily relate to interest expense on our line of credit borrowings; interest expense on our uncertain tax positions; and interest income from our cash, cash equivalents and investments.

        The change in other income (expense) in fiscal year 2010 as compared to fiscal year 2009 is primarily because the fiscal year 2009 results included the reversal of approximately $0.4 million of interest expense associated with the reversal of uncertain tax position liabilities due to the expiration of the statute of limitations. There was no similar reversal of interest expense during fiscal year 2010. Also contributing to the change was an increase in interest expense in fiscal year 2010 associated with an outstanding line of credit balance throughout the fiscal year. We had no outstanding line of credit balance until the third quarter of fiscal year 2009.

        The decline in other income (expense) in fiscal year 2009 as compared to fiscal year 2008 was primarily due to a decline in interest income associated with a decline in investments balances as well as interest rates as compared to fiscal year 2008. The investments were redeemed and used to pay dividends and repurchase stock in fiscal year 2008. Also contributing to the decline was an increase in interest expense associated with an outstanding line of credit balance during the second half of fiscal year 2009.

Provision for Income Taxes

        During fiscal year 2010, we performed a research and development tax credit study. The study considered fiscal years for which amended or current tax returns could be filed. We concluded that we were eligible for research and development tax credits that would result in a reduction in the provision for income tax expense for the noted fiscal years as follows (in thousands):

March 31,
2009(1)	$217
2008(1)	169
2007	129
2006	86

Total	$601

(1)
Approximately $25,000 and $3,000 of research and development tax credits during the fiscal years ended March 31, 2009 and 2008, respectively, related to discontinued operations.

        We filed amended and current tax returns during the third quarter of fiscal year 2010 for each of the fiscal years noted above and included the research and development tax credits identified in the study. As a result of the filings, we recorded a reduction in the provision for income tax expense of $0.6 million during the third quarter of fiscal year 2010. We also estimated that we will utilize research and development tax credits during fiscal year 2010 of between $0.1 million and $0.2 million. Approximately $0.1 million of the estimated fiscal year 2010 tax credit was reflected in the third quarter of fiscal year 2010 and the remaining amount was reflected in the fourth quarter of fiscal year 2010. We also recorded a non-cash goodwill impairment charge of $4.9 million within our Film Production segment in the fourth quarter of fiscal year 2010, and the impairment charge was a non-deductible expense for purposes of the fiscal year 2010 tax return. No other discreet items had a material impact on our tax rate during fiscal year 2010.

        During fiscal year 2009, we recorded a non-cash goodwill impairment charge of $10.0 million within our Film Production segment. The impairment charge was a non-deductible expense for purposes of our fiscal year 2009 tax return. Additionally, the statute of limitations expired on approximately $1.6 million of uncertain tax positions in fiscal year 2009. This reversal of uncertain tax positions resulted in a $0.4 million reduction in tax expense and a $0.4 million reversal of related interest expense during the third quarter of fiscal year 2009.

        See Note 10—Income Taxes within the Notes to Consolidated Financial Statements for additional information on our tax provision.

Discontinued Operations

        The Direct-to-Consumer segment acquired certain intellectual property rights to an IPTV set-top box and other intangible assets in late fiscal year 2008 in an effort to expand the product lines that are delivered directly to consumers. The intellectual property rights technology allowed us to manufacture a device through which consumers could obtain content directly through the internet and view the content on television. Based primarily on (a) lower than expected subscriber additions for the IPTV business model during the second half of fiscal year 2009, (b) the significant downturn in economic conditions and related reduction in consumer spending during the second half of fiscal year 2009, and (c) slower than expected development of new product lines, we restructured the Direct-to-Consumer segment operations as it relates to these new product lines. Although we continued to operate the IPTV set-top box business and other new Direct-to-Consumer product lines through the first nine months of fiscal year 2009, we materially changed the nature of those operations and dedicated fewer resources towards marketing and generating revenue for the products. Based on the change in operations and an analysis of the future expected benefits, we determined that certain intangible assets associated with the related new product lines were impaired and recorded a $0.9 million non-cash intangible asset impairment charge in the fourth quarter of fiscal year 2009. Additionally, several contracts were cancelled prior to the end of the related term in connection with the restructuring and as a result, we also incurred an early contract termination fee of approximately $0.2 million in the fourth quarter of fiscal year 2009 which was paid in April 2009.

        During fiscal year 2010, the Company entered into arrangements with third-party affiliates to distribute the IPTV set-top box in Europe and the U.S. Throughout fiscal year 2010, these affiliates marketed the IPTV set-top box product through a variety of advertising programs including print, billboards and other miscellaneous media. The performance of the IPTV set-top box business in fiscal year 2010 was lower than expected and as a result, the Company implemented a plan to discontinue the operations of the IPTV set-top box business in the fourth quarter of fiscal year 2010. As a result, the Company recorded an inventory obsolescence impairment charge of $0.1 million and an equipment impairment charge of $0.1 million. The Company has classified approximately $0.1 million of certain equipment as held for sale based on, among other things, the Company's intent and ability to sell the assets. The assets held for sale are reflected in the prepaid and other assets line item in the consolidated balance sheets. We do not expect to incur material expenses or cash flows in the future associated with the discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

        Our current priorities for the use of our cash and cash equivalents are:

  •
  investments in processes intended to improve the quality and marketability of our products;

  •
  funding our operating and capital requirements; and

  •
  funding, from time to time, opportunities to enhance shareholder value, whether in the form of repurchase of shares of our common stock, cash dividends or other strategic transactions.

        We anticipate that our existing cash, cash equivalents and cash flows from operations will be sufficient during the next 12 months to satisfy our operating requirements. We also anticipate that we will be able to fund our estimated outlay for capital expenditures, repayment of outstanding debt and other related purchases that may occur during the next 12 months through our available cash, cash equivalents and our expected cash flows from operations during that period.

Operating and Investing Cash Flow Activities of Continuing Operations:

        Our operating and investing cash flow activities of continuing operations for each of the three fiscal years presented are as follows (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,
	2010	2009	2008
Net cash provided by operating activities of continuing operations	$6.5	$10.7	$8.4

Cash flows from investing activities:
Purchases of investments	(1.0)	(2.0)	(2.8)
Redemptions of investments	1.1	2.8	11.2
Purchases of equipment and furniture	(1.1)	(2.3)	(1.9)
Purchases of intangible assets	(0.1)	(0.3)	—
Payment of related party note arising from business acquisition	—	(0.0)	(0.6)

Net cash provided by (used in) investing activities of continuing operations	$(1.1)	$(1.8)	$5.8

Cash flows from operating activities of continuing operations

        Cash provided by operating activities of continuing operations during fiscal year 2010 as compared to fiscal year 2009 was primarily impacted by the following:

  •
  the decline in the operating income (excluding the impact of goodwill and other impairment charges) primarily associated with lower Transactional TV segment revenue;

  •
  a $3.8 million comparable decrease in cash flows from accounts receivable collections because fiscal year 2009 benefited from the collection of certain Transactional TV and Film Production segment customer balances which did not recur in fiscal year 2010;

  •
  a $0.6 million decrease in cash flows from the use of funds for the Film Production segment's producer-for-hire services; and

  •
  a $3.6 million comparable increase in cash flows related to recoupable costs and producer advances because the Company generated a net recovery of these funds in fiscal year 2010 whereas the prior fiscal year reflected net cash outflows.

        The changes in cash flows from operating activities of continuing operations during fiscal year 2009 compared to the fiscal year 2008 primarily reflect the following:

  •
  a $5.3 million increase in cash flows from improved efficiencies related to the collection of accounts receivable in our Transactional TV and Film Production segments;

  •
  a $1.3 million increase in cash flows from the decline in owned content creation within the Film Production segment;

  •
  a $0.9 million increase in cash flows arising primarily from lower employee bonus payments made during the first quarter of fiscal year 2009 as compared to the same prior year quarter;

  •
  a $1.4 million decline in cash flows from recoupable costs incurred to obtain higher quality repped content to support existing repped content sales and our new initiatives to distribute repped content through retail DVD and VOD markets; and

  •
  a general decline in cash flows associated with unfavorable performance within the Film Production segment.

        Cash flows from operating activities during fiscal years 2010 and 2009 were significantly higher as compared to the operating loss incurred as a result of non-cash goodwill and other asset impairment charges.

Cash flows from investing activities of continuing operations

        Cash from investing activities of continuing operations during fiscal year 2010 included approximately $0.1 million of cash received from net redemptions of investments, approximately $1.1 million of cash used to purchase equipment and furniture, and approximately $0.1 million of cash disbursements associated with purchases of intangible assets within our Direct-to-Consumer segment. We expect cash used for capital expenditures will increase in fiscal year 2011 in order to improve our current infrastructure capacity to support the international distribution growth within the Transactional TV segment.

        Cash used in investing activities of continuing operations during fiscal year 2009 reflected approximately $0.8 million of cash received from net redemptions of investments. Approximately $2.3 million of cash was used for capital expenditures primarily to acquire additional electronic storage equipment for our Transactional TV segment and to upgrade certain administrative hardware and software, such as our financial reporting system. We also used approximately $0.3 million to purchase intangible assets associated with our internet website operations within the Direct-to-Consumer segment.

        The increase in cash provided by investing activities of continuing operations during fiscal year 2008 was primarily related to the net $8.4 million of cash received from the redemption of investments. Capital expenditures of $1.9 million primarily related to purchases of servers and editing equipment to maintain our Digital Broadcast Center and computers. The related party note payable disbursement of $0.6 million was paid to the former principals of MRG from whom we acquired the Film Production segment.

Cash Flows from Financing Activities of Continuing Operations:

        Our cash flows from financing activities of continuing operations for each of the three fiscal years presented are as follows (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,
	2010	2009	2008
Cash flows from financing activities:
Payments on short-term debt	$(6.0)	$—	$—
Proceeds from short-term debt	3.0	4.0	—
Purchases of common stock	(0.1)	(9.1)	(3.9)
Payment of long-term seller financing	(0.1)	—	—
Payment of dividends	—	(3.0)	(9.0)
Proceeds from stock option and warrant exercises	—	—	0.5
Excess tax (shortfall) benefit from option/warrant exercises	—	—	(0.1)

Net cash used in financing activities of continuing operations	$(3.2)	$(8.0)	$(12.5)

        Our cash flows from financing activities of continuing operations during fiscal year 2010 were primarily impacted by net payments on short-term debt of $3.0 million. Also impacting the cash flows from financing activities was $0.1 million used to repurchase approximately 62,000 shares of common stock at an average purchase price of $1.99 per share, and $0.1 million in payments for long-term seller financing related to our purchase of a patent in fiscal year 2008.

        Net cash used in financing activities of continuing operations during fiscal year 2009 included $9.1 million for the purchase of approximately 4.3 million shares of our common stock and $3.0 million in payments for cash dividends that were declared in the fourth quarter of fiscal year 2008 and paid in the first quarter of fiscal year 2009. We borrowed $4.0 million from our line of credit to support our working capital needs.

        Net cash used in financing activities of continuing operations during fiscal year 2008 reflected $9.0 million in payments for quarterly cash dividends and $3.9 million for the purchase of approximately 0.6 million shares of common stock through our stock repurchase plan. This use of cash was slightly offset by $0.5 million in proceeds from the exercise of stock options. The excess tax (shortfall) benefit related to the tax deductions that we received upon exercise of options by employees or non-employee directors in excess of those anticipated at the time of the option grants, and amounts were immaterial in fiscal year 2008.

Stock Repurchase and Cash Dividends

Stock Repurchase

        In June 2008, our Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. During the six month period ended September 30, 2008, we substantially completed the share repurchase plan and repurchased approximately 1.1 million shares for a total purchase price of approximately $4.3 million. The repurchased shares were returned to authorized but unissued shares of common stock in accordance with Colorado law.

        On November 14, 2008, we entered into a Stock Purchase Agreement pursuant to which a shareholder agreed to sell and we agreed to purchase approximately 2.6 million shares of our common stock for a cash purchase price of $1.55 per share or an aggregate purchase price for all of the shares of approximately $4.1 million. We funded the acquisition of the shares with available cash.

        On March 11, 2009, we purchased through one broker in an unsolicited single block trade approximately 0.5 million shares of our common stock for a cash purchase price of $1.30 per share, or an aggregate purchase price for all of the shares of approximately $0.7 million. The acquisition was funded with available cash.

        On August 28, 2009, our Board of Directors adopted a new stock repurchase program. Under the program, we may purchase with available cash and cash from operations up to 1.0 million shares of the Company's outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permit. The program will expire in March 2012. We have repurchased approximately 0.1 million shares through this repurchase program as of March 31, 2010.

Cash Dividends

        During each of the quarters in fiscal year 2008, our Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock. We paid approximately $9.0 million in cash dividends through March 31, 2008. Additionally, as of March 31, 2008, we had a dividend payable of $3.0 million that was subsequently paid in April 2008. The Board of Directors did not declare a quarterly dividend during fiscal year 2009 or 2010, and the payment of future quarterly dividends is at the discretion of the Board of Directors. We currently have no plans to effect any further dividends; however, we will continue to evaluate available methods to enhance shareholder value, whether in the form of cash dividends or otherwise.

Borrowing Arrangements

        On December 15, 2009, our former line of credit matured and we obtained a new line of credit from a financial institution. The line of credit is secured by certain trade accounts and accounts receivable, is scheduled to mature on December 15, 2010, and bears interest at the greater of (a) the current prime rate less 0.125 percentage points per annum or (b) 5.75% per annum. The remainder of the line of credit may be drawn from time to time to support our operations and short-term working capital needs, if any. A loan origination fee of 0.5% of the available line was paid upon the execution of the line of credit. The line of credit includes a maximum borrowing base equal to the lesser of 75% of the trade accounts and accounts receivable securing the line of credit or $5.0 million, and the maximum borrowing base at March 31, 2010 was $5.0 million.

        The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including, without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.5 to 1.0, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring without consent any dividends, other than dividends payable in our stock, and (e) a requirement that there be no material adverse change in our current client base as it relates to our largest clients. The line of credit provides that an event of default will exist in certain circumstances, including without limitation, our failure to make payment of principal or interest on borrowed amounts when required, failure to perform certain obligations under the line of credit and related documents, defaults in certain other indebtedness, our insolvency, a change in control, any material adverse change in our financial condition and certain other events customary for facilities of this type. As of March 31, 2010, our outstanding principal balance under the line of credit was $1.0 million, and we were in compliance with the related covenants.

Commitments and Contingencies

Contractual Cash Obligations

        The following table reflects our contractual cash obligations as of March 31, 2010 for each of the fiscal year time periods specified (amounts may not sum due to rounding):

	Payments Due by Period (In millions):
Contractual Obligations	Total	2011	2012 - 2013	2014 - 2015	2016 and thereafter
Operating lease obligations	$3.9	$1.9	$1.7	$0.4	$—
Vendor obligations	10.3	2.6	3.2	2.0	2.5
Line of credit	1.0	1.0	—	—	—
Employment contract obligations	8.8	4.5	3.9	0.5	—

Total	$24.1	$9.9	$8.8	$2.9	$2.5

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because we estimate that the movies will be delivered in the specified time periods.

        We maintain non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through November 2013 and contain annual Consumer Price Index escalation clauses. Our Transactional TV segment has entered into direct lease agreements that expire through December 2010 with an unrelated party for the use of transponders to broadcast its channels on satellites. We expect to have continued access to transponders subsequent to the expiration of the current leases. As the lessee of transponders under the transponder agreements, we are subject to arbitrary refusal of service by the service provider if that service provider determines that the content being transmitted by us is harmful to the service provider's name or business. Any such service disruption would substantially and adversely affect the financial position and results of operations. We also bear the risk that the access of their networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions. Additionally, cable operators may be reluctant to carry less edited or partially edited adult programming on their systems. If either of the above scenarios occurred, it could adversely affect our financial position and results of operations. We had no equipment under capital lease at March 31, 2010 or 2009.

        From time to time, we enter into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, we are party to certain uplinking, transport and marketing services that contractually obligate us to receive services over specified terms as per these arrangements. We are also obligated to make future payments associated with our purchase of patent rights. These contractual obligations are reflected in the above table as vendor obligations.

        We have recorded long-term income taxes payable of $0.3 million for uncertain tax positions, reduced by the associated federal deduction for state taxes. We are unable to reliably estimate the timing of future payments, if any, related to these uncertain tax positions. Therefore, the amounts have been excluded from the above table.

Uncertain Tax Positions

        We had total unrecognized tax benefits of approximately $0.3 million at March 31, 2010 that are not expected to be settled within one year and have been classified within long-term taxes payable. If we were to prevail or the uncertainties were settled in our favor for all uncertain tax positions, the net effect is estimated to be a benefit to tax expense of approximately $0.3 million. As of March 31, 2010, we had accrued immaterial amounts of interest expense related to uncertain tax position liabilities. There were no material changes in our unrecognized tax benefits during fiscal year 2010.

        During fiscal year 2009, the statute of limitations expired on approximately $1.6 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in the current portion of taxes payable. This reversal of the uncertain tax positions resulted in a $0.4 million reduction in our current period tax expense and a $0.4 million reversal of related interest expense. Approximately $1.1 million of the reversal of the uncertain tax position liabilities was recorded as an increase to additional paid-in capital because the amount was originally recorded as a reduction of additional paid-in capital and had no impact on income tax expense.

        We file U.S. federal, state and foreign income tax returns. During fiscal year 2009, we concluded an audit by the Internal Revenue Service ("IRS") for the fiscal year 2007, and the IRS proposed no changes to the fiscal year 2007 tax return in connection with the audit. There are currently no tax audits in process with taxing authorities. With few exceptions, we are no longer subject to examination of our federal and state income tax returns for years prior to fiscal year 2006.

RECENT ACCOUNTING PRONOUNCEMENTS

        See Recently Issued Accounting Pronouncements in Note 1—Organization and Summary of Significant Accounting Policies within the Company's Financial Statements and Supplementary Data commencing on page F-2 herein.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        Market Risk.    The Company's exposure to market risk is principally confined to cash in deposit accounts and money market accounts and, therefore, minimal and immaterial market risk.

        Interest Rate Sensitivity.    Changes in interest rates could impact our anticipated interest income on cash, cash equivalents and investments. An adverse change in interest rates in effect at March 31, 2010 would not have a material impact on the Company's net loss or cash flows.

        Changes in interest rates could also impact the amount of interest we pay on borrowings under our line of credit. A 10% adverse change in the interest rates on borrowings under our line of credit would not have a material impact on the Company's interest expense.

        Foreign Currency Exchange Risk.    The Company does not have material foreign currency transactions.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        The consolidated financial statements of New Frontier Media, Inc. and its subsidiaries, including the notes thereto and the report of independent accountants therein, commence at page F-2 of this Report and are incorporated herein by reference.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

ITEM 9A.    CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

        Based on management's evaluation (with the participation of our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO")), as of the end of the period covered by this report, our CEO and CFO have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), are effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

        There were no changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management Report on Internal Control over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

        Management assessed our internal control over financial reporting as of March 31, 2010, the end of our fiscal year. Management based its assessment on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management's assessment included evaluation of elements such as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, and our overall control environment.

        Based on the assessment, management has concluded that our internal control over financial reporting was effective as of the end of the fiscal year to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. We reviewed the results of management's assessment with the Audit Committee of our Board of Directors.

Inherent Limitations on Effectiveness of Controls

        Our management, including the CEO and CFO, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

ITEM 9B.    OTHER INFORMATION.

        None.

 NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

  New Frontier Media, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of New Frontier Media, Inc. (a Colorado corporation) and subsidiaries (collectively, the "Company") as of March 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the three years in the period ended March 31, 2010. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Schedule II—Valuation and Qualifying Accounts. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting as of March 31, 2010. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Frontier Media, Inc. and subsidiaries as of March 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Denver, Colorado
June 11, 2010

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$17,187	$16,049
Restricted cash	112	16
Investments—other	—	90
Accounts receivable, net of allowance for doubtful accounts of $253 and $308, at March 31, 2010 and 2009, respectively	10,112	10,242
Deferred producer-for-hire costs	625	60
Taxes receivable	944	683
Deferred tax assets	—	358
Prepaid and other assets	1,749	1,592

Total current assets	30,729	29,090

Equipment and furniture, net	4,557	5,573
Content and distribution rights, net	11,316	10,933
Recoupable costs and producer advances, net	3,421	4,999
Film costs, net	5,705	6,672
Goodwill	3,743	8,599
Other identifiable intangible assets, net	673	1,630
Deferred tax assets	349	—
Other assets	1,320	1,043

Total assets	$61,813	$68,539

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,103	$2,144
Producers payable	951	950
Deferred revenue	685	737
Accrued compensation	1,802	1,188
Deferred producer liabilities	1,377	1,970
Short-term debt	1,000	4,000
Deferred tax liabilities	107	—
Accrued and other liabilities	1,823	2,112

Total current liabilities	8,848	13,101

Deferred tax liabilities	—	903
Taxes payable	309	242
Other long-term liabilities	528	718

Total liabilities	9,685	14,964

Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value, 4,999 shares authorized, no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000 shares authorized, 19,432 and 19,494 shares issued and outstanding, at March 31, 2010 and 2009, respectively	2	2
Additional paid-in capital	54,929	54,702
Accumulated deficit	(2,735)	(997)
Accumulated other comprehensive loss	(68)	(132)

Total shareholders' equity	52,128	53,575

Total liabilities and shareholders' equity	$61,813	$68,539

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended March 31,
	2010	2009	2008
Net revenue	$50,428	$52,595	$55,911
Cost of sales	19,858	15,938	17,647

Gross margin	30,570	36,657	38,264

Operating expenses:
Sales and marketing	8,072	8,559	7,239
General and administrative	15,406	16,283	16,506
Charge for goodwill impairment	4,856	10,009	—
Charge for restructuring and asset impairments other than goodwill	2,329	1,298	1,150

Total operating expenses	30,663	36,149	24,895

Operating income (loss)	(93)	508	13,369

Other income (expense):
Interest income	49	208	711
Interest expense	(243)	(208)	(155)
Reversal of interest expense for uncertain tax positions	—	429	—
Other income, net	12	2	97

Total other income (expense)	(182)	431	653

Income (loss) from continuing operations before provision for income taxes	(275)	939	14,022
Provision for income taxes	(838)	(3,909)	(5,186)

Income (loss) from continuing operations	(1,113)	(2,970)	8,836
Loss from discontinued operations, net of income tax benefit of $391, $1,313 and $107	(625)	(2,218)	(176)

Net income (loss)	$(1,738)	$(5,188)	$8,660

Basic income (loss) per share:
Continuing operations	$(0.06)	$(0.13)	$0.37
Discontinued operations	(0.03)	(0.10)	(0.01)

Net basic income (loss) per share(1)	$(0.09)	$(0.24)	$0.36

Diluted income (loss) per share:
Continuing operations	$(0.06)	$(0.13)	$0.37
Discontinued operations	(0.03)	(0.10)	(0.01)

Net diluted income (loss) per share(1)	$(0.09)	$(0.24)	$0.36

Dividends declared per share	$—	$—	$0.50

(1)
May not sum due to rounding.

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended March 31,
	2010	2009	2008
Net income (loss)	$(1,738)	$(5,188)	$8,660
Other comprehensive income (loss), net of tax:
Unrealized gain on investments	—	10	20
Currency translation adjustment	64	(132)	—

Total comprehensive income (loss)	$(1,674)	$(5,310)	$8,680

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands, except per share amounts)

	Common Stock $.0001 Par Value
				Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss
			Additional Paid-In Capital
	Shares	Amounts				Total
Balance at March 31, 2007	24,302	$2	$64,191	$7,536	$(30)	$71,699
Exercise of stock options/warrants	94	—	511	—	—	511
Tax benefit for stock option/warrant exercises	—	—	120	—	—	120
Purchases of common stock	(621)	—	(3,874)	—	—	(3,874)
Share-based compensation	—	—	906	—	—	906
Unrealized gain on investments	—	—	—	—	20	20
Net income	—	—	—	8,660	—	8,660
Declared dividend ($0.50 per share)	—	—	—	(12,005)	—	(12,005)

Balance at March 31, 2008	23,775	2	61,854	4,191	(10)	66,037
Purchases of common stock	(4,281)	—	(9,058)	—	—	(9,058)
Share-based compensation	—	—	902	—	—	902
Reversal of tax benefit for stock option forfeitures/cancellations	—	—	(54)	—	—	(54)
Reversal of uncertain tax position for capital transaction	—	—	1,058	—	—	1,058
Unrealized gain on investments	—	—	—	—	10	10
Currency translation adjustment	—	—	—	—	(132)	(132)
Net loss	—	—	—	(5,188)	—	(5,188)

Balance at March 31, 2009	19,494	2	54,702	(997)	(132)	53,575
Purchases of common stock	(62)	—	(123)	—	—	(123)
Share-based compensation	—	—	555	—	—	555
Reversal of tax benefit for stock option forfeitures/cancellations	—	—	(205)	—	—	(205)
Currency translation adjustment	—	—	—	—	64	64
Net loss	—	—	—	(1,738)	—	(1,738)

Balance at March 31, 2010	19,432	$2	$54,929	$(2,735)	$(68)	$52,128

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$(1,738)	$(5,188)	$8,660
Add: Loss from discontinued operations	625	2,218	176

Income (loss) from continuing operations	(1,113)	(2,970)	8,836
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	8,835	8,706	8,246
Tax benefit from option/warrant exercises	—	—	227
Share-based compensation	555	907	905
Deferred taxes	(925)	625	(277)
Charge for goodwill impairment	4,856	10,009	—
Charges for impairments other than goodwill	2,329	1,298	1,150
Reversal of uncertain tax positions	—	(429)	—
Reversal of interest expense for uncertain tax positions	—	(429)	—
Changes in operating assets and liabilities:
Accounts receivable	(172)	3,635	(1,625)
Accounts payable	(705)	(537)	505
Content and distribution rights	(4,060)	(4,171)	(4,553)
Film costs	(2,919)	(2,762)	(4,093)
Deferred producer-for-hire costs	(566)	(60)	—
Deferred revenue	(60)	(263)	95
Producers payable	1	(62)	(37)
Taxes receivable and payable	172	1,082	333
Accrued compensation	649	(637)	(1,507)
Recoupable costs and producer advances	807	(2,751)	(1,360)
Other assets and liabilities	(1,211)	(531)	1,540

Net cash provided by operating activities of continuing operations	6,473	10,660	8,385
Net cash used in operating activities of discontinued operations	(1,061)	(2,155)	(201)

Net cash provided by operating activities	5,412	8,505	8,184

Cash flows from investing activities:
Purchases of investments	(1,000)	(2,011)	(2,828)
Redemptions of investments	1,090	2,846	11,201
Purchases of equipment and furniture	(1,064)	(2,307)	(1,921)
Purchases of intangible assets	(108)	(297)	—
Payment of related party note arising from business acquisition	—	(21)	(626)

Net cash provided by (used in) investing activities of continuing operations	(1,082)	(1,790)	5,826
Net cash provided by (used in) investing activities of discontinued operations	9	(906)	(537)

Net cash provided by (used in) investing activities	(1,073)	(2,696)	5,289

Cash flows from financing activities:
Payments on short-term debt	(6,000)	—	—
Proceeds from short-term debt	3,000	4,000	—
Purchases of common stock	(123)	(9,058)	(3,874)
Payment of long-term seller financing	(75)	—	—
Payment of dividends	—	(2,982)	(9,023)
Proceeds from stock option and warrant exercises	—	—	511
Excess tax (shortfall) benefit from option/warrant exercises	—	—	(107)

Net cash used in financing activities of continuing operations	(3,198)	(8,040)	(12,493)
Net cash provided by (used in) financing activities of discontinued operations	—	—	—

Net cash used in financing activities	(3,198)	(8,040)	(12,493)

Net increase (decrease) in cash and cash equivalents	1,141	(2,231)	980
Effect of exchange rate changes on cash and cash equivalents	(3)	(45)	—
Cash and cash equivalents, beginning of year	16,049	18,325	17,345

Cash and cash equivalents, end of year	$17,187	$16,049	$18,325

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended March 31,
	2010	2009	2008
Supplemental cash flow data:
Interest paid	$246	$73	$26

Income taxes paid	$1,379	$2,452	$5,533

Noncash investing and financing activities:
Escrow funds included in restricted cash used to settle liabilities related to business acquisition	$—	$—	$1,660

Increase in other identifiable intangible assets, net, for the purchase of intellectual property and a patent	$—	$—	$661

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        New Frontier Media, Inc. is a publicly traded holding company for its operating subsidiaries which are reflected in the Transactional TV, Film Production, Direct-to-Consumer and Corporate Administration segments.

Transactional TV Segment

        The Transactional TV segment provides adult programming to cable multiple system operators ("MSOs") and direct broadcast satellite ("DBS") providers. The Transactional TV segment is able to provide a variety of editing styles and programming mixes to a broad range of consumers. The Company earns a percentage of revenue, or "split", for each video-on-demand ("VOD"), pay-per-view ("PPV") or subscription that is purchased on customer platforms.

Film Production Segment

        The Film Production segment derives its revenue from: a) the production and distribution of original motion pictures known as erotic thrillers, horror movies, and erotic, event styled content (collectively, "owned content") which is provided through MRG Entertainment; b) the licensing of third party films in international and domestic markets where it acts as a sales agent for the product ("repped content") which is provided through Lightning Entertainment Group; and c) the provision of contract film production services to major Hollywood studios ("producer-for-hire" arrangements).

Direct-to-Consumer Segment

        The Direct-to-Consumer segment generates revenue primarily by selling memberships to the Company's adult consumer websites. The Direct-to-Consumer segment also historically operated an internet protocol television ("IPTV") set-top box business beginning in late fiscal year 2008. The Company restructured the IPTV operations in the fourth quarter of fiscal year 2009 and discontinued the IPTV operations in the fourth quarter of fiscal year 2010. See Note 19—Discontinued Operations for additional discussion.

Corporate Administration Segment

        Expenses reported as Corporate Administration include all costs associated with the operation of the public holding company, New Frontier Media, Inc. that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments.

Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of New Frontier Media, Inc. and its wholly owned subsidiaries (collectively herein referred to as "New Frontier Media," the "Company," and other similar pronouns). All intercompany accounts, transactions and profits have been eliminated in consolidation.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

        The Company is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require the Company's most significant, difficult and subjective judgments include:

  •
  estimated revenue for certain Transactional TV segment PPV and VOD services;

  •
  the recognition and measurement of income tax expenses, assets and liabilities (including the measurement of uncertain tax positions and valuation of deferred tax assets);

  •
  the valuation of recoupable costs and producer advances;

  •
  the assessment of film costs and the forecast of anticipated revenue ("ultimate" revenue), which is used to amortize film costs;

  •
  the amortization methodology and valuation of content and distribution rights;

  •
  the valuation of goodwill, intangible and other long-lived assets; and

  •
  the valuation and recognition of share-based compensation.

        The Company bases its estimates and judgments on historical experience and on various other factors that are considered reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results could differ materially from these estimates.

Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year presentation of discontinued operations.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, cash in banks and cash equivalents, which are highly liquid investment instruments with original maturities of less than 90 days. The Company had approximately $0.1 million of cash held in foreign bank accounts at March 31, 2010.

Restricted Cash

        Restricted cash during the periods presented includes amounts that are contractually restricted in connection with agreements between the Company and certain film producers.

FDIC Limits

        The Company maintains cash deposits with major banks, which exceed federally insured limits. As of March 31, 2010, the Company exceeded the federally insured limits by approximately $16.3 million. The Company periodically assesses the financial condition of the institutions and estimates that the risk of any loss is low.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

        The carrying amounts of financial instruments, including cash, cash equivalents, accounts receivable, accounts payable, accrued liabilities, short-term debt, and certain other current assets and liabilities approximate fair value because of their generally short maturities. See Note 5—Fair Value Measurements—for additional detail and discussion.

Accounts Receivable

        The majority of the Company's accounts receivable are due from customers in the cable and satellite industries and from the film distribution industry. Credit is extended based on an evaluation of a customer's financial condition and collateral is not required. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Customer balances that remain outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts on a quarterly basis by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the cable, satellite and film distribution industries as a whole. Bad debt is reflected as a component of operating expenses in the consolidated statements of operations. When a specific account receivable is determined to be uncollectible, the Company reduces both its accounts receivable and allowances for doubtful accounts accordingly.

        Accounts receivable balances associated with the Film Production segment's repped content include the entire license fee due to the Company from the licensee. Amounts collected for these receivables are disbursed to the Company and the producers of the licensed films in accordance with the terms of the related producer agreements.

Inventory

        Inventory is stated at the lower of cost or market, using the average cost method. Inventory consisted of IPTV set-top box finished goods within the Direct-to-Consumer segment and were reported within prepaid and other assets in the current asset section on the consolidated balance sheet. As discussed in Note 19—Discontinued Operations, the Company discontinued the IPTV set-top box operations in the fourth quarter of fiscal year 2010. As a result, the Company fully impaired the value of the related inventory, and there are no net inventory balances at March 31, 2010. The inventory balance at March 31, 2009 was $0.1 million.

Equipment and Furniture

        Equipment and furniture are stated at historical cost less accumulated depreciation. The cost of maintenance and repairs to equipment and furniture is expensed as incurred, and significant additions and improvements are capitalized. The capitalized costs of leasehold and building improvements are depreciated using a straight-line method over the estimated useful life of the assets or the term of the related leases, whichever is shorter. All other equipment and furniture assets are depreciated using a

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

straight-line method over the estimated useful life of the assets. At March 31, 2010, the estimated useful lives of equipment and furniture assets were as follows:

Furniture and fixtures	3 to 5 years
Computers, equipment and servers	3 to 7 years
Leasehold improvements	2 to 10 years

Content and Distribution Rights

        The Transactional TV segment's content library primarily consists of licensed films. The Company capitalizes the costs associated with the licenses as well as certain editing and production costs and amortizes these capitalized costs on a straight-line basis over the term of the licensing agreement (generally 5 years). These costs are amortized using a basis that is consistent with the manner in which the related film revenue is expected to be recognized. The Company amortizes the cost of content and distribution rights on a straight-line basis because each usage of the film is expected to generate similar revenue and the revenue for the films is expected to be recognized ratably over the related license term. The Company regularly reviews and evaluates the appropriateness of amortizing film costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, the Company has determined that the amortization of the film library costs using a straight-line basis most accurately reflects the manner in which the revenue for the related films will be recognized.

        The Company periodically reviews the content library and assesses whether the unamortized cost exceeds the fair market value of the library based on expected forecast results when events or circumstances indicate an assessment is warranted. In the event that the unamortized costs exceed the fair market value of the content library, the Company will expense the excess of the unamortized costs to reduce the carrying value to the fair market value.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by the Company that are expected to be subsequently recovered through the collection of fees associated with the Company's licensing of repped content. In connection with the Film Production segment's repped content operations, the Company enters into sales agency agreements whereby the Company acts as a sales agent for a producer's film ("Sales Agency Agreements"). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for promotion related activities will be paid by the Company on behalf of the producer (such as movie trailer and ad material costs). The Company may also pay the producer an advance for the related film prior to the distribution of such film. As the Company subsequently licenses the producer's film and license fees are collected, the recoupable costs and producer advances are recovered by the Company through these license fee collections. License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered by the Company.

        The Company evaluates recoupable costs and producer advances for impairment on a quarterly basis based on estimates of future license fee collections. An impairment of these assets could occur if the Company's estimates indicated that it would be unable to collect fees from the licensing of a film

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

sufficient to recover the related outstanding recoupable costs and producer advances. During the fiscal years ended March 31, 2010, 2009 and 2008, the Company incurred impairment charges related to recoupable costs and producer advances of $0.8 million, $0.2 million, and $0.2 million, respectively. The impairment charges are recorded in the charge for restructuring and asset impairments other than goodwill line item within the consolidated statements of operations.

Film Costs

        The Company capitalizes costs incurred for film production including costs to develop, acquire and produce films, which primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to films. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

        Film costs are reviewed for impairment on a title-by-title basis each quarterly reporting period when events or circumstances indicate an assessment is warranted. The Company records an impairment charge when the fair value of the title is less than the unamortized cost. Examples of events or circumstances that could result in an impairment charge for film costs include (a) an unexpected less favorable performance of a film title or event on a MSO platform or (b) a downward adjustment in the estimated future performance of a film title or event due to an adverse change to the general business climate as was experienced during the third quarter of fiscal year 2009. During each fiscal year ended March 31, 2010, 2009 and 2008, the Company incurred impairment charges related to film costs of $1.2 million, $1.1 million, and $0.7 million, respectively. The impairment charges are recorded in the charge for restructuring and asset impairments other than goodwill line item within the consolidated statements of operations.

        Capitalized film costs are recognized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Ultimate revenue for new film titles and events is typically estimated using actual historical performance of comparable films that are similar in nature (such as production cost and genre). Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method. Estimates of ultimate revenue are reviewed quarterly and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

Goodwill and Other Intangible Assets

        The Company records goodwill when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill is tested for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

impairment at the operating segment level on an annual basis (March 31 for the Company) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include, but are not limited to, a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment in the determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using considerations of various valuation methodologies which could include income and market valuation approaches. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital, and the market approach considers comparable publicly traded company valuations and recent merger and acquisition valuations. The analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts; estimation of the long-term rate of growth; determination of the weighted average cost of capital; and other similar estimates. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. The Company allocates goodwill to each operating segment based on the operating segment expected to benefit from the related acquisition and/or combination.

        Other identifiable intangible assets subject to amortization primarily include amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and websites. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives which is typically five years. Intangible asset balances are removed from the gross asset and accumulated amortization amounts in the period in which they become fully amortized or impaired and are no longer in use. Other identifiable intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        See Note 6—Goodwill and Other Intangible Assets for additional detail and discussion on goodwill and other intangible asset impairments.

Long-Lived Assets

        The Company continually reviews long-lived assets that are held and used and identifiable intangible assets that are subject to amortization for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, the Company considers whether the estimated undiscounted future net cash flows of the individual assets is less than the related assets' carrying value and if so, the Company records an impairment loss for the excess recorded carrying value of the asset as compared to its fair value.

Accrued and Other Liabilities

        Accrued and other liabilities included approximately $0.5 million and $0.4 million of accrued transport fees as of March 31, 2010 and 2009, respectively. No other current liability amounts within accrued and other liabilities was in excess of 5% of total current liabilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Producer Liabilities

        Deferred producer liabilities represent outstanding amounts due to the producer or to be retained by the Company upon the collection of license fee amounts related to the sale of repped content by the Film Production segment. In accordance with the Sales Agency Agreements entered into by the Company and repped content producers, when license fees associated with the Company's sale of repped content are collected, the amounts are paid to the producer and/or retained by the Company. Amounts are retained by the Company for its sales agency commission, recoupment of outstanding film costs and producer advances ("Recoupable Costs") or as market fee revenue. The terms of the Sales Agency Agreements provide that collected license fees are distributed to the producer and/or retained by the Company based on a specific allocation order as defined by each agreement. The allocation order is dependent on certain criteria including total license fee collections, outstanding Recoupable Cost balances and certain other criteria as specified by the Sales Agency Agreements. Because these criteria cannot be reasonably determined until the license fees are collected, the appropriate allocation order of uncollected license fees cannot be established. Accordingly, the uncollected license fee amounts are recorded as deferred producer liabilities until such time as the amounts are collected and the allocation order can be reasonably determined.

Revenue Recognition

        The Company's revenue consists primarily of fees earned through the distribution of its licensed and owned content through various media outlets including MSOs, DBS providers, the internet, premium movie channels, and other available media channels. Revenue also consists of fees earned through the licensing of third-party content whereby the Company acts as a sales agent for the film producer. Revenue is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the services have been rendered or delivery conditions as described in the related contract for the completed film have been satisfied, the license period related to Film Production segment arrangements has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and its collection is reasonably assured. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment VOD and PPV Services

        The Transactional TV segment's VOD and PPV revenue are recognized based on buys and monthly subscriber counts reported each month by cable MSOs and DBS providers. The Company earns revenue through a contractual percentage split of the retail price of the content. The actual monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service. This practice requires management to make monthly revenue estimates based on the Transactional TV segment's historical experience with each customer. The revenue may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Film Production Segment Owned Content Licensing

        Revenue from the licensing of owned content is recognized when persuasive evidence of an arrangement exists as is typically evidenced through an executed contract, the delivery conditions of the completed film have been satisfied as required in the contract, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is reasonably assured. For agreements that involve the distribution of content to the home video market, PPV market and VOD market, the Company is unable to determine or reasonably estimate the revenue split earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, the Company's share of licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

Film Production Segment Repped Content Licensing

        The Company recognizes revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned by the Company on the total content licensing fee. The producers' share of the licensing fee is recorded as a liability by the Company until the balance is remitted to the producer. For agreements that involve the distribution of repped content to the home video market, PPV market and VOD market, the Company is unable to determine or reasonably estimate the revenue split due from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, the Company's share of licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

        The agreements entered into with the producers may also provide for a marketing fee that can be earned by the Company. The marketing fee is stated as a fixed amount and is contractually earned by the Company upon collection of sufficient film licensing fees as defined by the contract, the terms of which vary depending on film quality, distribution markets and other factors. The Company recognizes marketing fees as revenue when the amounts become determinable and the collection of the fee is reasonably assured, which typically occurs in the period of sufficient collection of licensing fees as defined by the respective contract.

Direct-to-Consumer Segment Membership Fees

        Revenue from membership fees is recognized over the life of the membership. The Company records an allowance for refunds based on expected membership cancellations, credits and chargebacks.

Multiple Element Transactions

        From time to time, the Company enters into transactions involving multiple elements. These multiple element transactions can involve the licensing of content (i.e., the licensing of multiple titles in a single arrangement), the sale of content (i.e., the distribution of multiple titles in a single agreement), the sale of content and contemporaneous purchase of advertising (i.e., receiving a revenue split from a cable MSO or DBS operator and purchasing advertising space on that same operator's platform in a single agreement), or the licensing of content and contemporaneous purchase of advertising (i.e., licensing multiple titles and purchasing advertising space in a publication in a single agreement). Multiple-element transactions require the exercise of judgment in determining the selling price or fair

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value of the different elements. The judgments impact the amount of revenue and expenses recognized over the term of the contract, as well as the period in which they are recognized.

        The Company accounts for multiple element transactions by first obtaining evidence of the selling price or fair value of the elements. In determining the selling price or fair value of the respective elements, the Company refers to quoted market prices, historical transactions or comparable transactions. If neither vendor specific objective evidence nor third party evidence is available to determine selling price or fair value, the Company uses its best estimate for individual elements of an arrangement. Based on the determined selling price or fair values of each element of the transaction, the value of the single agreement is allocated to each deliverable based on each element's proportional fair value.

Producer-for-Hire Arrangements

        The Company's Film Production segment periodically acts as a producer-for-hire for customers. Through these arrangements, the Company provides services and incurs costs associated with the film production, and the Company earns a fee for its services once the film has been delivered to the customer. The Company maintains no ownership rights for the produced content. Revenue for these arrangements is recognized when persuasive evidence of an arrangement exists as evidenced by an executed contract, the film has been delivered to the customer in accordance with the contract terms, the fee is fixed and determinable and collection is reasonably assured. The costs incurred for production in these arrangements are initially recorded as a deferred cost within the current assets section of the balance sheet, and the deferred costs are subsequently recorded as a cost of sales when the Company recognizes revenue for the related services. During the fiscal year ended March 31, 2010, the Company completed and recognized revenue on a producer-for-hire arrangement and completed the initial delivery and recognized revenue related to films from a second producer-for-hire arrangement resulting in total producer-for-hire revenue of $3.9 million in fiscal year 2010. The Company had approximately $0.6 million in deferred costs recorded in connection with the uncompleted portion of the second producer-for-hire arrangement. The Company had no significant producer-for-hire arrangements and no material deferred costs recorded in connection with producer-for-hire arrangements during the fiscal year ended March 31, 2009. During the fiscal year ended March 31, 2008, the Company completed and recognized approximately $2.5 million of revenue on a producer-for-hire arrangement.

Advertising Costs

        The Company expenses advertising costs, which includes tradeshow and promotional related expenses, as incurred. Advertising costs for the fiscal years ended March 31, 2010, 2009 and 2008 were approximately $2.3 million, $2.3 million and $1.3 million, respectively.

Research and Development Costs

        Costs related to the research, design and development of products are charged to research and development expense as incurred. The Company did not incur any material research and development costs during the fiscal years ended March 31, 2010, 2009 and 2008 related to continuing operations. Research and development costs related to discontinued operations for the fiscal years ended March 31, 2010 and 2009 were approximately $0.2 million and $0.3 million, respectively. No material research and development costs related to discontinued operations were incurred during the fiscal year ended March 31, 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Equity Incentive Plans

        The Company has an employee equity incentive plan, which is described more fully in Note 3—Employee Equity Incentive Plans. Employee equity awards are accounted for under the fair value method. Accordingly, the Company measures share-based compensation at the grant date based on the fair value of the award. The Company uses the straight-line attribution method to recognize the fair value of the award over the related service period.

        The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. Volatility assumptions are derived using historical volatility data. The expected term data was stratified between officers and non-officers and determined using the weighted average exercise behavior for these two groups of employees. The dividend yield assumption is based on dividends declared by the Company's Board of Directors and estimates of dividends to be declared in the future. Share-based compensation expense is based on awards ultimately expected to vest, reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience and are stratified between officers and non-officers.

Income Taxes

        The Company makes certain estimates and judgments in determining its income tax provision expense. These estimates and judgments are used in the determination of tax credits, benefits and deductions, uncertain tax positions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. The Company also uses estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the Company's tax provision expense in subsequent periods.

        The Company is required to evaluate the likelihood that it will be able to recover its deferred tax assets. If the Company's evaluation determines that the recovery is unlikely, it would increase the tax provision expense by recording a valuation allowance against the deferred tax assets equal to the amount that is not expected to be recoverable. The Company currently has a deferred tax asset valuation allowance of approximately $0.2 million to fully reserve for a deferred tax asset associated with the Company's discontinued IPTV set-top box operating losses in Europe. The Company has no other deferred tax asset valuation allowances and estimates that, with the exception of the IPTV set-top box European deferred tax assets, its deferred tax assets will be recoverable. If these estimates were to change and the Company's assessment indicated it would be unable to recover the deferred tax assets, the Company would be required to increase its tax provision expense in the period of the change in estimate.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of tax regulations. The Company accounts for uncertain tax positions using a two-step approach to recognizing and measuring uncertain tax position liabilities. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and the Company's estimates regarding these factors could result in the recognition of a tax benefit or an additional charge to the tax provision expense.

Income (Loss) per Share

        Basic income (loss) per share is computed on the basis of the weighted average number of common shares outstanding. Diluted income (loss) per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilutive effect of outstanding warrants and stock options.

Comprehensive Income (Loss)

        The Company's comprehensive income (loss) includes all changes in equity (net assets) during the period from non-owner sources. During the periods presented, comprehensive income (loss) includes the Company's net income (loss), unrealized gain on investments and the cumulative adjustment from foreign currency translation.

Foreign Currency Translations

        The functional currency for all of the Company's U.S. based subsidiaries is the U.S. dollar. The functional currency for the Company's foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rates on the balance sheet dates. Revenues and expenses are translated using the average exchange rates prevailing during the periods presented. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive income (loss) within shareholders' equity in the consolidated balance sheets. Foreign currency transaction gains and losses are reported in the operating expense section of the consolidated statements of operations.

Recently Issued Accounting Pronouncements

        From time to time, new accounting pronouncements are issued that are adopted by the Company as of the specified effective date. Unless otherwise discussed below, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company's results of operations and financial position.

Accounting Standards Codification Pronouncement

        On July 1, 2009, the Company adopted the provisions of Accounting Standards Update ("ASU") No. 2009-1, Generally Accepted Accounting Principles, which establishes the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("FASB ASC" or "Codification"). The Codification is the single source of authoritative nongovernmental generally accepted accounting principles ("GAAP"), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting pronouncements. The Codification reorganizes the GAAP pronouncements into accounting topics and displays them using a consistent structure. The Codification also organizes the relevant Securities and Exchange Commission ("SEC") guidance using

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the same topic structure. The impact on the Company's financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification.

Fair Value Measurement Pronouncement

        On July 1, 2009, the Company adopted certain provisions of FASB ASC Topic 320-10-65 (Staff Position No FAS 107-1 and APB 28-1, Interim Disclosure about Fair Value of Financial Instruments). This guidance requires interim disclosures regarding the fair values of financial instruments on an interim basis as well as changes in the methods and significant assumptions from prior periods. The impact on the Company's financial statements from the adoption of this guidance is limited to disclosures regarding the fair values of financial instruments and did not have any other material impact on the Company's results of operations and financial position.

Revenue Recognition Pronouncement

        In October 2009, the FASB issued ASU No 2009-13, Revenue Recognition—Multiple-Deliverable Revenue Arrangements (FASB ASC Topic 605), a consensus of the FASB Emerging Issues Task Force. This guidance modifies the fair value requirements of FASB ASC subtopic 605-25, Revenue Recognition-Multiple Element Arrangements, by allowing the use of the "best estimate of selling price" in addition to vendor specific objective evidence ("VSOE"), now referred to as third-party evidence ("TPE") for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted.

        This update requires expanded qualitative and quantitative disclosures and is effective for fiscal years beginning on or after June 15, 2010. However, companies may elect to adopt as early as interim periods ended September 30, 2009. This update may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The Company elected to adopt this guidance early as of October 1, 2009 and the adoption of the guidance did not have a material impact on the Company's results of operations and financial position.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—INCOME (LOSS) PER SHARE

        The components of basic and diluted income (loss) per share from continuing operations are as follows (in thousands, except per share data):

	Year Ended March 31,
	2010	2009	2008
Income (loss) from continuing operations	$(1,113)	$(2,970)	$8,836

Average outstanding shares of common stock	19,481	22,039	24,020
Dilutive effect of warrants/stock options	—	—	128

Common stock and common stock equivalents	19,481	22,039	24,148

Basic income (loss) per share from continuing operations	$(0.06)	$(0.13)	$0.37

Diluted income (loss) per share from continuing operations	$(0.06)	$(0.13)	$0.37

        The Company computed basic income (loss) per share from continuing operations using net income (loss) from continuing operations and the weighted average number of common shares outstanding during the period. The Company computed diluted income (loss) per share from continuing operations using net income (loss) from continuing operations and the weighted average number of common shares outstanding plus potentially dilutive common shares outstanding during the period. For the years ended March 31, 2010 and 2009, there was no dilutive effect from options or warrants because the inclusion of options and warrants in the calculation of diluted loss per share would be antidulitive. Potentially dilutive common shares outstanding were approximately 1.0 million for fiscal year 2008. Inclusion of these options and warrants would be antidilutive

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS

Equity Plan

        The Company adopted the New Frontier Media, Inc. 2007 Stock Incentive Plan (the "2007 Plan") during fiscal year 2008. The 2007 Plan was approved by the Company's shareholders and the purpose of the 2007 Plan was to replace prior plans with one incentive plan. No awards or grants are available to be made under prior plans. Under the 2007 Plan, employees and directors of the Company may be granted incentive stock options, restricted stock, bonus stock and other awards, or any combination thereof. There were 1,250,000 shares of the Company's common stock originally authorized for issuance under the 2007 Plan and the maximum number of shares of common stock that may be subject to one or more awards granted to a participant during any calendar year is 350,000 shares. Awards granted under the 2007 Plan that are subsequently forfeited or cancelled may be reissued under the provisions of the 2007 Plan. Options have been granted to employees and non-employee directors of New Frontier Media with exercise prices equal to, or in excess of, the fair market value of the underlying common stock at the date of grant. As of March 31, 2010, there are no awards available for issuance under the 2007 Plan. The Company issues new shares of common stock upon the exercise of stock options.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

Stock Options

        The Company accounts for employee and non-employee director stock options under the fair value method which requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date based on the estimated fair value of the award. The Company uses the straight-line attribution method to recognize share-based compensation costs over the requisite service period of the award. Share-based compensation is determined using the Black-Scholes option pricing model for estimating the fair value of options granted under the Company's equity incentive plan. The Company uses certain assumptions in order to calculate the fair value of an option using the Black-Scholes option pricing model. The volatility assumptions are derived using historical volatility data. The expected term assumptions are stratified between officers and non-officers and are determined using the estimated weighted average exercise behavior for these two groups of employees. The dividend yield assumption is based on dividends declared by the Company's Board of Directors and estimates of dividends to be declared in the future.

        The weighted average estimated fair values of stock option grants and the weighted average assumptions that were used in calculating such values for the three years ended March 31 were as follows:

	2010	2009	2008
Weighted average estimated fair value per award	$0.91	$2.33	$1.40
Expected term from grant date (in years)	5	5	5
Risk free interest rate	2.4%	2.7%	3.5%
Expected volatility	56%	52%	53%
Expected dividend yield	—%	—%	8%

        Share-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, which considers estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recognizes the effect of adjusting the estimated forfeiture rate for all expense amortization in the period that the Company changes the forfeiture estimate. The effect of forfeiture adjustments during the fiscal years 2010, 2009, and 2008 was to reduce the related expenses by approximately $0.3 million, $0.2 million and $0.1 million, respectively.

        The following table summarizes the effects of share-based compensation resulting from options granted under the Company's equity incentive plans. This expense is included in cost of sales, sales and marketing expenses, and general and administrative expenses (in thousands, except per share amounts):

	Year Ended March 31,
	2010	2009	2008
Share-based compensation expense before income taxes	$555	$907	$905
Income tax benefit	(189)	(363)	(335)

Total share-based compensation expense after income taxes	$366	$544	$570

Share-based compensation effects on basic earnings (loss) per common share	$0.02	$0.02	$0.02

Share-based compensation effects on diluted earnings (loss) per common share	$0.02	$0.02	$0.02

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

        Stock option transactions during the year ended March 31, 2010 are summarized as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(1) (in thousands)
Outstanding at March 31, 2009	1,991,902	$6.08
Granted	617,000	$2.16
Forfeited/expired	(380,000)	$5.41

Outstanding at March 31, 2010	2,228,902	$5.11	7.2	$—

Options exercisable at March 31, 2010	1,144,027	$6.84	5.4	$—

Options vested and expected to vest—non-officers	914,299	$5.73	6.5	$—

Options vested and expected to vest—officers	1,141,719	$4.92	7.4	$—

(1)
The aggregate intrinsic value represents the difference between the exercise price and the value of New Frontier Media, Inc. stock at the time of exercise or at the end of the period if unexercised.

        During fiscal year 2010, approximately 28,000 warrants expired. There are no remaining outstanding warrants as of March 31, 2010.

        As of March 31, 2010, there was approximately $0.2 million and $0.8 million of total unrecognized compensation costs for non-officers and officers, respectively, related to stock options granted under the Company's equity incentive plan. The unrecognized compensation cost for non-officers and officers is expected to be recognized over a weighted average period of two years.

NOTE 4—INVESTMENTS—OTHER

        Certificates of deposit held for investment that are not debt securities are included in investments—other. The Company had no investments—other at March 31, 2010. The Company had $0.1 million of investments—other at March 31, 2009.

NOTE 5—FAIR VALUE MEASUREMENTS

        The Company accounts for certain assets and liabilities at fair value. The hierarchy below lists the three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

  •
  Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (such as a Black-Scholes model) for which all significant inputs are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—FAIR VALUE MEASUREMENTS (Continued)

    observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

        The Company measures certain assets, such as goodwill, film costs and intangible assets, at fair value on a nonrecurring basis when they are deemed to be impaired. The fair values are determined based on valuation techniques using the best information available and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the asset exceeds its fair value. The following table presents the Company's assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2010 (in thousands):

	Level 1	Level 2	Level 3		Net Fair Value	Impairment Charge
Goodwill(1)	$—	$—	$—	*	$—	$4,856
Film costs(2)	—	—	257		257	1,207
Intangible assets(3)	—	—	—	*	—	291
Assets held for sale(4)	—	—	134		134	64
Inventory(5)	—	—	—	*	—	146
Other long-lived assets(6)	—	—	301		301	831

Total	$—	$—	$692		$692	$7,395

*
Fair values were measured using Level 3 inputs, and the fair values were zero.

(1)
Measurement relates to the Film Production segment goodwill impairment analysis. See Note 6—Goodwill and Other Intangible Assets for additional discussion.

(2)
Measurement relates to the Film Production segment film cost impairment analysis. See Note 9—Film Costs for additional discussion.

(3)
Measurement relates to the Direct-to-Consumer segment website and related software impairment analysis. See Note 6—Goodwill and Other Intangible Assets for additional discussion.

(4)
Measurement relates to the discontinued IPTV set-top box equipment impairment analysis. See Note 19—Discontinued Operations for additional discussion.

(5)
Measurement relates to the discontinued IPTV set-top box inventory impairment analysis. See Note 19—Discontinued Operations for additional discussion.

(6)
Measurement primarily relates to property, equipment, recoupable costs and producer advances, and other long-lived assets.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the Company's assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2009 (in thousands):

	Level 1	Level 2	Level 3		Net Fair Value	Impairment Charge
Goodwill(1)	$—	$—	$4,856		$4,856	$10,009
Film costs(2)	—	—	504		504	1,062
Intangible assets(3)	—	—	—	*	—	938
Other long-lived assets(4)	—	—	82		82	236

Total	$—	$—	$5,442		$5,442	$12,245

*
Fair values were measured using Level 3 inputs, and the fair values were zero.

(1)
Measurement relates to the Film Production segment goodwill impairment analysis. See Note 6—Goodwill and Other Intangible Assets for additional discussion.

(2)
Measurement relates to the Film Production segment film cost impairment analysis. See Note 9—Film Costs for additional discussion.

(3)
Measurement relates to the discontinued IPTV set-top box intangible asset impairment analysis. See Note 19—Discontinued Operations and Note 6—Goodwill and Other Intangible Assets for additional discussion.

(4)
Measurement primarily relates to property, equipment, recoupable costs and producer advances, and other long-lived assets.

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

        Goodwill is classified within the segment that employs the goodwill in its operations. Changes in the carrying amount of goodwill for the years ended March 31, 2010 and 2009, by reportable segment, were as follows (in thousands):

	Transactional TV	Film Production	Total
Balance as of March 31, 2008	$3,743	$14,865	$18,608
Impairment	—	(10,009)	(10,009)

Balance as of March 31, 2009	3,743	4,856	8,599
Impairment	—	(4,856)	(4,856)

Balance as of March 31, 2010	$3,743	$—	$3,743

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Fiscal Year 2010

        The Company performed annual goodwill impairment tests for the Transactional TV and Film Production segments at March 31, 2010 and engaged a third party valuation firm to assist with the tests. The income and market valuation approaches were considered in determining the estimated fair value of the segments. For the Transactional TV segment, the market valuation approach was more heavily weighted than the income valuation approach because (a) the overall Company valuation is believed to be primarily based on the performance and results of the Transactional TV segment, and (b) the results of the Transactional TV segment represent the large majority of the Company's overall activity. For the Film Production segment, the valuation methodologies were weighted equally. The results of the analysis did not indicate any goodwill impairment for the Transactional TV segment. The results of the analysis did indicate that the estimated fair value of the Film Production segment was less than its carrying value. The Company then performed additional analysis to estimate the implied fair value of goodwill. The Company determined the implied fair value of the goodwill by first allocating the estimated fair value of the Film Production segment to the tangible and identifiable intangible assets and liabilities of the operating segment. The excess of the estimated fair value over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Based on this analysis, the Company recorded a goodwill impairment charge of $4.9 million to reduce the Film Production segment's goodwill from $4.9 million to the implied fair value of goodwill of zero. Although the fiscal year 2010 performance of the Film Production segment was consistent with the Company's internal forecasts, conditions within the film markets continued to be challenging. Based on historical and current experience within the film production markets and in connection with the year end annual goodwill impairment test, the Company modified its five year forecast for the Film Production segment downward to reflect the expectation that film market conditions would remain depressed and decline further. As a result of the downward adjustment to the five year forecast, the Company's Film Production segment incurred the goodwill impairment charge.

        Due to the continued pressure on the Company's stock price during fiscal year 2010, the Company's market capitalization was less than its shareholders' equity balance at March 31, 2010. As an overall test of the reasonableness of the estimated fair value of the reporting segments and consolidated Company, a reconciliation of the fair value estimates for the reporting segments to the Company's market capitalization was also performed as of March 31, 2010. The reconciliation considered a reasonable control premium based on merger and acquisition transactions within the media and entertainment industry and other relevant information. Based on the reconciliation, the Company's fair value was in excess of its market capitalization and there was no indicator of additional goodwill impairment. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e. market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements.

Fiscal Year 2009

        During the third quarter of fiscal year 2009, the Company determined that continued adverse changes in the business climate and material revisions to the Film Production segment's internal three year forecasts based on lower than expected revenue for the third quarter of fiscal year 2009 were events that could indicate that the fair value of the reporting unit was less than its carrying amount. The Company therefore performed an impairment test as of December 31, 2008 and engaged an

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

independent firm to assist in performing the impairment test. The income and market approaches were considered in determining the estimated fair value of the segment. The income approach was more heavily weighted than the market valuation approaches primarily because (a) the comparable market valuation approach companies were not profitable in certain instances which required the Company to estimate enterprise value based on revenue multiples and revenue multiples are considered to be a less accurate measure of fair value as compared to alternative measures such as EBITDA, (b) the difference in the revenue multiples for the comparable companies were material and (c) there was a lack of comparability between the reporting unit and comparable companies. Based on the impairment testing, the Company determined that the estimated fair value of the Film Production segment was less than its carrying value. The Company then performed additional analysis to estimate the implied fair value of goodwill. Based on this analysis, the Company recorded a goodwill impairment charge of $10.0 million to reduce the Film Production segment's goodwill from $14.9 million to the implied fair value of goodwill of $4.9 million. The Company also performed the annual goodwill impairment tests for the Transactional TV and Film Production segments at March 31, 2009. The valuation methodologies for the Transactional TV and Film Production segments were similar to the methodologies used at March 31, 2010 and December 31, 2008, respectively. The results of the analysis did not indicate any additional goodwill impairment.

        Due to the deterioration in the overall stock market during the second half of fiscal year 2009, the Company's market capitalization was below its shareholders' equity balance at March 31, 2009. As an overall test of the reasonableness of the estimated fair value of the reporting segments and consolidated Company, a reconciliation of the fair value estimates for the reporting segments to the Company's market capitalization was also performed as of March 31, 2009. The reconciliation considered a reasonable control premium based on merger and acquisition transactions within the media and entertainment industry and other relevant information. Based on the reconciliation, the Company's fair value was in excess of its market capitalization and there was no indicator of additional goodwill impairment.

Other Identifiable Intangible Assets

        Intangible assets that are subject to amortization were as follows (in thousands, except useful life):

		March 31, 2010				March 31, 2009
	Useful Life (Years)	Gross Carrying Amounts	Accumulated Amortization	Impairment	Net	Gross Carrying Amounts	Accumulated Amortization	Impairment	Net
Non-compete agreement	5	$2,131	$(1,739)	$(47)	$345	$2,131	$(1,325)	$(47)	$759
Contractual/noncontractual relationship	5	1,375	(1,146)	—	229	1,375	(871)	—	504
Intellectual property	5	540	(126)	(414)	—	540	(126)	(414)	—
Websites	5	156	(65)	(54)	37	497	(94)	(54)	349
Patents	5	460	(107)	(353)	—	460	(107)	(353)	—
Other	2.5 - 15	234	(102)	(70)	62	178	(90)	(70)	18

		$4,896	$(3,285)	$(938)	$673	$5,181	$(2,613)	$(938)	$1,630

        Amortization expense for intangible assets subject to amortization during each of the fiscal years ended March 31, 2010, 2009 and 2008 was approximately $0.8 million. Amortization expense for intangible assets subject to amortization for the fiscal year ending March 31, 2011 is estimated to be

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

approximately $0.6 million. Amortization expense for intangible assets subject to amortization for the fiscal year ending March 31, 2012 and thereafter is expected to be immaterial.

        During the fourth quarter of fiscal year 2010, the Company determined that certain internally developed websites and related software used to manage its Direct-to-Consumer segment consumer websites no longer met its quality standards. Additionally, the software did not provide sufficient support or functionality for content management, database interface, consumer facing websites, or accumulation or reporting of website traffic. As a result, the Company ceased using the websites and software and determined the websites and software would not provide any service potential in the future. As a result, the Company recorded an impairment charge of $0.3 million to reduce the fair value of the websites and related software to zero. The Company removed the websites and related software gross carrying amounts and accumulated amortization balances because the assets were fully impaired and no longer in use.

        Based primarily on lower than expected performance and the economic downturn in fiscal year 2009, the Company restructured the Direct-to-Consumer segment's new product operations including the IPTV set-top box business. In connection with the restructuring, the Company evaluated whether the anticipated undiscounted future net cash flows associated with the related intangible assets was in excess of the assets' carrying value and recorded an impairment expense of approximately $0.9 million for the excess carrying value as compared to its fair value in the fourth quarter of fiscal year 2009. The impairment expense is recorded within discontinued operations. See additional discussion at Note 19—Discontinued Operations.

NOTE 7—EQUIPMENT AND FURNITURE

        The components of equipment and furniture as of March 31 were as follows (in thousands):

	2010	2009
Furniture and fixtures	$701	$594
Computers, equipment and servers	7,274	7,368
Leasehold improvements	2,816	2,736

Equipment and furniture, at cost	10,791	10,698
Less accumulated depreciation	(6,234)	(5,125)

Total equipment and furniture, net	$4,557	$5,573

        Depreciation expense was approximately $1.7 million, $1.7 million, and $1.5 million for the fiscal years ended March 31, 2010, 2009, and 2008, respectively. During the fiscal years ended March 31, 2010 and 2009, the Company retired approximately $0.6 million and $2.2 million, respectively, of fully depreciated equipment and furniture.

NOTE 8—CONTENT AND DISTRIBUTION RIGHTS

        The Company's Transactional TV and Direct-to-Consumer segments' content and distribution rights consist of content licensing agreements and original productions. The Company capitalizes the costs associated with the licenses, certain editing costs, and content. These costs are amortized on a

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—CONTENT AND DISTRIBUTION RIGHTS (Continued)

straight-line basis, typically over 5 years. The components of content and distribution rights as of March 31 were as follows (in thousands):

	2010	2009
In release	$19,705	$18,458
Acquired, not yet released	1,341	944
In production	116	—
Accumulated amortization	(9,846)	(8,469)

Total content and distribution rights, net	$11,316	$10,933

        Amortization expense for the years ended March 31, 2010, 2009 and 2008 was approximately $3.8 million, $3.6 million and $3.2 million, respectively. During the years ended March 31, 2010 and 2009, the Company retired approximately $2.4 million and $2.6 million, respectively, of fully amortized content and distribution rights. The Company had no material write-offs of content and distribution rights during the fiscal years ended March 31, 2010, 2009 or 2008.

        During the fourth quarter of fiscal year 2010, the Company began producing original content for the Transactional TV and Direct-to-Consumer segments.

NOTE 9—FILM COSTS

        The components of film costs, which are primarily direct-to-television, are as follows (in thousands):

	March 31,
	2010	2009
In release	$18,477	$17,782
Completed, not yet released	82	134
In production	1,645	691
Accumulated amortization	(14,499)	(11,935)

Total film costs, net	$5,705	$6,672

        Amortization expense for the years ended March 31, 2010, 2009 and 2008 was approximately $2.6 million, $2.7 million and $2.8 million, respectively. The Company expects to amortize approximately $2.5 million in capitalized film costs during fiscal year 2011. The Company expects to amortize substantially all unamortized film costs for released films by March 31, 2013.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—FILM COSTS (Continued)

        During the fourth quarter of fiscal year 2010, the Company recorded a non-cash impairment expense of approximately $1.2 million associated with several Film Production segment owned content films and events. As part of the quarterly film performance analysis and in connection with the annual goodwill impairment analysis, the Company estimated that conditions within the film markets would continue to be challenging and adjusted downward the Film Production segment forecasts as well as certain estimated future film and event performance. As a result of the downward adjustment to certain estimated future film and event performance, the Company recorded an impairment charge of approximately $1.2 million representing the difference in the unamortized film costs and the estimated fair value of the related films and events. This expense was recorded in the charge for restructuring and asset impairments other than goodwill line item in the consolidated statements of operations. The fair value of the films and events was estimated by discounting the film or event's projected cash flow by the weighted average cost of capital.

        During fiscal year 2009, the Company recorded a non-cash impairment expense of approximately $1.1 million associated with several Film Production segment owned content films and events. During the third quarter of fiscal year 2009 and as part of the Company's process to continually assess the expected performance of owned content, the Company determined that downward adjustments to the estimated performance of films and events should be recorded as a result of adverse changes to the business climate. As a result, the Company recorded an impairment charge of approximately $1.1 million representing the difference in the unamortized film costs and the estimated fair value of the films and events. This expense was recorded in the charge for restructuring and asset impairments other than goodwill line item in the consolidated statements of operations. The fair value of the films and events was estimated by discounting the film or event's projected cash flow by the weighted average cost of capital.

        During fiscal year 2008, the Company recorded a non-cash impairment expense of approximately $0.7 million associated with two Film Production segment owned content events. During the third quarter of fiscal year 2008, the Company obtained initial revenue data that indicated the actual performance of the events would not meet the original estimates. As a result, the Company lowered its estimate of the expected future benefits to be derived from these events and recorded an impairment charge of approximately $0.7 million representing the difference in the unamortized film costs and the estimated fair value of the events. This expense was recorded in the charge for restructuring and asset impairments other than goodwill line item in the consolidated statements of operations. The fair value of the films and events was estimated by discounting the film or event's projected cash flow by the weighted average cost of capital.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—INCOME TAXES

        The components of the continuing operations income tax provision expense for the three years ended March 31 were as follows (in thousands):

	2010	2009	2008
Current
Federal	$1,469	$3,460	$4,505
State	186	636	836

Total current	1,655	4,096	5,341

Deferred
Federal	(715)	(167)	7
State	(102)	(20)	(162)

Total deferred	(817)	(187)	(155)

Total	$838	$3,909	$5,186

        A reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company's recorded income tax provision expense for continuing operations is as follows for the three years ended March 31 (in thousands):

	2010	2009	2008
Income tax computed at federal statutory tax rate of 35%	$(96)	$329	$4,908
State taxes, net of federal benefit	83	338	441
Non-deductible goodwill impairment	1,700	3,503	—
Reversal of uncertain tax positions	—	(429)	—
Federal research and development tax credits	(751)	—	—
Other non-deductible (deductible) differences, net	95	152	(29)
Other temporary differences, net	(193)	16	(134)

Total	$838	$3,909	$5,186

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—INCOME TAXES (Continued)

        Significant components of the Company's deferred tax liabilities and assets as of March 31 were as follows (in thousands):

	2010	2009
Deferred tax liabilities:
Depreciation	$(426)	$(481)
Goodwill	(972)	(795)
Film library	(1,010)	(2,537)
Tax method changes	(1,499)	(199)
Identifiable intangibles	(107)	(222)
Other	(75)	(44)

Total deferred tax liabilities	(4,089)	(4,278)

Deferred tax assets:
Net operating loss carryforward	945	800
Deferred revenue	70	70
Asset disposition, impairment and other reserves	1,570	804
Allowance for doubtful accounts and reserve for sales returns	97	121
Share-based compensation	838	886
Amortization	306	297
Accruals	126	290
Identifiable intangibles	465	361
Other	134	104

Gross deferred tax assets	4,551	3,733
Valuation allowance	(220)	—

Total deferred tax assets	4,331	3,733

Net deferred tax assets (liabilities)	$242	$(545)

        The Company realized tax benefits from option and warrant exercises of $0.1 million for the fiscal year ended March 31, 2008. These deductions result in an increase in additional paid-in capital. No tax benefits from option and warrant exercises were realized during the fiscal years ended March 31, 2010 or 2009.

        Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The Company establishes valuation allowances when, based on an evaluation of objective evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized. As of March 31, 2010, the Company determined that it was more likely than not that deferred tax assets associated with the discontinued operations international operating losses would not be realized and recorded a valuation allowance for the full operating loss deferred tax asset of $0.2 million. The Company had no other valuation allowances at March 31, 2010.

        The Company has domestic net operating loss carryforwards of approximately $1.9 million for federal income tax purposes, which expire through 2019. For tax purposes, there is an annual limitation of approximately $0.2 million for the remaining 9 years on all of the Company's net operating loss under Internal Revenue Code Section 382. Internal Revenue Code Section 382 also places a limitation

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—INCOME TAXES (Continued)

on the utilization of net operating loss carryforwards when an ownership change, as defined in the tax law, occurs. Generally, an ownership change occurs when there is a greater than 50 percent change in ownership. When a change occurs, the actual utilization of net operating loss carryforwards is limited annually to a percentage of the fair market value of the Company at the time of such change.

        The Company files U.S. federal, state, and foreign income tax returns. During the third quarter of fiscal year 2009, the Company concluded an audit by the Internal Revenue Service ("IRS") for its fiscal year 2007, and the IRS proposed no changes to the Company's fiscal year 2007 tax return in connection with the audit. With few exceptions, the Company is no longer subject to examination of its federal and state income tax returns for years prior to fiscal year 2006.

Uncertain Tax Positions

        The Company accounts for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon effective settlement. There were no material changes in the Company's uncertain tax position liabilities during fiscal year 2010. As of March 31, 2010 the Company had total unrecognized tax benefits of approximately $0.3 million that are not expected to be settled within one year and have been classified within long-term taxes payable. If the Company was to prevail or the uncertainties were settled in favor of the Company on all uncertain tax positions, the net effect is estimated to be a benefit to the Company's tax expense of approximately $0.3 million. As of March 31, 2010, the Company had accrued immaterial amounts of interest expense related to uncertain tax position liabilities. If the Company was to prevail or the uncertainties were settled in favor of the Company on all uncertain tax positions, the reversal of the accrued interest would result in a benefit to the Company.

        The aggregate change in the balance of the unrecognized tax benefits during the fiscal year ended March 31, 2010 was as follows (in thousands):

Beginning balance at April 1, 2009	$242
Increases related to prior period tax positions	67

Ending balance at March 31, 2010	$309

        During the third quarter of fiscal year 2009, the statute of limitations expired on approximately $1.6 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in the current portion of taxes payable. This reversal of the uncertain tax positions resulted in a $0.4 million reduction in the Company's fiscal year 2009 tax expense and a $0.4 million reversal of related interest expense. Approximately $1.1 million of the reversal of the uncertain tax position liabilities was recorded as an increase to additional paid-in capital because the amount was originally recorded as a reduction of additional paid-in capital and had no impact on income tax expense.

Research and Development Tax Credits

        During fiscal year 2010, the Company performed a research and development tax credit study. The study considered fiscal years for which amended or current tax returns could be filed. The Company

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—INCOME TAXES (Continued)

concluded that it was eligible for research and development tax credits that would result in a reduction in the provision for income tax expense for the noted fiscal years as follows (in thousands):

March 31,
2009(1)	$217
2008(1)	169
2007	129
2006	86

Total	$601

(1)
Approximately $25,000 and $3,000 of the research and development tax credits during the fiscal years ended March 31, 2009 and 2008, respectively, related to discontinued operations.

        The Company filed amended and current tax returns during the third quarter of fiscal year 2010 for each of the fiscal years noted above and included the research and development tax credits identified in the study. As a result of the filings, the Company recorded a reduction in the provision for income tax expense of $0.6 million during the third quarter of fiscal year 2010. The Company also estimated that it would utilize research and development tax credits during the fiscal year ended March 31, 2010 of between $0.1 million and $0.2 million. Approximately $0.1 million of the estimated fiscal year 2010 tax credit was reflected in the third quarter of fiscal year 2010 and the remaining amount was reflected in the fourth quarter of fiscal year 2010.

NOTE 11—STOCK REPURCHASE

        In June 2008, the Company's Board of Directors extended a share repurchase plan allowing for the repurchase of approximately 1.1 million shares of common stock through June 2010. During the six month period ended September 30, 2008, the Company substantially completed the share repurchase plan and repurchased approximately 1.1 million shares for a total purchase price of approximately $4.3 million.

        During fiscal year 2009, the Company purchased through one broker in an unsolicited single block trade approximately 0.5 million shares of common stock for a total purchase price of approximately $0.7 million. Additionally, the Company entered into a Stock Purchase Agreement pursuant to which a shareholder agreed to sell and the Company agreed to purchase approximately 2.6 million shares of the Company's common stock for a total purchase price of approximately $4.1 million.

        In August 2009, the Company announced that its Board of Directors adopted a new stock repurchase program. The Board of Directors adopted the program in light of current market conditions and the capital and financial position of the Company. Under the program, the Company may purchase with available cash and cash from operations up to 1.0 million shares of the Company's outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permit. The program will expire in March 2012. Any repurchased shares will be returned to authorized but unissued shares of common stock in accordance with Colorado law. The Company acquired approximately 0.1 million shares under the program for a total purchase price of approximately $0.1 million during fiscal year 2010.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SEGMENT AND GEOGRAPHIC INFORMATION

        Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by the Company's chief operating decision maker. The Company has the following reportable operating segments:

  •
  Transactional TV—distributes branded adult entertainment PPV networks and VOD content through electronic distribution platforms including cable television and DBS operators.

  •
  Film Production—produces and distributes mainstream films and erotic features and events. These titles are distributed on U.S. and international premium channels, PPV channels and VOD systems across a range of cable and satellite distribution platforms. The Film Production segment also distributes a full range of independently produced motion pictures to markets around the world. Additionally, this segment periodically provides producer-for-hire services to major Hollywood studios.

  •
  Direct-to-Consumer—aggregates and resells adult content via the internet. The Direct-to-Consumer segment sells content to subscribers primarily through its consumer websites.

  •
  Corporate Administration—includes all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments. These costs include, but are not limited to, legal expenses, accounting expenses, human resource department costs, insurance expenses, registration and filing fees with NASDAQ, executive employee costs, and costs associated with the public company filings and shareholder communications.

        The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment profit (loss) is based on income (loss) from continuing operations before provision for income taxes. The reportable segments are distinct business units,

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

separately managed with different distribution channels. The selected operating results of the Company's segments during the three years ended March 31 were as follows (in thousands):

	2010	2009	2008
Net revenue
Transactional TV	$37,380	$42,559	$40,998
Film Production	12,013	8,584	13,094
Direct-to-Consumer	1,035	1,452	1,819

Total	$50,428	$52,595	$55,911

Segment profit (loss)
Transactional TV	$15,139	$21,637	$21,423
Film Production	(5,427)	(10,916)	2,307
Direct-to-Consumer	(943)	(306)	118
Corporate Administration	(9,044)	(9,476)	(9,826)

Total	$(275)	$939	$14,022

Interest income
Transactional TV	$—	$—	$2
Film Production	5	5	7
Corporate Administration	44	203	702

Total	$49	$208	$711

Interest expense
Corporate Administration	$243	$208	$155

Reversal of interest expense for uncertain tax positions
Corporate Administration	$—	$429	$—

Depreciation and amortization
Transactional TV	$5,222	$5,015	$4,404
Film Production	3,309	3,452	3,619
Direct-to-Consumer	256	209	209
Corporate Administration	48	30	14

Total	$8,835	$8,706	$8,246

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

        The Company's total net identifiable asset balance by operating segment at March 31 was as follows (in thousands):

	2010	2009	2008
Net identifiable assets
Transactional TV	$26,474	$27,184	$27,366
Film Production	15,490	22,453	33,194
Direct-to-Consumer	775	1,166	1,111
Corporate Administration	18,850	17,066	20,657

Total continuing operations assets	61,589	67,869	82,328
Total discontinued operations assets	224	670	1,333

Total assets	$61,813	$68,539	$83,661

        As of March 31, 2010, approximately $0.2 million of the Company's assets were located in Europe. All other assets were located in the U.S.

        Net revenue, classified by geographic billing location of the customer, during the three years ended March 31 was as follows (in thousands):

	2010	2009	2008
Domestic net revenue	$43,370	$48,216	$51,976

International net revenue:
Europe, Middle East and Africa	1,643	1,814	1,635
Latin America	3,036	944	649
Canada	1,896	939	215
Asia	161	443	1,207
Other	322	239	229

Total international net revenue	7,058	4,379	3,935

Total net revenue	$50,428	$52,595	$55,911

NOTE 13—MAJOR CUSTOMERS

        The Company's major customers (revenue in excess of 10% of net revenue) are Comcast Corporation ("Comcast"), DirecTV, Inc. ("DirecTV"), DISH Network Corporation ("DISH"), and Time Warner, Inc. ("Time Warner"). These customers are included in the Transactional TV and Film Production segments. Net revenue from these customers as a percentage of total net revenue for the three years ended March 31 was as follows:

	2010	2009	2008
Comcast	17%	24%	18%
DirecTV	12%	15%	13%
Time Warner	12%	13%	14%
DISH	11%	13%	14%

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—MAJOR CUSTOMERS (Continued)

        The Company's outstanding accounts receivable balances due from its major customers as of March 31 are as follows (in thousands):

	2010	2009
DISH	$1,810	$940
Comcast	1,221	1,735
DirecTV	699	1,121
Time Warner	448	683

        The loss of any of the Company's major customers would have a material adverse effect on the Company's results of operations and financial condition.

NOTE 14—COMMITMENTS AND CONTINGENCIES

        The following table reflects the Company's contractual cash obligations as of March 31, 2010 for each of the time periods specified (in thousands):

Year Ending March 31,	Operating Leases	Vendor Obligations	Total
2011	$1,888	$2,568	$4,456
2012	1,049	1,617	2,666
2013	620	1,588	2,208
2014	349	1,035	1,384
2015	1	1,000	1,001
Thereafter	—	2,500	2,500

Total minimum payments	$3,907	$10,308	$14,215

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because the Company estimates that the movies will be delivered in the specified time periods based on historical experience with the movie studios.

        The Company entered into certain non-cancelable contracts subsequent to March 31, 2010 primarily related to transport services. The future obligations under these agreements for the fiscal year ending March 31, 2011 is $1.1 million, and the future obligations for each of the fiscal years ending March 31, 2012, 2013 and 2014 is $1.0 million.

        The Company has recorded long-term income taxes payable of approximately $0.3 million for uncertain tax positions, reduced by the associated federal deduction for state taxes. The Company is unable to reliably estimate the timing of future payments, if any, related to these uncertain tax positions. Therefore, the amounts have been excluded from the above table.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—COMMITMENTS AND CONTINGENCIES (Continued)

Operating Lease Obligations

        The Company maintains non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through November 2013 and contain annual Consumer Price Index escalation clauses. The Company's Transactional TV segment has entered into direct lease agreements that expire through December 2010 with an unrelated party for the use of transponders to broadcast its channels on satellites. As the lessee of transponders under the transponder agreements, the Company is subject to arbitrary refusal of service by the service provider if that service provider determines that the content being transmitted by the Company is harmful to the service provider's name or business. The Company had no equipment under capital lease at March 31, 2010 or 2009.

        Rent expense for the years ended March 31, 2010, 2009 and 2008 was approximately $1.9 million, $1.8 million and $1.7 million, respectively, which includes transponder expenses.

Vendor Obligations

        From time to time, the Company enters into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, the Company is party to certain uplinking, transport and marketing services that contractually obligate the Company to receive services over specified terms as per these arrangements. The Company is also obligated to make future payments associated with its purchase of patent rights. These contractual obligations are reflected in the above table as vendor obligations.

Employment Contracts

        The Company employs executives and certain other key employees under non-cancelable employment contracts in Colorado, California, Florida and Georgia. These employment contracts expire through August 31, 2013. Commitments under these obligations at March 31, 2010 were as follows (in thousands):

Year Ending March 31,
2011	$4,478
2012	2,309
2013	1,581
2014	467

Total obligation under employment contracts	$8,835

        Subsequent to March 31, 2010, executives and certain other key employees' salaries were increased effective April 1, 2010. The impact of the change in salaries is an increase in the Company's commitments under the obligations for the years ending March 31, 2011, 2012 and 2013 of $0.2 million, $0.1 million and $35,000, respectively.

Indemnification

        The Company has agreements whereby it indemnifies officers and directors for certain events or occurrences while the officer or director is, or was, serving in such capacity at the Company's request.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—COMMITMENTS AND CONTINGENCIES (Continued)

The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits exposure and the Company believes that this policy would enable it to recover a portion, if not all, of any future indemnification payments. As a result of its insurance policy coverage, the Company believes that its estimated exposure on these indemnification agreements is minimal.

        The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with any claim by any third party, including customers, with respect to the Company's products or services, including, but not limited to, alleged negligence, breach of contract, or infringement of a patent, copyright or other intellectual property right. The term is any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes that its estimated exposure on these agreements is minimal.

Legal Proceedings

        In the normal course of business, the Company is subject to various lawsuits and claims. The Company believes that the final outcome of these matters, either individually or in the aggregate, will not have a material effect on its financial statements.

NOTE 15—BORROWING ARRANGEMENTS

        On December 15, 2009, the Company's former line of credit matured and the Company obtained a new line of credit from a financial institution. The line of credit is secured by certain trade accounts and accounts receivable, is scheduled to mature on December 15, 2010, and bears interest at the greater of (a) the current prime rate less 0.125 percentage points per annum or (b) 5.75% per annum. The line of credit may be drawn from time to time to support the Company's operations and short-term working capital needs, if any. A loan origination fee of 0.5% of the available line was paid by the Company upon the execution of the line of credit and is being amortized over the life of the line of credit. The line of credit includes a maximum borrowing base equal to the lesser of 75% of the trade accounts and accounts receivable securing the line of credit or $5.0 million, and the maximum borrowing base at March 31, 2010 was $5.0 million.

        The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.5 to 1.0, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring without consent any dividends, other than dividends payable in our stock, and (e) a requirement that there be no material adverse change in the Company's current client base as it relates to its largest clients. The line of credit provides that an event of default will exist in certain circumstances, including without limitation, the Company's failure to make payment of principal or interest on borrowed amounts when required, failure to perform certain obligations

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—BORROWING ARRANGEMENTS (Continued)

under the line of credit and related documents, defaults in certain other indebtedness, the Company's insolvency, a change in control of the Company, any material adverse change in the Company's financial condition and certain other events customary for facilities of this type. As of March 31, 2010 the Company's outstanding principal balance under the line of credit was $1.0 million, and the Company was in compliance with the related covenants.

NOTE 16—DEFINED CONTRIBUTION PLAN

        The Company sponsors a 401(k) retirement plan. The plan covers all eligible employees of the Company. Employee contributions to the plan are elective, and the Company has discretion to match employee contributions. Contributions by the Company vest ratably over a three-year period during the first three years of employee service, and contributions by the Company vest immediately after three or more years of employee service. Contributions by the Company during each of the years ended March 31, 2010, 2009, and 2008 were approximately $0.3 million.

NOTE 17—STOCKHOLDER RIGHTS PLAN

        On November 29, 2001, the Company's Board of Directors adopted a Stockholder Rights Plan in which Rights were distributed at the rate of one Right for each share of the Company's common stock held by stockholders of record as of the close of business on December 21, 2001. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock after November 29, 2001, or commences a tender offer upon consummation of which the person or group would beneficially own 15% or more of the Company's outstanding common stock. Each Right is initially exercisable at $10.00 and will expire on December 21, 2011. Effective August 1, 2008, pursuant to an Amended and Restated Rights Agreement between the Company and the rights agent made effective as of such date, the Company eliminated the continuing director or so-called "dead hand" provisions included in the originally adopted Shareholder Rights Plan.

NOTE 18—RELATED PARTY TRANSACTIONS

        The Company paid approximately $0.1 million, $0.1 million and $0.2 million to Isaacman, Kaufman & Painter during the fiscal years ended March 31, 2010, 2009 and 2008, respectively, associated with legal services. The Company's board member, Alan Isaacman, is a Senior Member of Isaacman, Kaufman & Painter.

NOTE 19—DISCONTINUED OPERATIONS

        The Direct-to-Consumer segment acquired certain intangible assets in late fiscal year 2008 in an effort to expand the product lines that are delivered directly to consumers. The acquired intangible assets primarily related to intellectual property rights technology that allow the Company to manufacture a set-top box through which consumers can obtain content directly through the internet and view the content on television. The Company tested the market for the related IPTV set-top box product by establishing a test business model during fiscal year 2009. Based primarily on (a) lower than expected subscriber additions for the IPTV test business model during the second half of fiscal year 2009, (b) the significant downturn in economic conditions and related reduction in consumer spending during the second half of fiscal year 2009, and (c) slower than expected development of new product

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—DISCONTINUED OPERATIONS (Continued)

lines, the Company restructured the Direct-to-Consumer segment operations as it related to its new product lines. Based on this restructuring, the Company evaluated whether the anticipated undiscounted future net cash flows associated with the related intangible assets was in excess of the assets' carrying value and recorded an impairment expense of approximately $0.9 million for the excess carrying value as compared to its estimated fair value. Additionally, the Company incurred approximately $0.2 million of early contract termination fees for consulting contracts in connection with the restructuring and subsequently paid the related fees in April 2009. The $1.1 million intangible asset impairment and restructuring charges are reflected in the fiscal year 2009 discontinued operations results.

        During fiscal year 2010, the Company entered into arrangements with third-party affiliates to distribute the IPTV set-top box in Europe and the U.S. Throughout fiscal year 2010, these affiliates marketed the IPTV set-top box product through a variety of advertising programs including print, billboards and other miscellaneous media. The performance of the IPTV set-top box business in fiscal year 2010 was lower than expected and as a result, the Company implemented a plan to discontinue the operations of the IPTV set-top box business in the fourth quarter of fiscal year 2010. The Company expects cash flows associated with the IPTV set-top box business will be eliminated from the ongoing operations of the Company, and the Company will not have any significant continuing involvement in the operations of the IPTV set-top box business after the disposal transaction. The Company does not expect to incur material expenses or cash flows in the future associated with the discontinued operations, and the disposal is expected to be completed during fiscal year 2011.

        As a result of the discontinuation of the IPTV set-top box business, the Company recorded an inventory obsolescence impairment charge of $0.1 million and an equipment impairment charge of $0.1 million during the fourth quarter of fiscal year 2010. Additionally, the Company has classified certain equipment as held for sale based on, among other things, the Company's intent and ability to sell the assets. The discontinued operations generated net revenue of $0.1 million during each of the fiscal years ended March 31, 2010 and 2009 and no net revenue during the fiscal year ended March 31, 2008, and the pre-tax loss was $1.0 million, $3.5 million and $0.3 million during the fiscal years ended March 31, 2010, 2009 and 2008, respectively. The carrying amount of the discontinued operations assets as of March 31, 2010 primarily includes current assets of approximately $0.1 million related to assets held for sale. There were no material discontinued operations liabilities at March 31, 2010.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20—QUARTERLY INFORMATION (UNAUDITED)

        The consolidated results of operations on a quarterly basis were as follows (in thousands, except per share amounts):

	Fiscal Year 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenue	$12,487	$11,375	$11,479	$15,087
Gross margin	8,071	7,336	7,476	7,687
Income (loss) from continuing operations(1)	986	1,139	1,571	(4,809)
Loss from discontinued operations	(159)	(133)	(66)	(267)
Net income (loss)	827	1,006	1,505	(5,076)
Basic income per share:
Income (loss) from continuing operations per share	0.05	0.06	0.08	(0.25)
Loss from discontinued operations per share	(0.01)	(0.01)	(0.00)	(0.01)
Net income (loss) per share	0.04	0.05	0.08	(0.26)
Diluted income per share:
Income (loss) from continuing operations per share	0.05	0.06	0.08	(0.25)
Loss from discontinued operations per share	(0.01)	(0.01)	(0.00)	(0.01)
Net income (loss) per share	0.04	0.05	0.08	(0.26)

	Fiscal Year 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenue	$13,058	$13,365	$12,604	$13,568
Gross margin	9,331	9,246	8,822	9,258
Income (loss) from continuing operations(2)	1,484	1,711	(8,400)	2,235
Loss from discontinued operations	(305)	(416)	(453)	(1,044)
Net income (loss)	1,179	1,295	(8,853)	1,191
Basic income per share(3):
Income (loss) from continuing operations per share	0.06	0.07	(0.39)	0.11
Loss from discontinued operations per share	(0.01)	(0.02)	(0.02)	(0.05)
Net income (loss) per share	0.05	0.06	(0.42)	0.06
Diluted income per share(3):
Income (loss) from continuing operations per share	0.06	0.07	(0.39)	0.11
Loss from discontinued operations per share	(0.01)	(0.02)	(0.02)	(0.05)
Net income (loss) per share	0.05	0.06	(0.42)	0.06

(1)
During the fourth quarter of fiscal year 2010, the Company incurred goodwill impairment charges of $4.9 million, film cost impairment charges of $1.2 million, and recoupable costs and producer advances impairment charges of $0.8 million associated with the Film Production segment. See the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 6—Goodwill and Other Intangible Assets and Note 9—Film Costs for additional information.

(2)
During the third quarter of fiscal year 2009, the Company incurred goodwill impairment charges of $10.0 million and film cost impairment charges of $1.1 million associated with the Film Production

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20—QUARTERLY INFORMATION (UNAUDITED) (Continued)

  segment. See Note 6—Goodwill and Other Intangible Assets and Note 9—Film Costs for additional information.

(3)
Earnings per share amounts for each quarter are required to be calculated independently. The sum of the earnings per share amounts for each quarter may not equal the earnings per share computed for the total fiscal year. Additionally, the sum of income (loss) from continuing operations per share and loss from discontinued operations per share may not equal net income (loss) per share due to rounding.

 SUPPLEMENTAL INFORMATION

VALUATION AND QUALIFYING ACCOUNTS—SCHEDULE II

(in thousands)

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Allowance for doubtful accounts
March 31, 2010	$308	$(3)	$(52)	$253

March 31, 2009	$169	$169	$(30)	$308

March 31, 2008	$41	$307	$(179)	$169

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Reserve for chargebacks/credits
March 31, 2010	$14	$48	$(58)	$4

March 31, 2009	$11	$106	$(103)	$14

March 31, 2008	$7	$40	$(36)	$11

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Accrued restructuring expense
March 31, 2010	$189	$—	$(189)	$—

March 31, 2009	$—	$189	$—	$189

March 31, 2008	$46	$(46)	$—	$—

 APPENDIX B

NEW FRONTIER MEDIA, INC.

2010 EQUITY INCENTIVE PLAN

Effective Date: June 29, 2010
(date adopted by Board of Directors)

Approved by Stockholders:
(must be within 12 months before or after Effective Date)

Termination Date: June 29, 2020
(10 years after earlier of dates listed above)

NEW FRONTIER MEDIA, INC.
2010 EQUITY INCENTIVE PLAN

ARTICLE 1. DEFINITIONS		B-1
1.1	Award	B-1
1.2	Award Agreement	B-1
1.3	Board of Directors or Board	B-1
1.4	Bonus Stock	B-1
1.5	Bonus Stock Award Agreement	B-1
1.6	Cause	B-2
1.7	Change in Control	B-2
1.8	Code	B-2
1.9	Common Stock or Stock	B-2
1.10	Company	B-2
1.11	Continuous Service	B-2
1.12	Director	B-2
1.13	Disability	B-3
1.14	Effective Date	B-3
1.15	Employee	B-3
1.16	Exchange Act	B-3
1.17	Fair Market Value	B-3
1.18	Incentive Stock Option	B-3
1.19	Nonqualified Stock Option	B-3
1.20	Option	B-4
1.21	Option Agreement	B-4
1.22	Parent	B-4
1.23	Participant	B-4
1.24	Plan Administrator	B-4
1.25	Reorganization	B-4
1.26	Restricted Stock	B-4
1.27	Restricted Stock Award Agreement	B-4
1.28	Restriction Period	B-4
1.29	Rule 16b-3	B-4
1.30	Stock Appreciation Right or SAR	B-4
1.31	Stock Appreciation Right Award Agreement or SAR Agreement	B-4
1.32	Subsidiary	B-4
1.33	Termination Date	B-4
ARTICLE 2. ADMINISTRATION		B-5
2.1	Plan Administrator	B-5
2.2	Meetings and Actions	B-5
2.3	Powers of Plan Administrator	B-5
2.4	Interpretation of Plan	B-5
2.5	Indemnification	B-5
2.6	Company Action Constituting Grant of Awards	B-6

B-i

ARTICLE 3. STOCK SUBJECT TO THE PLAN		B-6
3.1	Plan Limit	B-6
3.2	Individual Limit	B-6
3.3	Unused Stock	B-6
3.4	Adjustment for Change in Outstanding Shares	B-7
ARTICLE 4. GRANT OF AWARDS		B-7
4.1	Eligibility for Award	B-7
4.2	Grant of Awards	B-8
4.3	Securities Registration	B-8
ARTICLE 5. VESTING OF AWARDS		B-8
ARTICLE 6. STOCK OPTIONS		B-8
6.1	Grant of Options	B-8
6.2	Option Agreement	B-8
6.3	Manner of Exercise	B-10
6.4	Payment of Option Price	B-10
6.5	Repricing	B-11
ARTICLE 7. STOCK APPRECIATION RIGHTS		B-11
7.1	Grant of SARs	B-11
7.2	Stock Appreciation Right Award Agreement	B-11
7.3	Rights as Stockholder	B-12
7.4	Forfeiture	B-12
ARTICLE 8. RESTRICTED STOCK AND BONUS STOCK		B-12
8.1	Grant of Restricted Stock	B-12
8.2	Restricted Stock Award Agreement	B-12
8.3	Bonus Stock Awards	B-14
ARTICLE 9. OTHER AWARDS		B-13
ARTICLE 10. NONTRANSFERABILITY		B-14
10.1	Restrictions on Transfer	B-14
10.2	Consequences of Improper Transfer	B-14
ARTICLE 11. TERMINATION OF CONTINUOUS SERVICE		B-15
11.1	Termination of Continuous Service for Options and SARs	B-15
11.2	Termination of Continuous Service for Other Awards	B-15
ARTICLE 12. CHANGE IN CONTROL; REORGANIZATION		B-16
12.1	Substitution of Awards	B-16
12.2	Acceleration of Vesting; Termination	B-16
ARTICLE 13. ISSUANCE OF SHARES		B-17
13.1	Transfer of Shares to Participant	B-17
13.2	Compliance with Laws	B-17
13.3	Paperless Administration	B-17
ARTICLE 14. AMENDMENT AND TERMINATION		B-17
14.1	Amendment of the Plan	B-17
14.2	Termination of the Plan	B-18

B-ii

ARTICLE 15. GENERAL PROVISIONS		B-18
15.1	Tax Obligations	B-18
15.2	No Employment Rights	B-18
15.3	Participants in Foreign Countries	B-18
15.4	Other Employee Benefits	B-19
15.5	Confidentiality of Information	B-19
15.6	Severability	B-19
15.7	Electronic Delivery	B-19
15.8	Governing Law and Venue	B-19
15.9	Use of Proceeds	B-19
15.10	Retention of Rights	B-19

B-iii

NEW FRONTIER MEDIA, INC.
2010 EQUITY INCENTIVE PLAN

INTRODUCTION

           New Frontier Media, Inc., a Colorado corporation (the "Company), adopted the New Frontier Media, Inc. 1998 Incentive Stock Plan, the New Frontier Media, Inc. 1999 Incentive Stock Plan, the New Frontier Media, Inc. 2001 Incentive Stock Plan, the New Frontier Media, Inc. Millennium Incentive Stock Option Plan, and the 2007 Stock Incentive Plan (the "Predecessor Plans"). The Company hereby adopts the New Frontier Media, Inc. 2010 Equity Incentive Plan (the "Plan") as a replacement of the Predecessor Plans. The shares that were reserved for grant under the Predecessor Plans that were not granted under those plans shall be included in the total number of shares reserved for issuance under this Plan.

           The Effective Date of the Plan shall be the date on which the Plan is adopted by the Board. No further grants shall be made under the Predecessor Plans from and after the Effective Date of this Plan; however, the terms of a Predecessor Plan as in effect at the time an award was granted shall remain in effect and apply to such award, notwithstanding subsequent amendments, except to the extent such amendments (a) do not impair the Participant's rights under such award, (b) provide compliance with applicable laws then in effect, and (c) would not result in adverse financial accounting consequences to the Company (as determined by the Board or the Plan Administrator, in its sole discretion) if applied to a previously granted award.

           The purpose of the Plan is to continue to further the growth and development of the Company by affording an opportunity for equity ownership or other bonus awards to selected Employees and Directors of the Company who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success. The Plan is also intended to assist the Company in attracting and retaining new Employees and Directors; to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals; to provide incentives for excellence in individual performance; and to promote teamwork.

ARTICLE 1.
DEFINITIONS

           When used in this Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

1.1
Award means the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Bonus Stock or other stock-based grant under the Plan. More than one Award may be granted to an eligible person.

1.2
Award Agreement means either (a) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant setting forth the terms and provisions applicable to such Award. The terms of any Award Agreement need not be identical to the terms of any other Award Agreement applicable to other grants under the Plan to the same or other Participants.

1.3
Board of Directors or Board means the Board of Directors of the Company.

1.4
Bonus Stock means shares of Common Stock granted to a Participant that are subject to the terms set forth in Section 8.3 and the Bonus Stock Award Agreement.

1.5
Bonus Stock Award Agreement means the agreement specified in Section 8.3 between the Company and a Participant pursuant to which Bonus Stock is granted to the Participant.

1.6
Cause means "Cause" as defined in the Participant's employment agreement with the Company, if applicable, or, if not otherwise covered in an employment agreement, Cause, for purposes of this Plan, means a termination of Continuous Service on account of dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets or conviction or confession of a crime punishable by law (except minor violations), in each such case as determined by the Company in its sole discretion, and its determination shall be conclusive and binding. A Participant who agrees to resign from his or her affiliation with the Company in lieu of being terminated for Cause may be deemed to have been terminated for Cause for purposes of the Plan.

1.7
Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities representing more than fifty percent (50%) of the (i) total outstanding shares of Common Stock, or (ii) the total combined voting power represented by the Company's then outstanding voting securities other than by virtue of a merger, consolidation, or similar transaction; however, if any one person, or more than one person acting as a group, owns fifty percent (50%) or more of the total fair market value or total voting power represented by the Company's then outstanding voting securities, the increase in beneficial ownership by such person or group or persons will not be considered a Change in Control; (b) a change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors; (c) the Company is a party to a merger, consolidation or consummates a similar transaction with any other business entity after which at least fifty percent (50%) of the total voting power of the resulting entity is not held by the stockholders of the Company prior to the merger, or the Company adopts, and the stockholders approve, if necessary, a plan of complete liquidation or dissolution of the Company, a complete dissolution or liquidation of the Company occurs or the Company sells or disposes of substantially all of its assets to an unrelated party (as contemplated by Section 1.409A-3(i)(5) (vii)(3) of the regulations promulgated under the Code).

1.8
Code means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

1.9
Common Stock or Stock means the Company's common stock and any share or shares of the Company's common stock hereafter issued or issuable in substitution for such shares.

1.10
Company means New Frontier Media, Inc., and, as applicable, its Parent and its Subsidiaries.

1.11
Continuous Service means that the Participant's service with the Company, whether as an Employee or Director, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or its Parent or a Subsidiary as an Employee or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. The Plan Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in any circumstance, including (but not limited to) in the case of any leave of absence, including sick leave, military leave or any other personal leave.

1.12
Director means a member of the Board of Directors. An Incumbent Director shall mean a Director who either (a) is a current Director of the Company, or (b) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

1.13
Disability means the earliest of the date on which a Participant is deemed disabled under: (a) the long-term disability policy maintained by the Company; (b) Code Section 22(e)(3); or (c) the determination of the Social Security Administration.

1.14
Effective Date means the date the Plan is adopted by the Board of Directors; provided, however, that with respect to Incentive Stock Options, the adoption of the Plan must be approved and ratified by the stockholders of the Company within twelve (12) months of the Effective Date.

1.15
Employee means a common law employee of the Company and any person who has accepted a binding offer of employment from the Company, but excludes any individual classified by the Company as an independent contractor, consultant or leased employee.

1.16
Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

1.17
Fair Market Value means the value of the Common Stock, determined in accordance with the following:

(a)
Publicly Traded.    If the Common Stock is readily tradable on an established stock exchange (including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market), then the Fair Market Value per share shall be deemed to be the average of the closing price on each of the three (3) preceding trading days before the date of the Award. If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the average of the mean between the high bid and low asked prices for the Common Stock for each of the three (3) preceding days before the date of the Award.

(b)
Not Publicly Traded.    If the Common Stock is not readily tradable on an established stock exchange as determined in accordance with subsection (a), the Fair Market Value per share of the Common Stock shall be deemed to be an amount as determined in good faith by the Plan Administrator by applying any reasonable valuation method, which may be an independent third party valuation; provided, that any such determination for an Award subject to Code Section 409A shall be made in compliance with the regulations under Code Section 409A. Factors to be considered in establishing Fair Market Value of an Award subject to Code Section 409A shall include as applicable: the value of tangible and intangible assets of the Company, the present value of anticipated future cash flows of the Company, the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm's length private transaction), recent arm's length transactions involving the sale or transfer of Company stock or equity interests, and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the service recipient, its stockholders, or its creditors. The use of a valuation method shall take into consideration all available information material to the value of the Company at the time of the grant of the Award and the Fair Market Value shall be established not longer than twelve (12) months prior to the date of the grant of the Award.

1.18
Incentive Stock Option means any option granted to an eligible Employee under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Code Section 422. Non-Employee Directors are not eligible to receive Incentive Stock Options.

1.19
Nonqualified Stock Option means any option granted to an eligible Employee or Director under the Plan that is not an Incentive Stock Option.

1.20
Option means and refers collectively to Incentive Stock Options and Nonqualified Stock Options that are subject to the terms set forth in Article 6 and the Option Agreement.

1.21
Option Agreement means the agreement specified in Section 6.2 between the Company and the Participant pursuant to which an Option is granted to the Participant.

1.22
Parent means a parent corporation of the Company as defined in Code Section 424(e).

1.23
Participant means any Employee or Director who is granted an Award under the Plan. Participant also means the personal representative of a Participant and any other person who acquires the right to exercise or receive payment pursuant to an Award by bequest or inheritance.

1.24
Plan Administrator means the body that is responsible for the administration of the Plan, as determined pursuant to Section 2.1.

1.25
Reorganization means any one of the following events: (a) the merger or consolidation of the Company (but only if the Company is not the surviving corporation or if the Company becomes a subsidiary of another corporation) or the acquisition of its assets or stock pursuant to a non-taxable reorganization; (b) the dissolution or liquidation of the Company; (c) the appointment of a receiver for all or substantially all of the Company's assets or business; (d) the appointment of a trustee for the Company after a petition has been filed for the Company's reorganization under applicable statutes; or (e) the sale, lease, or exchange of all or substantially all of the Company's assets and business.

1.26
Restricted Stock means shares of Common Stock granted to a Participant that are subject to the terms set forth in Article 8 and the Restricted Stock Agreement. Restricted Stock also means any shares of the Company's capital stock issued as the result of a dividend on or split of Restricted Stock. Upon termination of the restrictions, such Common Stock or other capital stock shall no longer be Restricted Stock.

1.27
Restricted Stock Award Agreement means the agreement specified in Section 8.2 between the Company and a Participant pursuant to which Restricted Stock is granted to the Participant.

1.28
Restriction Period means the period set forth in the Restricted Stock Award Agreement that is the period beginning on the date of grant of the Award and ending on the final vesting date of the Restricted Stock.

1.29
Rule 16b-3 means Rule 16b-3 promulgated by the Securities Exchange Commission under the Exchange Act, together with any successor rule, as in effect from time to time.

1.30
Stock Appreciation Right or SAR means a stock appreciation right granted independently of any Option pursuant to Article 7 of the Plan.

1.31
Stock Appreciation Right Award Agreement or SAR Agreement means the agreement specified in Section 7.2 between the Company and a Participant pursuant to which a contingent right to shares of Common Stock is granted to the Participant.

1.32
Subsidiary means a subsidiary corporation of the Company as defined in Code Section 424(f).

1.33
Termination Date means the termination date of the Plan, as set forth on the cover page to the Plan or ten years after any subsequent amendment increasing the number of shares.

 ARTICLE 2.
ADMINISTRATION

2.1
PLAN ADMINISTRATOR.    The Plan shall be administered by the Board of Directors, unless and until such time as the Board of Directors delegates the administration of the Plan to a committee, which shall be appointed by and shall serve at the pleasure of the Board. The powers, duties and procedures of any appointed committee shall be governed by its adopted charter, or in the absence of such charter, by this Article 2. Any committee member shall be deemed to have resigned automatically from the committee upon his or her termination of service with the Company. To the extent the Board considers it desirable for transactions relating to a grant of Options to be eligible to qualify for an exemption under Rule 16b-3, the Plan Administrator shall consist of the Board of Directors or a committee of two or more Directors of the Company, all of whom qualify as "non-employee directors" within the meaning of Rule 16b-3. To the extent the Board considers it desirable for compensation delivered pursuant to a grant of Options to be eligible to qualify for an exemption under Code Section 162(m), the Plan Administrator shall consist of a committee of two or more Directors of the Company, all of whom qualify as "outside directors" within the meaning of Code Section 162(m). To the extent the Board administers discretionary grants to non-employee Directors, the Plan Administrator shall consist of an independent committee of the Board. The Board may from time to time remove members from or add members to any such committee; fill vacancies on the committee, howsoever caused; and otherwise increase or decrease the number of members of such committee, in each case as the Board deems appropriate to permit transactions in Common Stock pursuant to the Plan and to satisfy such conditions of Rule 16b-3 or Code Section 162(m) as then in effect.

2.2
MEETINGS AND ACTIONS.    The Plan Administrator shall hold meetings at such times and places as it may determine. A majority of the members of the Plan Administrator shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Plan Administrator shall be the acts of the Plan Administrator and shall be final, binding and conclusive upon all persons, including the Company, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

2.3
POWERS OF PLAN ADMINISTRATOR.    The Plan Administrator shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan, to determine satisfaction of any conditions applicable to Awards, to amend or waive the provisions of any Award, and to prescribe, amend and rescind rules and regulations for administration of the Plan. In selecting Participants and granting Awards, the Plan Administrator shall take into consideration the contribution the Participant has made or may make to the success of the Company and such other factors as the Plan Administrator shall determine.

2.4
INTERPRETATION OF PLAN.    The Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder. The determination of the Plan Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its stockholders, and all persons having any interest in Awards that may be or have been granted pursuant to the Plan.

2.5
INDEMNIFICATION.    Each person who is or shall have been a member of the Plan Administrator or of the Board of Directors shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, provided that the Company approved such settlement (which approval shall not be unreasonably withheld), or paid in satisfaction of a judgment in any such action, suit or proceeding. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right of indemnification shall not apply to any person in his or her capacity as a Participant under the Plan. The Company shall also pay for or reimburse the reasonable expenses incurred by any such member in connection with any such claim, action, suit or proceeding as provided in the Company's Articles of Incorporation, Bylaws or an indemnification or other agreement.

2.6
COMPANY ACTION CONSTITUTING GRANT OF AWARDS.    Company action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

ARTICLE 3.
STOCK SUBJECT TO THE PLAN

3.1
PLAN LIMIT.    Subject to the provisions of Section 3.4, the aggregate number of shares of Common Stock that may be issued under Awards granted pursuant to the Plan shall not exceed 1,250,000 shares, inclusive of any shares available for grant under any Predecessor Plan on the Effective Date. Shares that may be issued under Awards may consist, in whole or in part, of authorized but unissued stock, treasury stock of the Company not reserved for any other purpose, or repurchased shares of Common Stock; provided, however, that no more than the aggregate maximum number of shares of Common Stock approved by the stockholders of the Company from time to time may be issued pursuant to Incentive Stock Options. Any shares available for grant under any Predecessor Plan on the Effective Date not subject to outstanding awards shall become available for issuance under the Plan; shares that cease to be subject to such awards after the Effective Date shall not be available for issuance under the Plan. The determination of shares of Common Stock available under this section shall be determined assuming that one share of Common Stock is reserved for each share of Common Stock subject to an outstanding Award.

3.2
INDIVIDUAL LIMIT.    During any single calendar year, subject to the provisions of Section 3.4, no Participant shall be eligible to be granted Awards exceeding twenty-five percent (25%) of the current share pool.

3.3
UNUSED STOCK.    Shares will be deemed to have been issued under the Plan only (a) to the extent actually issued and delivered pursuant to an Award, or (b) to the extent an Award is settled in cash. If any outstanding Award under the Plan expires or for any other reason ceases to be exercisable, is forfeited or repurchased by the Company, in whole or in part (other than upon exercise of an Option), the shares that were subject to such Award (and as to which the Award had not been exercised) shall continue to be available under the Plan or revert to the Plan to again be available for issuance under the Plan; provided, however, that subject to the provisions of Section 3.4, no more than the aggregate maximum number of shares of Common Stock approved by the stockholders of the Company from time to time may be issued pursuant to Incentive Stock Options. In addition, to the extent that an Award terminates, expires or lapses for any reason, the number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan will automatically be increased by one share for each one share subject to an Award that is subsequently terminated, expired, cancelled, forfeited or repurchased. Shares withheld for taxes or tendered for the payment of any exercise or purchase price shall not be available for future Awards under the Plan.

3.4
ADJUSTMENT FOR CHANGE IN OUTSTANDING SHARES.

(a)
In General.    If there is any change, increase or decrease, in the outstanding shares of Common Stock that is effected without receipt of additional consideration by the Company, by reason of a stock dividend, subdivision, reclassification, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances not involving the receipt of consideration by the Company (each a "Capitalization Event"), then in each such Capitalization Event, the Plan Administrator shall make an appropriate adjustment in the aggregate number and/or kind of shares of Common Stock available under the Plan, the number and/or kind of shares of Common Stock subject to each outstanding Award and the Option or Restricted Stock prices in order to prevent the dilution or enlargement of any Participant's rights. In the event of any adjustment in the number or kind of Common Stock covered by any Award, including those provided in subsection (b), at the discretion of the Plan Administrator, each such Award may cover only the number of full shares resulting from such adjustment. The Plan Administrator's determinations in making any adjustment shall be final and conclusive.

(b)
Adjustments for Certain Distributions of Property.    If the Company at any time distributes with respect to its Common Stock securities or other property (except cash or Common Stock), a proportionate part of those securities or other property shall be set aside and delivered to the Participant when and to the extent that the restrictions on Restricted Stock lapse. In no event shall payment be made later than two-and-one-half (2 1/2) months following the close of the year in which the restrictions on Restricted Stock lapse; however, in the event it becomes administratively impracticable to make the payment within two-and-one-half (2 1/2) months after the end of the year, payment shall be made as soon as possible, provided such payment complies with final regulations under Code Section 409A.

(c)
Exceptions to Adjustment.    Except as expressly provided herein, the issue by the Company of shares of Common Stock of any class, or securities convertible into or exchangeable for shares of Common Stock of any class, for cash or property or for labor or services, upon either sale of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into or exchangeable for shares of Common Stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to any Award granted under the Plan.

(d)
Special Acquisition Rule.    Subject to the provisions of Article 12, without affecting the number of shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Section 422 in the case of Incentive Stock Options.

ARTICLE 4.
GRANT OF AWARDS

4.1
ELIGIBILITY FOR AWARD.    Awards may be granted only to persons who, at the time of grant, are Employees or Directors. Directors who are not Employees of the Company shall be eligible to receive any Award, other than Incentive Stock Options, under the Plan. Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, shall not be eligible to receive any such grants during the period set forth in such election.

4.2
GRANT OF AWARDS.    The Plan Administrator may from time to time in its discretion grant Awards to one or more Employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of this article. Except with respect to Participants who, as determined by the Company, may be subject to Rule 16b-3 or Code Section 162(m), the Plan Administrator delegates to the Chief Executive Officer of the Company the right to make a cumulative grant of up to ten percent (10%) of the original Common Stock share pool authorized for issuance under the Plan on the Effective Date to a Participant and determine terms and conditions of Awards granted under the Plan. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, a Nonqualified Stock Option, Stock Appreciation Rights, a Restricted Stock Award, a Bonus Stock Award or other Award developed under the Plan or any combination thereof. No Award shall be enforceable under the Plan until the Participant provides the Company with a signed Award Agreement in the form specified by the Plan Administrator with respect to the Award to that Participant.

4.3
SECURITIES REGISTRATION.    Notwithstanding any other provision in the Plan, no Award shall be granted to any Employee or Director unless the Stock subject to such grant is registered or there is a federal and a state securities law exemption from registration applicable to such grant.

ARTICLE 5.
VESTING OF AWARDS

           An Award shall vest and/or become exercisable in whole or in part and at such times as determined in the applicable article with respect to the Award, or as otherwise specified by the Plan Administrator and set forth in the Award Agreement. The Plan Administrator in its discretion may provide that an Award will be vested or exercisable upon (a) the attainment of one or more performance goals or targets established by the Plan Administrator, which may be based on factors including, but not limited to, the price of a share of Common Stock, the Company's earnings per share, the Company's market share, the Company's sales, the earnings before or after interest, taxes, depreciation, and/or amortization of the Company; (b) the Participant's continued employment as an Employee with the Company or continued service as a Director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Plan Administrator in its sole discretion; or (d) a combination of any of the foregoing. Each Award may, in the discretion of the Plan Administrator, have different provisions with respect to vesting and/or exercise of the Award.

ARTICLE 6.
STOCK OPTIONS

6.1
GRANT OF OPTIONS.    The Plan Administrator may from time to time in its discretion determine which of the eligible Employees or Directors of the Company will receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares subject to such Options, and the dates on which such Options are to be granted.

6.2
OPTION AGREEMENT.    Each Option granted under the Plan shall be evidenced by a written Option Agreement setting forth the terms upon which the Option is granted. More than one Option, and any combination of Options and Restricted Stock Awards may be granted to an eligible person.

(a)
Type of Option.    Each Award Agreement shall designate the type of Options being granted (whether Incentive Stock Options or Nonqualified Stock Options), and shall state the number of shares of Common Stock, as designated by the Plan Administrator, to which that Option pertains.

  (b)
  Incentive Stock Option Limits.

  (1)
  No Employee may be granted Incentive Stock Options unless the Plan is approved by the stockholders of the Company within twelve (12) months before or after the Effective Date. Any Options issued without such approval shall be deemed to be Nonqualified Stock Options.

  (2)
  No Employee may be granted Incentive Stock Options to the extent that the aggregate Fair Market Value (determined as of the time each Option is granted) of the Common Stock with respect to which any such Options are exercisable for the first time during a calendar year (under all incentive stock option plans of the Company) would exceed $100,000. To the extent that this limit is exceeded, any Option grant shall be deemed to be Nonqualified Stock Options rather than Incentive Stock Options in accordance with Code Section 422.

  (3)
  No Incentive Stock Option shall be granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock (as determined in accordance with Code Section 424(d)) representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, unless the option price of such Incentive Stock Option is at least 110% of the Fair Market Value (determined as of the day the Incentive Stock Option is granted) of the stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable more than five (5) years from the date it is granted.

  (c)
  Option Price.    The Option price per share of Common Stock under each Option shall be determined by the Plan Administrator and stated in the Award Agreement. The Option price for Incentive Stock Options granted under the Plan shall not be less than 100% of the Fair Market Value (determined as of the day the Option is granted) of the shares subject to the Option. If the Option price for a Nonqualified Stock Option is less than Fair Market Value, the Award Agreement shall set forth such terms and conditions (such as restrictions on the time of exercise) as may be appropriate to satisfy Code Section 409A.

  (d)
  Duration of Options.    Each Option shall be of a duration as specified in the Award Agreement; provided, however, that the term of each Incentive Stock Option shall be no more than ten (10) years from the date on which the Option is granted and shall be subject to early termination as provided herein.

  (e)
  Vesting.    Unless otherwise stated in the Award Agreement, Options shall be subject to the following vesting schedule, which may be waived or accelerated by the Plan Administrator at any time:

Period of Participant's Continuous Service from the Grant Date	Cumulative Percentage of Award Vested
One year	25%
Two years	50%
Three years	75%
Four years	100%
  (f)
  Rights as Stockholder.    A Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by an Option until the date of the issuance of the stock certificate for such shares.

  (g)
  Other Terms and Conditions.    The Option Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate, including, without limitation, provisions that relate to the Participant's ability to exercise an Option in whole or in part to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Plan Administrator.

6.3
MANNER OF EXERCISE.    An Option or portion of an Option may be exercised by delivery of an irrevocable notice of exercise in such manner as determined by the Company, stating the number of shares of Common Stock to be purchased and shall be accompanied by (a) payment, in accordance with Section 6.4, of the purchase price of the shares to be purchased; plus (b) payment, in accordance with Section 6.4, of such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option. Except as provided in Section 6.4, the conditions of this Section 6.3 shall be satisfied at the time the Option or any part thereof is exercised, and no shares of Common Stock shall be issued or delivered until such conditions have been satisfied by the Participant.

6.4
PAYMENT OF OPTION PRICE.

(a)
In General.    Payment for shares and withholding taxes shall be in the form of either:

(1)
cash;

(2)
a certified or bank cashier's check to the order of the Company;

(3)
shares of the Common Stock, properly endorsed to the Company, in an amount the Fair Market Value of which on the date of receipt by the Company equals or exceeds the aggregate option price of the shares with respect to which the Option is being exercised, provided that such shares have been held by the Participant for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, unless otherwise permitted by the Plan Administrator;

(4)
authorization for the Company to retain from the total number of shares as to which the Option is exercised that number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price for the total number of shares as to which the Option is exercised;

(5)
any other form of legal consideration that may be acceptable to the Plan Administrator, including, without limitation, promissory notes payable to the Company; or

(6)
in any combination thereof;

  provided, however, that no payment may be made in shares of Common Stock under subsections (3), (4) or (6) unless the Plan Administrator has approved of payment in such form by such Participant with respect to the Option exercise in question.

(b)
Cashless Exercise.    Should the Common Stock be registered under Section 12 of the Exchange Act at the time an Option is exercised, and to the extent the option is exercised for vested shares, then payment may also be made through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable written instructions (1) to a brokerage firm designated by the Company to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes, and (2) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

  (c)
  Deferred Payment.    Upon the exercise of any Option, the Company, in its sole discretion, may permit the deferred payment of the purchase price on such terms and conditions as the Company shall specify.

6.5
REPRICING.    The Plan Administrator may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price) or perform any other action considered a "repricing" under requirements of the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board or other applicable securities market. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of an Option to lower its exercise price; (b) any other action that is treated as a "repricing" under generally accepted accounting principles; and (c) repurchasing for cash or canceling an Option at a time when its exercise price is greater than the Fair Market Value of the underlying stock in exchange for another Award (unless the cancellation and exchange occurs in connection with an event set forth in Section 3.4(a)). Any such action as described herein (or any other action that has the same effect as one of the actions described herein) would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

ARTICLE 7.
STOCK APPRECIATION RIGHTS

7.1
GRANT OF SARS.    The Plan Administrator may from time to time in its sole discretion determine which of the eligible Employees or Directors should receive SARs, the number of shares subject to such SARs, and the dates on which such SARs are to be granted.

7.2
STOCK APPRECIATION RIGHT AWARD AGREEMENT.    Each SAR Award granted under the Plan shall be evidenced by a written Stock Appreciation Right Award Agreement setting forth the terms upon which the SAR is granted. Each SAR Award Agreement shall state the number of shares of Common Stock, as designated by the Plan Administrator, to which that Award pertains; the exercise price, if any, per share subject to the SAR Award; and the restrictions applicable to each grant. More than one Award may be granted to an eligible person.

(a)
SAR Base Price.    The SAR price per share of Common Stock shall be determined by the Plan Administrator and shall not be less than 100% of the Fair Market Value (determined as the day the SAR is granted) of the Common Stock subject to the SAR, and shall be stated in the SAR Award Agreement. The base price of the Common Stock under a SAR may not be repriced as defined in Section 6.5.

(b)
Duration of SARs.    Each SAR shall be of a duration as specified in the SAR Award Agreement; provided, however, that the term of any SAR shall be no more than ten (10) years from the date on which the SAR is granted and shall be subject to early termination as provided herein.

  (c)
  Vesting.    Unless otherwise stated in the Award Agreement, SARs shall be subject to the following vesting schedule, which may be waived or accelerated by the Plan Administrator at any time:

Period of Participant's Continuous Service from the Grant Date	Cumulative Percentage of Award Vested
One year	25%
Two years	50%
Three years	75%
Four years	100%
  (d)
  Other Terms and Conditions.    The SAR Award Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate, including, without limitation, provisions that relate to the Participant's ability to exercise a SAR in whole or in part to the passage of time or the achievement of specific goals or the occurrence of certain events, as specified by the Plan Administrator.

7.3
RIGHTS AS STOCKHOLDER.    A Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by a SAR Award until the date of the issuance, if any, of the stock certificate for such shares.

7.4
FORFEITURE.    If the Participant fails to satisfy any applicable restrictions (including without limitation any vesting requirements), terms and conditions set forth in this Plan or in the SAR Award Agreement for any reason, any SARs held by such Participant and affected by such conditions shall be forfeited to the Company.

ARTICLE 8.
RESTRICTED STOCK AND BONUS STOCK

8.1
GRANT OF RESTRICTED STOCK.    The Plan Administrator may from time to time in its sole discretion determine which of the eligible Employees or Directors should receive grants of Restricted Stock, the number of shares with respect to which Restricted Stock are to be granted to each such eligible Employee and Director, the dates on which such Restricted Stock Awards are to be granted, and the restrictions applicable to each Restricted Stock Award grant.

8.2
RESTRICTED STOCK AWARD AGREEMENT.    Each Restricted Stock Award granted under the Plan shall be evidenced by a written Award Agreement setting forth the terms upon which the Award is granted. Each Award Agreement shall state the number of shares of Common Stock, as designated by the Plan Administrator, to which that Award pertains; the price, if any, to be paid by the Participant for the shares; and the restrictions applicable to each grant.

(a)
Issuance of Restricted Stock.    The right to receive Restricted Stock shall be conditioned upon the delivery by the Participant of (i) payment of the purchase price, if any, in full, by an electronic transfer of funds, such other form as may be acceptable under the administrative procedures established by the Company, or any other form of legal consideration that may be acceptable to the Plan Administrator; (ii) payment in similar form equal to such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the vesting of the Restricted Stock or the Participant's election under Code Section 83(b); (iii) certain investment representations, if requested by the Plan Administrator; and (iv) a copy of the executed Award Agreement in the form specified by the Plan Administrator with respect to the grant of Restricted Stock to that Participant.

  (b)
  Vesting.    Unless otherwise stated in the Restricted Stock Award Agreement, Restricted Stock shall be subject to the following vesting schedule, which may be waived or accelerated by the Plan Administrator at any time:

Period of Participant's Continuous Service from the Grant Date	Cumulative Percentage of Award Vested
One year	25%
Two years	50%
Three years	75%
Four years	100%

        Notwithstanding the foregoing, Restricted Stock granted under the Plan shall be subject to a minimum vesting period of one (1) year if such Award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of three (3) years if such Award is based on the Participant's continued employment as an Employee with the Company or continued service as a Director; provided, however, in the Plan Administrator's sole discretion, Restricted Stock Awards representing no more than ten percent (10%) of the aggregate number of shares of Common Stock that may be issued under the Plan may be granted without being subject to the aforementioned minimum vesting periods.

  (c)
  Stock Register or Certificates.    Shares representing the Restricted Stock shall be recorded in the stock register of the Company in the name of the Participant to whom such Restricted Stock shall have been granted. In the event the Company issues certificates, a stock certificate or certificates representing the Restricted Stock shall be registered in the name of the Participant to whom such Restricted Stock shall have been granted, and such certificates shall remain in the custody of the Company. The Participant shall deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Restricted Stock that shall be forfeited or otherwise not become vested in accordance with the Plan and the applicable Restricted Stock Award Agreement.

  (d)
  Restrictions and Rights.    Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Participant shall have the right to vote such Restricted Stock (to the extent of the voting rights of the subject shares of Common Stock, if any), to receive and retain all regular cash dividends and such other distributions, as the Board of Directors may, in its discretion, designate, pay or distribute on such Restricted Stock, and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Stock, except as set forth in this section. During the Restriction Period, the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the restrictions have lapsed, and a breach of the terms and conditions established by the Plan Administrator pursuant to the Restricted Stock Award Agreement will cause a forfeiture of the Restricted Stock. The Restricted Stock Award Agreement may contain such other provisions, which shall not be inconsistent with the Plan, as the Plan Administrator shall deem appropriate.

  (e)
  Forfeiture.    If the Participant fails to satisfy any applicable restrictions (including, without limitation, any vesting requirements), terms and conditions set forth in this Plan or in the Restricted Stock Award Agreement for any reason, any Restricted Stock held by such Participant and affected by such conditions shall be forfeited to the Company in return for such consideration as shall be specified in the Restricted Stock Award Agreement. The Company and its officers are authorized to reflect such forfeiture of Restricted Stock on the Company's stock ledger.

8.3
BONUS STOCK AWARDS.    Each Bonus Stock Award granted to a Participant will constitute a transfer of unrestricted Common Stock on such terms and conditions as the Plan Administrator shall determine. Bonus Stock Awards will be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for Common Stock issued in connection with a Bonus Stock Award will be determined by the Plan Administrator in its sole discretion.

ARTICLE 9.
OTHER AWARDS

           The Plan Administrator may from time to time in its sole discretion determine which of the eligible Employees or Directors of the Company should receive grants of Common Stock and/or other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, restricted stock units (RSUs), dividend equivalents, tandem or stand-alone stock appreciation rights, phantom stock and performance units. Such Awards may be issued alone or in conjunction with other Awards under the Plan. In addition, the Plan Administrator may, from time to time, in its sole discretion and consistent with applicable law that would prohibit the imposition of the constructive receipt of income under Code Section 451, afford a Participant the opportunity to convert the form of Award currently held by the Participant prior to the time such Participant would become vested in such Award (e.g., from a Restricted Stock Award to a restricted stock unit award). The Plan Administrator, in its sole discretion, may include in any Award any provisions necessary to avoid adverse tax consequences to the Participant under Code Section 409A.

ARTICLE 10.
NONTRANSFERABILITY

10.1
RESTRICTIONS ON TRANSFER.    Awards are not transferable by the Participant except as provided by this section.

(a)
Options and other Awards are not transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant.

(b)
Restricted Stock is not transferable by the Participant until all restrictions on such Restricted Stock shall have lapsed and all terms and conditions of the Award Agreement have been satisfied.

(c)
Notwithstanding the foregoing, an Award may be transferred by a Participant to the personal representatives, beneficiaries or estate of the Participant upon the Participant's death, whether transferred by will or intestacy; provided that the transferability of an Award under this Article 10 shall be limited, if necessary, to the extent transfer is permitted by the Exchange Act and any applicable state securities law. Any transfer of an Incentive Stock Option shall result in the conversion of the Option to a Nonqualified Stock Option. In addition, if and to the extent specified in an Award Agreement, an Award may be transferred by a Participant to (a) a trust, partnership or limited liability company established for the sole benefit of the Participant or any of the Participant's spouse, children or grandchildren; or (b) in connection with a divorce in a community property state. Any transfer of an Incentive Stock Option shall result in the conversion of the Option to a Nonqualified Stock Option.

10.2
CONSEQUENCES OF IMPROPER TRANSFER.    Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Awards contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Award, the Award shall immediately become null and void.

 ARTICLE 11.
TERMINATION OF CONTINUOUS SERVICE

11.1
TERMINATION OF CONTINUOUS SERVICE FOR OPTIONS AND SARS.    The term "Award" used in this section shall refer only to Options and SARs, subject to any limitations set forth in the Award Agreement, and provided that the notice of exercise is provided as required by the Plan prior to the expiration of the Award. Any vesting of any Award shall cease upon termination of the Participant's Continuous Service, and any Award shall be exercisable only to the extent that it was exercisable on the date of such termination of Continuous Service. Any Award not exercisable as of the date of termination, and any Award or portions thereof not exercised within the period specified herein, shall terminate.

(a)
Termination by Death.    The personal representatives of the Participant's estate or the person or persons who shall have acquired the Award from the Participant by bequest or inheritance shall be entitled to exercise the vested portion of an Award until the earlier of the date that is twelve (12) months after the date of the Participant's death or the expiration date of the Award.

(b)
Termination by Disability.    The Participant shall be entitled to exercise the vested portion of an Award until the earlier of the date that is six (6) months after the date of termination of Participant's Continuous Service due to Disability or the expiration date of the Award.

(c)
Termination Other than for Cause.    The Participant shall be entitled to exercise the vested portion of an Award until the earlier of the date that is three (3) months after the date of termination of Participant's Continuous Service other than for Cause or the expiration date of the Award.

(d)
Termination for Cause.    Notwithstanding anything herein to the contrary, and unless otherwise provided by the Award Agreement, all unexercised Awards granted to the Participant shall terminate immediately if the Participant is terminated for Cause.

(e)
Extension of Option Termination Date.    The Plan Administrator, in its sole discretion, may extend the termination date of an Award granted under the Plan without regard to the preceding provisions of this Section 11.1. Such extension may be made in the Award Agreement as originally executed or by amendment to the Award Agreement, either prior to or following termination of a Participant's Continuous Service; provided, that any extension of the termination date of an Incentive Stock Option beyond 90 days following the Participant's termination of Continuous Service shall disqualify the option from the special tax treatment accorded Incentive Stock Options. To avoid negative tax consequences to the Participant under Code Section 409A, the exercise period may only be extended to the earlier of (i) the latest date upon which the Option could have expired by its original terms, and (ii) the tenth (10th) anniversary of the original date of grant of the Option.

  The Plan Administrator shall have no power to extend the termination date of an Incentive Stock Option beyond the periods provided in this Section 11.1 prior to the termination of the Participant's Continuous Service or without the approval of the Participant, which may be granted or withheld in the Participant's sole discretion. Any extension of the termination date of an Incentive Stock Option may be deemed to be the grant of a new Option for purposes of the Code.

11.2
TERMINATION OF CONTINUOUS SERVICE FOR OTHER AWARDS.    In the event that a Participant terminates Continuous Service with the Company for any reason, including Disability of the Participant, any unvested Restricted Stock or Bonus Stock held by such Participant as of the date of such termination of Continuous Service shall be forfeited to the Company as of the date of termination of Continuous Service unless otherwise provided in the applicable Award Agreement or as permitted by the Plan Administrator.

 ARTICLE 12.
CHANGE IN CONTROL; REORGANIZATION

12.1
SUBSTITUTION OF AWARDS.    In the event of a Change in Control or Reorganization, the Company may require any surviving corporation or acquiring corporation to (1) assume any outstanding Award under the Plan; or (2) substitute similar stock awards on an equitable basis of appropriate stock of the Company, or of the surviving corporation or acquiring corporation, which will be issuable in respect of the Common Stock (including an award to acquire the same consideration paid to the stockholders in the Change in Control) for those Awards outstanding under the Plan.

12.2
ACCELERATION OF VESTING; TERMINATION.

(a)
In General.    In the event of a Change in Control or Reorganization, if any surviving corporation or acquiring corporation does not assume the outstanding Awards or substitute similar stock awards for those outstanding under the Plan as otherwise provided in this Article, then with respect to Awards held by Participants whose Continuous Service has not terminated, the Plan Administrator shall (1) have the authority, in its sole discretion, to accelerate the vesting of such Awards in whole or in part; and (2) upon written notice to all Participants holding Awards, provide that all unexercised Awards must be exercised within a specified number of days of the date of such notice or such Awards will terminate. In response to such a notice, a Participant may make an irrevocable election to exercise the Participant's Awards contingent upon and effective as of the effective date of the Change in Control or Reorganization. In lieu of the exercise under (2) above, the Plan Administrator may, in its sole discretion and without further action by the holders of Awards, otherwise provide for the cancellation, forfeiture or purchase of any Award in the Plan or agreement governing the Change in Control or Reorganization, such as by the exchange of any unexercised Awards for consideration similar to that received by stockholders of Stock of the Company in the Change in Control or Reorganization, less the exercise price required under such Awards. The Plan Administrator shall not be required to treat all Awards similarly in the transaction.

(b)
Payment Adjustments.    In the event that the acceleration of vesting provided for in paragraph (a) constitutes a "parachute payment" within the meaning of Code Section 280G and but for this paragraph (b) would be subject to the excise tax imposed by Code Section 4999, then the Participant's benefits under paragraph (a) shall be payable in accordance with this paragraph (b). The Participant's benefits under paragraph (a) shall be paid either in full, or in a lesser amount which would result in no portion of such benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, result in the receipt by the Participant on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Unless the Plan Administrator and the Participant otherwise agree in writing, any determination required under this paragraph (b) shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this paragraph (b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Plan Administrator and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph (b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph (b).

ARTICLE 13.
ISSUANCE OF SHARES

13.1
TRANSFER OF SHARES TO PARTICIPANT.    As soon as practicable after a Participant has given the Company written notice of exercise of an Award or has otherwise met the requirements of the applicable Award Agreement, the Company shall record in the stock register of the Company or register a certificate in such Participant's name for the number of shares of Common Stock payable and transferable to the Participant pursuant to the Award. Upon the Participant's written request, the Company shall deliver any such certificate to the Participant. In no event shall the Company be required to transfer fractional shares to the Participant, and in lieu thereof, the Company may pay an amount in cash equal to the Fair Market Value of such fractional shares on the date of exercise or vesting, as applicable. To the extent required by applicable state securities law, the Participant shall become entitled to receive financial statements of the Company at least annually.

13.2
COMPLIANCE WITH LAWS.    If the issuance or transfer of shares, or the removal of restrictions from shares of Common Stock previously delivered pursuant to the Plan, by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal, state or local laws or regulations, the Company may delay issuance or transfer of such shares to the Participant or removal of such restrictions until compliance with such laws can reasonably be obtained. Similarly, the Company will not be obligated to deliver shares of Common Stock pursuant to the Plan, or to remove any restrictions from shares of Common Stock previously delivered pursuant to the Plan, if the outstanding Common Stock is at the time of delivery listed on any stock exchange or established trading market until the shares to be delivered have been listed or authorized to be listed on such exchange or trading market upon official notice of issuance. In no event shall the Company be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares. If, after reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the lawful issuance and sale of shares upon exercise or vesting of an Option or Award under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares upon exercise or vesting of an Option or Award unless and until such authority is obtained.

13.3
PAPERLESS ADMINISTRATION.    Subject to applicable laws, the Plan Administrator may make Awards, provide applicable disclosure and establish procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

ARTICLE 14.
AMENDMENT AND TERMINATION

14.1
AMENDMENT OF THE PLAN.    The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an Award previously granted without the consent of an affected Participant, to the extent such rights are protected under contractual law. Unless the shareholders of the Company shall have given their approval, the Board may not amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan; (b) increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options; (c) change the class of individuals eligible to receive Awards under the Plan; or (d) amend or delete Section 6.5 of the Plan.

14.2
TERMINATION OF THE PLAN.    This Plan shall terminate as of the Termination Date, established as the date that is ten (10) years after the Effective Date of the Plan. The Board of Directors may at any time suspend or terminate the Plan. No such suspension or termination shall diminish or impair the rights under an Award previously granted without the consent of the Participant. Notwithstanding the foregoing, no Incentive Stock Options may be granted any time after ten (10) years after the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Code Section 422.

ARTICLE 15.
GENERAL PROVISIONS

15.1
TAX OBLIGATIONS.

(a)
Withholding.    To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the right to withhold from any compensation paid to the Participant by the Company or by its Parent or Subsidiary) or by a combination of such means: (i) tendering a cash payment; (ii) if and only if permitted by the Plan Administrator, authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting); (iii) if and only if permitted by the Plan Administrator, delivering to the Company owned and unencumbered shares of Common Stock; or (iv) if an only if permitted by the Plan Administrator, tendering any other form of legal payment, including a promissory note in favor of the Company.

(b)
Code Section 409A.    To the extent required to avoid penalties under Code Section 409A, the Plan Administrator intends any Award issued under the Plan to be exempt from or otherwise to comply in all respects with Code Section 409A and related regulations and intends to interpret and administer any Award issued under the Plan in accordance with Code Section 409A. Notwithstanding any provision to the contrary, all taxes associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne by the Participant.

(c)
Notice of Disqualifying Disposition of ISO Shares.    If a Participant or a Participant's beneficiary sells or otherwise disposes of any of the Common Stock acquired pursuant to the exercise of an Incentive Stock Option on or before the later of (i) the date two (2) years after the date of grant, or (ii) the date one (1) year after the date of exercise, the Participant (or beneficiary) shall immediately notify the Company in writing of such disposition and may be subject to income tax withholding by the Company on the compensation income.

15.2
NO EMPLOYMENT RIGHTS.    Nothing contained in this Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant's Continuous Service by the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Continuous Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Award.

15.3
PARTICIPANTS IN FOREIGN COUNTRIES.    The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

15.4
OTHER EMPLOYEE BENEFITS.    Unless so provided by the applicable plan, the amount of compensation deemed to be received by a Participant as a result of the exercise of an Award shall not constitute earnings with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or disability or other salary continuation plan.

15.5
CONFIDENTIALITY OF INFORMATION.    Except as required by applicable law, information regarding the grant of Awards under this Plan is confidential and may not be shared by the Participant with anyone other than the Participant's immediate family and personal financial advisor and other person(s) designated by Participant by power of attorney or assignment.

15.6
SEVERABILITY.    If any provision of this Plan is held by any court or governmental authority to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions. Instead, each provision held to be illegal or invalid shall, if possible, be construed and enforced in a manner that will give effect to the terms of such provision to the fullest extent possible while remaining legal and valid.

15.7
ELECTRONIC DELIVERY.    Any reference herein to a "written" agreement or document shall include any agreement or document delivered electronically or posted on the Company's intranet.

15.8
GOVERNING LAW AND VENUE.    This Plan, and all Awards granted under this Plan, shall be governed by and construed in accordance with the laws of the State of Colorado. Resolution of any disputes under the Plan or any Award under the Plan shall only be held in courts in Boulder County, Colorado.

15.9
USE OF PROCEEDS.    In no event shall any cash proceeds received by the Company from the sale of Common Stock under the Plan be used to purchase shares in the public market for issuance of Stock or Awards under the Plan.

15.10
RETENTION OF RIGHTS.    The existence of this Plan and any Award granted pursuant to the Plan shall not affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other change in the Company's capital structure or its business, or a merger or consolidation of the Company, or any issue of bonds, debentures, or preferred or preference stock ranking before or affecting the Common Stock, or the dissolution of the Company or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether similar or not.

[next page is execution page]

           Adopted as of the Effective Date as first set forth above.

NEW FRONTIER MEDIA, INC.
By:	/s/ MICHAEL WEINER
Title:	CEO
Date:	6/29/10

P  R  O  X  Y

NEW FRONTIER MEDIA, INC.

2010 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints each of Michael Weiner and Marc Callipari as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.0001 per share, of New Frontier Media, Inc. that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on Monday, August 23, 2010, at 9:00 a.m. (Mountain Daylight Time), at the Company's principal executive offices at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, and at any adjournment or postponement thereof, on the matters described in the accompanying proxy statement and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as indicated on the reverse side, and otherwise may vote in their discretion.

This proxy granted by this card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted "FOR" the election of all of the director nominees and "FOR" proposals 2 and 3. With respect to any other routine matters that may properly come before the annual meeting, the proxies may vote at their discretion. The board of directors currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable or unwilling to serve, this proxy will be voted for any other person or persons, if any, that the board of directors designates in such nominee's place.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.

1.
Election of the following director nominees to serve until the next annual meeting of shareholders and their successors are elected:

Nominees are: Michael Weiner, Melissa Hubbard, Alan Isaacman, David Nicholas, Hiram J. Woo, and Walter Timoshenko

FOR ALL NOMINEES LISTED ABOVE	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED ABOVE	FOR ALL NOMINEES EXCEPT: (WRITE THE NAME(S) OF THE EXCEPTIONS IN THE SPACES BELOW)

☐	☐

2.
Approval of the Company's 2010 Equity Incentive Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.
Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark here ☐ if your address has changed and provide
us with your new address in the space provided:

New Address:

Dated:	, 2010

Signature(s) of Shareholder(s)

Title

Please mark, date, and sign exactly as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

QuickLinks

YOUR VOTE IS IMPORTANT
GENERAL INFORMATION INFORMATION ABOUT PROXY SOLICITATION
INFORMATION ABOUT VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL TWO APPROVAL OF THE COMPANY'S 2010 EQUITY INCENTIVE PLAN
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
APPENDIX A
  EXECUTIVE OFFICERS OF THE REGISTRANT.
PART II.
  ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among New Frontier Media, Inc., The S&P SmallCap 600 Index And a Peer Group
  ITEM 6. SELECTED FINANCIAL DATA.
FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA (in thousands, except per share amounts)
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
  ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
  ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
  ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
  ITEM 9A. CONTROLS AND PROCEDURES.
  ITEM 9B. OTHER INFORMATION.
NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES TABLE OF CONTENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except par values)
NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (in thousands)
NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (in thousands, except per share amounts)
NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SUPPLEMENTAL INFORMATION
VALUATION AND QUALIFYING ACCOUNTS—SCHEDULE II
(in thousands)
APPENDIX B
NEW FRONTIER MEDIA, INC. 2010 EQUITY INCENTIVE PLAN

NEW FRONTIER MEDIA, INC. 2010 EQUITY INCENTIVE PLAN
INTRODUCTION
ARTICLE 1. DEFINITIONS
ARTICLE 2. ADMINISTRATION
ARTICLE 3. STOCK SUBJECT TO THE PLAN
ARTICLE 4. GRANT OF AWARDS
ARTICLE 5. VESTING OF AWARDS
ARTICLE 6. STOCK OPTIONS
ARTICLE 7. STOCK APPRECIATION RIGHTS
ARTICLE 8. RESTRICTED STOCK AND BONUS STOCK
ARTICLE 9. OTHER AWARDS
ARTICLE 10. NONTRANSFERABILITY
ARTICLE 11. TERMINATION OF CONTINUOUS SERVICE
ARTICLE 12. CHANGE IN CONTROL; REORGANIZATION
ARTICLE 13. ISSUANCE OF SHARES
ARTICLE 14. AMENDMENT AND TERMINATION
ARTICLE 15. GENERAL PROVISIONS
NEW FRONTIER MEDIA, INC. 2010 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS